AS FILED WITH THE SECURITIES AND EXCHANGE
COMMISSION ON MARCH ____, 1999.

REGISTRATION NO. ____-____

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
NATIONAL WINE & SPIRITS, INC.
-----------------------------
(Exact name of Registrant as
specified in its charter)

INDIANA                                 5182                                       35-2064429
-----------------------                 ----------------------------               -------------------
(State of Incorporation)                (Primary S.I.C. Code Number)               (I. R. S. Employer
                                                                                   Identification No.)

P.O. Box 1602
700 W. Morris Street
Indianapolis, Indiana 46206
(317) 636-6092
------------------------------------
(Address, including zip code,
and telephone number, including
area code, of registrant's principal
executive office)

James E. LaCrosse
Chairman, President and
Chief Executive Officer
P.O. Box 1602
700 W. Morris Street
Indianapolis, Indiana 46206
(317) 636-6092
-----------------------------------
(Name, address, including zip code,
and telephone number, including
area code, of agent of service)

Copies To:

Joseph E. DeGroff
Ice Miller Donadio & Ryan
One American Square, Box 82001
Indianapolis, Indiana 46282-0002
(312) 236-2100

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after the effective date of this Registration Statement.

         If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box: / /

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act Registration Statement number of the earlier effective registration statement for the same offering: / /

         If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective registration statement for the same offering: / /

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: / /

CALCULATION OF REGISTRATION FEE

                                                        Proposed Maximum   Proposed Maximum
                                                         Offering Price        Aggregate
 Title Of Each Class Of Securities     Amount To Be     Per Exchange Note   Offering Price    Amount of Registration
         To Be Registered               Registered                                                    Fee(1)
------------------------------------ ------------------ ------------------ ------------------ ------------------------
10 1/8 % Senior Exchange Notes due     $110,000,000           100%           $110,000,000             $30,580
2009
Guarantees(2)                               (3)                (3)                (3)                   (3)
------------------------------------ ------------------ ------------------ ------------------ ------------------------

(1) Fee calculated pursuant to Rule 457(f)(2) based on the par value of the 10.125% Series A Senior Exchange Notes of National Wine & Spirits, Inc. to be exchanged for the securities being registered.

(2)      Guarantees   of  the  Exchange   Notes  by  National   Wine  &  Spirits
         Corporation, NWS, Inc., NWS Michigan, Inc. and NWS-Illinois, LLC.

(3) No additional value is attributed to the Guarantees, which are inseparable from the Series B Exchange Notes. Pursuant to Rule 457(a), no registration fee is required with respect to the Guarantees.

         The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the company shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8 (a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8 (a), may determine.

CROSS REFERENCE SHEET
FORM S-4 ITEM                                                        LOCATION

A.       INFORMATION ABOUT THE TRANSACTION

Item 1:  Forepart of Registration Statement and Outside
         Front cover page of Prospectus                              Outside Front Cover Page

Item 2:  Inside Front and Outside Back Cover Pages of
         Prospectus                                                  Inside  Front  Cover Page and  Outside
                                                                     Back Cover Page

Item 3:  Risk Factors, Ratio of Earnings to Fixed Charges,
         And Other Information                                       Risk    Factors;     Selected    Combined
                                                                     Financial  and  Other  Data;   Prospectus
                                                                     Summary

Item 4:  Terms of the Transaction                                    Prospectus    Summary;    Certain    U.S.
                                                                     Federal   Income   Tax    Considerations,
                                                                     Description  of the Exchange  Notes;  The
                                                                     Exchange Offer

Item 5:  Pro Forma Financial Information                             Not Applicable

Item 6:  Material Contacts with the Company Being
         Acquired                                                    Not Applicable

Item 7:  Additional Information Required for Reoffering by
         Persons and Parties Deemed to be Underwriters               Not Applicable

Item 8:  Interests of Named Experts and Counsel                      Not Applicable

Item 9:  Disclosure of Commission Position on
         Indemnification for Securities Act Liabilities              Not Applicable

B.       INFORMATION ABOUT THE REGISTRANT

Item 10: Information With Respect to S-3 Registrants                 Not Applicable

Item 11: Incorporation of Certain Information by
         Reference                                                   Not Applicable

Item 12: Information With Respect to S-2 or S-3
         Registrants                                                 Not Applicable

Item 13: Incorporation of Certain Information by
         Reference                                                   Not  Applicable

Item 14: Information With Respect to Registrants Other than
         S-3 or S-2 Registrants                                      Business;      Combined      Financial
                                                                     Statements;      Selected     Combined
                                                                     Financial and Other Data; Management's
                                                                     Discussion  and Analysis of  Financial
                                                                     Condition  and  Results of  Operations
                                                                     and     Valuation    and    Qualifying
                                                                     Accounts Schedule

C.       INFORMATION ABOUT THE COMPANY BEING ACQUIRED

Item 15: Information with Respect to S-3 Companies                   Not Applicable

Item 16: Information with Respect to S-2 or S-3
         Companies                                                   Not Applicable

Item 17: Information With Respect to Companies Other Than
         S-3 or S-2 Companies                                        Not Applicable

D.       VOTING AND MANAGEMENT INFORMATION

Item 18: Information if Proxies, Consents or authorizations
         Are to be Solicited                                         Not Applicable

Item 19: Information if Proxies, Consents or Authorizations
         are not to be Solicited or in an Exchange Offer             Management;    Principal    Stockholders;
                                                                     Certain Transactions

Subject to Completion Dated March ___, 1999

PROSPECTUS
___________, 1999

[NWS LOGO]

NATIONAL WINE & SPIRITS, INC.

Exchange Offer for

$110,000,000
10 1/8 % Senior Notes
Due 2009

Terms of the Exchange Offer

          - Outstanding 10 1/8% Senior Notes due 2009 will be exchanged for 10 1/8% Senior Exchange Notes due 2009.

          - Expires 5:00 p.m. New York City time, __________, 1999, unless extended.

          - All Outstanding Notes that are validly tendered and not validly withdrawn will be exchanged.

          - Tenders of the Outstanding Notes may be withdrawn any time prior to the expiration of the Exchange Offer.

          - Not subject to any condition, other than that the Exchange Offer does not violate applicable law or any applicable interpretation of the staff of the Securities and Exchange Commission.

          -    The  Company  will not  receive any  proceeds  from the  Exchange
               Offer.

          - The exchange of notes will not be a taxable exchange for U.S. federal income tax purposes.

          - The Exchange Notes are unsecured but are guaranteed by the Company's principal subsidiaries.

          - The terms of the Exchange Notes and the Outstanding Notes are substantially identical, except for certain transfer restrictions and registration rights relating to the Outstanding Notes.

          - There is no existing market for the Exchange Notes, and the Company does not intend to apply for their listing on any securities exchange.


This investment  involves risk. See the Risk Factors  section  beginning on page
16.

Neither the Securities and Exchange Commission nor any state securities commission have approved or disapproved of the notes or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

[INSIDE COVER PAGE]


DISCLOSURE REGARDING FORWARD-LOOKING INFORMATION

         This Prospectus includes "forward looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act including, in particular, the statements about the Company's plans, strategies, and prospects under the heading "Prospectus Summary," "Management's Discussion and Analysis of Financial Conditions and Results of Operations," and "Business." Although we believe that our plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, we can give no assurances that such plans, intentions or expectations will be achieved. Important factors that could cause actual results to differ materially from the forward looking statements we make in this Prospectus are set forth below and elsewhere in this Prospectus. All forward-looking statements attributable to the Company or persons acting on our behalf are expressly qualified in their entirety by the following cautionary statements.



























         This   Prospectus   incorporates   important   business  and  financial
information about the Company that is not included or delivered with this Prospectus. This information is available to you without change upon written or oral request. Please contact the Company at P.O. Box 1602, Indianapolis, Indiana 46206, attention J. Smoke Wallin (317) 636-6092. To obtain timely delivery, please request the information no later than five business days in advance of any investment decision.

PROSPECTUS SUMMARY

         The following summary highlights selected information from this Prospectus and may not contain all of the information that is important to you. This Prospectus includes the terms of the notes we are offering, as well as information regarding our business and detailed financial data. We encourage you to read this Prospectus in its entirety. References in this Prospectus to "we," "us," "our" or the "Company" refer to the combined business of National Wine & Spirits, Inc. ("NWS") and its subsidiaries. References in this Prospectus to the "Initial Offering" refer to our private placement of $110.0 million of 10 1/8% Senior Notes due 2009. The term "NWS-Indiana" refers to National Wine & Spirits Corporation. The term "NWS-Illinois" refers to NWS, Inc. The term "NWS-Michigan" refers to NWS Michigan, Inc. The term "NWS-LLC" refers to NWS-Illinois, LLC. The term "you" refers to prospective investors in the Exchange Notes. The term "Securities Act" refers to the Securities Act of 1933, as amended.

The Company

         Our Company is one of the largest distributors of wine and spirits in the United States. We are the largest spirits distributor in Indiana (54% market share) and Michigan (59% market share) and one of the largest in Illinois (32% market share). Our markets include Chicago and Detroit, which are the largest and the sixth largest United States metropolitan markets for spirits, respectively.

The Exchange Offer

         In January, 1999 we offered and sold $110.0 million of 10 1/8% Senior Notes due 2009. The Outstanding Notes are, and the Exchange Notes will be, guaranteed by our principal subsidiaries.

         The subsidiary guarantors and the Company have entered into a Registration Rights Agreement with the initial purchasers of the Outstanding Notes. Under the Registration Rights Agreement, we must, among other things, complete the Exchange Offer no later than July 25, 1999. If the Exchange Offer does not take place by July 25, 1999, we must pay liquidated damages to the holders of the Outstanding Notes until the Exchange Offer is completed. You may exchange your Outstanding Notes for Exchange Notes with substantially the same terms in this Exchange Offer. You should read the discussion under the heading "Summary of Terms of the Exchange Notes" and "Description of the Exchange Notes" for further information regarding the Exchange Notes.

Company Overview

         Our Products. We are the exclusive distributor in two or more of our markets for many of the world's leading suppliers of brand name spirits, including Diageo-UDV, Fortune Brands and Seagram, featuring brands such as Absolut, Chivas Regal, Crown Royal, DeKuyper, Jim Beam, Jose Cuervo and Smirnoff. We are also the exclusive distributor in Indiana and Illinois for many of the world's leading wineries, including Banfi Vintners, Canandaigua, Seagram and Sebastiani.

         Distribution to our Customers. We operate 12 strategically located distribution facilities and a fleet of approximately 350 delivery vehicles to provide overnight or second-day delivery to over 36,000 retail locations, including package liquor stores, drug and grocery stores, mass merchandisers, hotels and restaurants and bars. Our customers include both local and regional businesses as well as national chains such as American Stores (Osco), Walgreens, CVS, Sam's Club, Meijer, Chili's, Ruby Tuesday, T.G.I. Friday's and Hyatt.

         Financial Performance. From 1994 to 1998, our total revenue increased from $396.4 million to $521.4 million, representing a compound annual growth rate of 7.1%. Our EBITDA (income from operations plus depreciation and amortization) increased from $6.6 million to $17.7 million, representing a compound annual growth rate of 28.0%. We have improved our performance by:

-        successfully integrating several strategic acquisitions since 1992;
-        actively developing new geographic market areas;
-        pursuing new supplier and brand relationships;
- implementing advanced product handling technology and proprietary information systems; and
-        providing high levels of supplier and customer service.

         Regulatory Overview. Suppliers of alcohol-based beverages are generally prohibited by law from selling their products directly to retail outlets or consumers. This regulatory framework requires suppliers to use distributors to distribute their products to their end customers. In addition, this regulatory framework effectively insulates distributors such as our Company from vertical competition from suppliers or retail customers. In certain states, including Michigan, state law has historically mandated the state to act as the exclusive wholesale distributor and/or retailer of alcohol-based beverages ("control states"). In 1996, Michigan became the first control state to privatize certain aspects of the wholesale distribution of spirits, and we have become the leading distributor of spirits in that state.

Competitive Strengths

         Market Leadership. As previously mentioned, we are the largest distributor of spirits in Indiana and Michigan and one of the largest in Illinois. Our market leadership is largely due to our strong relationships with both suppliers and customers. These strong relationships provide us with numerous advantages over smaller distributors, including significant economies of scale and increased purchasing power. Our Company maintains and seeks to enhance its market leadership by providing high levels of service to suppliers and customers and through investments in technology and information systems.

         Strong Supplier Relationships. We believe that our success is due in part to our long-standing relationships with major wine and spirits suppliers, many of which extend back more than 20 years. The confidence shown by our suppliers supports this belief. For example, in 1997 each of our three largest suppliers (Seagram, Fortune Brands and Diageo-UDV) selected our Company over numerous competitors to be its exclusive distributor of spirits in Michigan. In Indiana and Michigan, we are the exclusive distributor of seven out of the top ten brands of spirits sold in the United States, including Absolut, Jim Beam, Jose Cuervo, Popov, Seagram's Gin, Seagram's 7 Crown and Smirnoff. In Illinois, we are the exclusive distributor of four out of the top ten U.S. brands. We also represent a significant share of each of our major suppliers' total United States business. In 1997, we distributed approximately 16% of all cases of spirits sold in the United States by Seagram, and approximately 11% of all cases of spirits sold by Fortune Brands.

         Stable Industry and Diversified Customer Base. Total revenues in the wine and spirits industry have increased steadily over the past 25 years. Our Company offers products to over 36,000 retail locations and no single customer or chain represented more than 6.3% of our 1998 total revenue. Moreover, the regulatory framework established by federal and state law, which generally prohibits vertical integration by suppliers and retailers, improves the stability our industry. We believe that the nature of the wine and spirits distribution industry and our diverse customer base provides us with increased stability and predictability of cash flow relative to distributors in many other industries.

         Customer Service Focus. Our commitment to highly effective customer service has also been a major factor in our success. Management emphasizes on-time delivery (next or second day), product availability, the ability to accept last-minute orders and special orders for low volume or unusual items, and reliability on a long-term basis. We provide numerous value-added services to our customers, including category management, customized advertising and point-of-sale materials, customized packaging and on-line electronic ordering. Our management believes that highly effective customer service strengthens customer relationships which improves product positioning and sell-through to the consumer.

          Advanced Infrastructure, Distribution Network and Information Systems. Our Company maintains an extensive distribution network consisting of master warehouses, hyper-terminals and cross-docking facilities strategically located across Indiana, Illinois and Michigan. Our distribution system generates significant operating leverage by enabling us to deliver hundreds of suppliers' products from each master warehouse and optimize delivery routes by maximizing the density of customer locations served from each facility. In addition, over the past five years, we have made significant investments to improve our logistics, sales and marketing operations, including approximately $32.1 million in material handling systems and $7.9 million in information systems. We also recently implemented supplier and customer ordering via electronic data interchange ("EDI") and on-line reporting systems used by certain suppliers to track sales. In addition to enhancing supplier and customer relationships, these new systems have improved our efficiency and enabled us to remain a low cost provider.

         Experienced Management Team. We are led by an experienced management team. Our top seven senior executives average over 23 years of alcohol-based beverage industry experience and 12 years with the Company. In addition, our senior management team has successfully integrated six acquisitions since 1992. Management's experience and expertise have enabled us to establish and maintain long-term relationships with both suppliers and customers and take advantage of consolidation and privatization opportunities.

Operating Strategy

         Continue to Maximize Operating Leverage. As the largest or one of the largest wine and spirits distributors in each of our markets, we continuously seek to minimize our operating costs by leveraging resources in the areas of warehousing, transportation, general and administrative functions and information systems to create economies of scale. The fixed nature of many of these costs enables us to generate a higher level of profitability on incremental increases in volume and price. In addition, our facilities in Illinois and Michigan have additional capacity, which positions us to take advantage of future expansion opportunities in these markets with relatively low capital expenditures.

         Growth Through Addition of New Brands. Long-term relationships are critical to maintaining supplier and brand continuity with distributors. Although brand movements among distributors are relatively rare as the result of these relationships, consolidation of distributors or suppliers can affect existing relationships and present us with opportunities to add brands affected by the consolidation. For example, we believe that Diageo-UDV may eventually consolidate its brands with a single distributor in Illinois. If this were to happen, we may have opportunities to acquire additional brands from other suppliers adversely affected by the consolidation, or otherwise gain increased market share. Management believes that if these or similar opportunities arise, our strong regional presence and established supplier and customer relationships give us a competitive advantage in winning additional brand representation.

         Selectively Pursue Strategic Acquisitions and Joint Ventures. We plan to continue to strengthen our competitive position by selectively acquiring other distributors and entering into strategic joint ventures both in our current markets and in contiguous markets. These strategic opportunities may arise for several reasons. First, suppliers sometimes encourage the consolidation of distributors in order to reduce costs and improve efficiency. Second, most distributors are family businesses, and acquisition opportunities can develop as owners approach retirement age without a definite succession plan. Third, many distributors lack the resources and supplier support to meet the demands of large suppliers, including expanding outside of their brand lines or geographic markets. We believe that our reputation with suppliers and customers, as well as our financial position, market share and established infrastructure, make us an attractive buyer of, or strategic partner for, other distributors.

         Continue to Invest in Logistics Technology and Information Systems. The wine and spirits distribution industry is a relatively mature industry which is not extensively automated. Many of our competitors continue to rely primarily on manual processes and limited technology. We plan to expand on our recent investments in sales and logistics technology and sales and marketing information systems to further reduce costs and improve service to our customers and suppliers.

         Capitalize on Further Privatizations. Our established reputation and relationships with our major suppliers enabled us to become the leading spirits distributor in Michigan, the first control state to privatize certain aspects of its wholesale spirits distribution business. We believe that other control states may choose to privatize all or part of their wholesale distribution business, which may allow us to expand our geographic markets without acquiring or merging with existing distributors. If any privatization opportunities arise, particularly in the central United States, we plan to selectively pursue opportunities by leveraging our experience in Michigan, our strong relationships with suppliers and our distribution expertise.

     Our headquarters are located at 700 West Morris Street, Indianapolis, Indiana 46225, telephone number (317) 636-6092.

Recent Developments

         Company Reorganization. Historically, our operations in Indiana, Illinois and Michigan were conducted through NWS-Indiana, NWS-Illinois and NWS-Michigan respectively. Prior to the Reorganization, James E. LaCrosse (or a trust for the benefit of his family) and Norma M. Johnston owned substantially all of the common stock of NWS-Indiana. Mr. LaCrosse and Mrs. Johnston, together with Martin H. Bart, also owned all of the common stock of NWS-Illinois. NWS-Indiana owned all of the common stock of NW-Michigan. In December, 1998, Mr. LaCrosse (or a trust for the benefit of his family) and Mrs. Johnston exchanged all of their shares of capital stock in NWS-Indiana and NWS-Illinois for shares of a newly formed holding company (NWS). In addition, NWS-Indiana distributed all of its shares in NWS-Michigan to NWS. Finally, substantially all of the Company's Illinois operations were transferred to a newly formed limited liability company, NWS-LLC. The net result of these transactions is that NWS-Indiana, NWS-Illinois and NWS-Michigan each became a wholly-owned subsidiary of NWS. U.S. Beverage, a specialty and craft beer distribution business, will remain a 50% subsidiary of NWS-Illinois. These transactions are referred to as the "Reorganization" in this Prospectus. You should read the discussion under the heading "Reorganization of the Company" for more information regarding our corporate restructuring.

         The primary purpose of the Reorganization was to establish a holding company structure for us and our affiliated companies. This allows for the financial results of NWS-Indiana, NWS-Illinois and NWS-Michigan to be reported on a consolidated basis, with Mr. Bart's non-voting minority interest in NWS-LLC reflected as a minority interest in the consolidated financial statements of NWS. NWS-Indiana, NWS-Illinois, NWS-Michigan, and NWS-LLC are all guarantors of the Exchange Notes.

         Indiana Price Increase. We announced an average $3.65 per case across-the-board price increase on all spirits in Indiana effective January 1, 1999 for the products of most suppliers, and February 1, 1999 for the balance of spirits suppliers. Our single spirits competitor in Indiana, Olinger Distributing, followed by announcing its own set of across-the-board price increases. The last across-the-board price increase we announced was in 1995 and was effective. Although we can give you no assurance, we believe this price increase will also be effective in the marketplace. If and to the extent the increase is effective, we believe that it will have a positive effect on the financial performance of our Indiana operation. We sold approximately 1.5 million cases of spirits in Indiana in 1998. Assuming constant volume, we believe that the across-the-board price increase would have generated an estimated $5.5 million of additional revenues in 1998, a significant portion of which would represent an improvement in gross margin. Management believes that there will be no material incremental operating expenses associated with these revenues.

         Illinois Franchise Law. In December, 1998 legislation was introduced into the Illinois general assembly which, if adopted, would limit the ability of suppliers to terminate distributors and transfer their product lines to new distributors. Other states have adopted similar franchise legislation which has generally resulted in price stabilization. We can give you no assurance that the legislation will become law.

         Kentucky Distributorship. In December, 1998, we formed a new Kentucky distributorship, Commonwealth Wine & Spirits, LLC, in partnership with two existing Kentucky-based distributors, The Vertner Smith Company and Kentucky Wine & Spirits. We will invest $7.5 million ($4.5 million in cash and a $3.0 million cash franchise fee), in exchange for 25% of the new company. Vertner and Kentucky W&S equally own the remaining 75%. At December 31, 1998, we had invested $6.0 million in this new venture. We believe that Commonwealth Wine & Spirits, Inc. is the largest distributor of wine and spirits in Kentucky. Although we can give you no assurance, we do not presently anticipate any further capital requirements related to this investment.

         Brand Representation. We have recently obtained additional brands in Illinois and Michigan. In March, 1998, Sebastiani named us as its exclusive distributor in Illinois. In 1997, Sebastiani reported total wine sales in Illinois of 250,000 cases. In June, 1998, McCormick Distilling appointed us as its exclusive distributor for Grand Macnish Scotch whiskey. In July, 1998, Austin Nichols Company appointed us as its exclusive distributor in Michigan. Austin Nichols supplies Royal Canadian and Jameson Irish whiskey, among other brands, in Michigan. Grand Macnish and Austin Nichols had combined sales of approximately 130,000 cases of spirits in 1997 in Michigan. In December, 1998, we were also named the exclusive distributor by Laird & Co. in Michigan. During 1997, Laird sold approximately 200,000 cases of spirits in Michigan.

         As of November, 1998, we no longer distribute J&B Scotch in Michigan. The brand realignment was the result of certain required divestitures by suppliers related to the formation of Diageo.

         In March, 1999, one of our suppliers, Diageo-UDV, announced the sale of several non-core brands, including certain brands we currently distribute such as Black Velvet Whiskey, Christian Brothers Brandy and Arrow Cordials. We do not expect that Diageo's sale of these brands will have a material effect on our Company.

         U.S. Beverage. In September, 1998, U.S. Beverage, a 50% subsidiary of NWS-Illinois, entered into a 15-year agreement with Bass, PLC granting U.S. Beverage the exclusive U.S. distribution rights for Hooper's Hooch flavored malt beverage. We believe that our Company has the potential for a significant increase in case sales in 1999 over the sales levels achieved by Bass and that the Hooper's Hooch business should provide U.S. Beverage with the critical mass to support its nationwide sales and marketing force.

Risk Factors

         See the section entitled "Risk Factors" beginning on page 16 for a discussion of certain factors that you should consider in connection with your investment in the Exchange Notes.

Summary of the Exchange Offer
Registration Rights Agreement               We  sold  the  Outstanding  Notes  in  January,  1999  to  the  initial purchasers  -  Donaldson  Lufkin  &  Jenrette  Securities  Corporation,
                                            Bear,  Stearns & Co. Inc. and First Chicago Capital  Markets,  Inc. The
                                            initial  purchasers  then sold the Outstanding  Notes to  institutional investors.  Simultaneously  with the  initial  sale of the  Outstanding
                                            Notes, we entered into a Registration  Rights  Agreement which provides for the Exchange Offer.

                                            You may exchange your  Outstanding Notes for Exchange Notes, which have substantially  identical  terms.  After the Exchange Offer is over, you will  not  be entitled to  any  exchange  or  registration  rights with respect to your Outstanding Notes.

The Exchange Offer                          We are offering to exchange  $110.0 million total  principal  amount of
                                            10 1/8%  Senior  Exchange  Notes due 2009 of the  Company,  which  have
                                            been   registered   under  the   Securities   Act,  for  your  10  1/8%
                                            Outstanding  Senior Notes due 2009 sold in the January,  1999 offering.
                                            To exchange your  Outstanding  Notes,  you must  properly  tender them, and we must accept them.  We will exchange all  Outstanding  Notes that you  validly  tender  and  do  not  validly  withdraw.  We  will  issue registered Exchange Notes at the end of the Exchange Offer.

Resales                                     We  believe  that  you can  offer  for  resale,  resell  and  otherwise transfer the Exchange  Notes without  complying  with the  registration and prospectus delivery requirements of the Securities Act if:

                                            -  you acquire  the  Exchange  Notes  in  the  ordinary  course of your business;

                                            -  you are not  participating,  do not intend to participate,  and have no arrangement or understanding  with any person to  participate, in the  distribution of the Exchange Notes; and

                                            -  you are not an "affiliate" of ours, as defined  in  Rule  405 of the
                                               Securities Act.

                                            If any of  these  conditions  is not satisfied   and  you  transfer any
                                            Exchange  Note  without  delivering  a  proper  prospectus  or  without
                                            qualifying  for   a   registration exemption,  you may incur  liability
                                            under the Securities  Act.  We  do  not assume or indemnify you against such liability.

                                            Each  broker-dealer  acquiring  Exchange  Notes  for its own account in exchange for Outstanding Notes, which it acquired through market-making or other trading  activities, must acknowledge that it will  deliver  a proper  prospectus  when  any Exchange Notes are transferred. A broker-
                                            dealer may use this  Prospectus  for  an  offer  to resell, a resale or other retransfer of the Exchange Notes.

Expiration Date                             The   Exchange  Offer  expires  at  5:00  p.m.,  New York Central time,
                                            ______________, 1999, unless we extend the expiration date.

Conditions to the Exchange Offer            The Exchange  Offer is subject to customary  conditions,  some of which we may waive.

Procedures for Tendering Outstanding
     Exchange Notes                         National  Wine &  Spirits, Inc.  issued the Outstanding Notes as global securities.  When the  Outstanding  Notes  were  issued,  we  deposited them with  Norwest  Bank  Minnesota,  N.A.  as  book-entry  depositary
                                            Norwest  Bank  issued a  certificateless  depositary  interest  in each
                                            note,  which   represents  a  100%   interest  in  the  notes,  to  The
                                            Depository  Trust Company  ("DTC").        Beneficial   interest in the
                                            Outstanding  Notes,  which are held by direct or indirect  participants in DTC through the certificateless  depositary  interest,  are shown on records maintained in book-entry form by DTC

                                            You  may  tender  your Outstanding Notes through book-entry transfer in accordance with DTC's  Automated Tender Offer Program.  To  tender your
                                            Outstanding  Notes by a means other than book-entry transfer,  a Letter
                                            of Transmittal  must  be   completed   and   signed  according  to  the
                                            instructions contained in the letter. The Letter of Transmittal and any other documents required by the Letter of Transmittal must be delivered to the Exchange Agent by mail, facsimile, hand delivery or overnight carrier .

                                            In  addition,  you must  deliver the Outstanding  Notes to the Exchange
                                            Agent or comply with the procedures for guaranteed delivery. You should review  "The  Exchange -- Offer Procedures  for  Tendering  Outstanding
                                            Notes" for more information.

Special Procedures for Beneficial
     Owners                                 If you are a beneficial owner  whose  Outstanding  Notes are registered in the name of a broker,  dealer,  commercial  bank,  trust  company or other  nominee  and  wish  to  tender  your  Outstanding  Notes  in the
                                            Exchange  Offer,  please  contact  the  registered  holder  as  soon as possible  and  instruct it to tender on your behalf and comply with our instructions set forth elsewhere in this Prospectus.

Withdrawal Rights                           You  may  withdraw  the  tender  of your Outstanding  Notes at any time before 5:00 p.m. New York City time on ________, 1999, unless we extend the date.

Appraisal or Dissenters' Rights             Holders of  Outstanding  Notes do not have any appraisal or dissenters'
                                            rights in the  Exchange  Offer.  If you do not tender your  Outstanding
                                            Notes or the Company  rejects your tender,  you will not be entitled to
                                            any  further  registration  rights  under    the   Registration  Rights
                                            Agreement,  except under  limited  circumstances.  However,  your notes
                                            will  remain  outstanding  and  entitled  to   the   benefits  of   the
                                            Indenture.  You should  read the  discussion  under the  heading  "Risk
                                            Factors -  Consequences  of a Failure to  Exchange  Outstanding  Notes"
                                            for further information.

Federal Income Tax Considerations           The exchange  of  notes  is not  a  taxable  exchange for United States federal  income tax  purposes.  You will not recognize any taxable gain or loss  or any  interest  income  as a  result  of the  exchange.  For additional  information  regarding  federal income tax  considerations, you  should  read the  discussion  under the  heading  "Certain  United
                                            States Federal Income Tax Consequences."

Use of Proceeds                             We will not  receive any  proceeds  from  the  issuance of the Exchange
                                            Notes, and we will pay the expenses of the Exchange Offer.

Exchange Agent                              Norwest  Bank Minnesota,  N.A. is  serving as the Exchange Agent in the
                                            Exchange  Offer.  The  Exchange  Agent's  address,  and  telephone  and facsimile  numbers  are  listed  in  the  section  of  this  Prospectus entitled  "The  Exchange  Offer - Exchange  Agent" and in the Letter of
                                            Transmittal

          You should consider carefully the information set forth under the caption "Risk Factors" beginning on page 16 and all other information set forth in this Prospectus before deciding whether to participate in the Exchange Offer.

Summary of Terms of the Exchange Notes

         The form and terms of the Exchange Notes are the same as the form and terms of the Outstanding Notes, except that the Exchange Notes will be registered under the Securities Act. As a result, the Exchange Notes will not bear legends restricting their transfer and will not contain the registration rights and liquidated damage provisions contained in the Outstanding Notes. The Exchange Notes represent the same debt as the Outstanding Notes. Both the Outstanding Notes and the Exchange Notes are governed by the same Indenture.

Total Amount of Exchange Notes
Offered.................  $110,000,000 aggregate  principal amount  of 10 1/8%
                          Senior  Exchange Notes due 2009.

Maturity Date...........  January 15, 2009.

Interest Rate...........  10 1/8 % per year

Interest Payment Dates..  January 15 and July 15, beginning on July 15, 1999

Ranking.................  The Exchange Notes and the subsidiary guarantees:

                          - are unsecured obligations of the Company;

                          - rank  senior  in right of  payment  to all
                            subordinated  indebtedness  of the Company;

                          - rank  equally  in right of payment with all
                            existing  and  future unsubordinated
                            indebtedness;  and

                          - rank  junior in right of  payment  with all
                            existing and future secured indebtedness.

Optional Redemption.....  On or  after  January  15,  2004,  we  may  redeem some  or all of the Exchange  Notes  at any time at
                          the  redemption  prices  listed  in the section
                          "Description of the Exchange Notes--Optional
                          Redemption."

                          Before  January  15,  2002,  we  may redeem up to
                          33 1/3% of the total initial amount of the Exchange
                          Notes with the proceeds of certain  public offerings
                          of equity in our Company, at the prices  listed in
                          the section "Description  of the Exchange Notes"
                          under    the    heading    "Optional  Redemption."

Guarantees..............  Certain  of  our  wholly  owned   direct  and indirect
                          subsidiaries unconditionally  guaranteed  the Exchange
                          Notes on a senior  unsecured basis.  If we cannot make
                          payments  on the Exchange Notes when they are due, the
                          guarantor subsidiaries must make them instead.

Change of Control.......  Upon a change of control of the Company, you will have the right to require  us to  repurchase  the  Exchange
                          Notes  at a  purchase  price equal  to  101% of  their
                          total principal amount on the date  of purchase,  plus
                          accrued and unpaid  interest to the date of repurchase.
                          For  more  information,  please review  "Description of
                          the  Exchange Notes -- Certain Covenants."

Certain Covenants.......  We will issue the Exchange Notes under an indenture with Norwest Bank Minnesota,  N.A. The indenture will,
                          among other things,  restrict ourability and the
                          ability of our subsidiaries to:

                            -        borrow additional money;
                            -        pay dividends or make certain other restricted payments or investments;
                            -        create liens;
                            -        sell certain assets;
                            -        enter into transactions with affiliates;
                            -        merge or consolidate with any other person;
                            -        sell all or substantially  all of our assets;  and
                            -        engage in certain lines of business.

                          These    covenants   are   subject   to   important   exceptions   and
                          qualifications.  See   "Description  of  the Exchange Notes -- Certain
                          Covenants."

Form and Denomination..  The  Exchange  Notes  will  be  represented  by one or  more  permanent
                         global   securities  in  bearer  form   deposited   with  Norwest  Bank
                         Minnesota,  N.A.,  as  book-entry  depositary,  for the benefit of DTC.
                         You will not receive  Exchange  Notes in registered  form unless one of the events set forth under the  heading  "Description  of the  Exchange
                         Notes -  Book-Entry;  Delivery and Form"  occurs.  Instead,  beneficial interests  in the  Exchange  Notes will be shown on, and  transfers  of these  interests will be effected only through,  records  maintained in book-entry form by DTC with respect to its participants.


Use of Proceeds......... The Company will not receive any cash proceeds in the Exchange Offer.

Absence of a Public
Market for the Exchange
Notes................... While the Outstanding  Notes are presently  eligible for trading in the
                         Private  Offerings,  Resales and  Trading  through  Automated  Linkages market of the  National  Association  of  Securities  Dealers,  Inc. by
                         qualified  institutional  buyers,  there is no existing  market for the
                         Exchange  Notes.  The  initial  purchasers  of the  Outstanding  Notes,
                         Donaldson,  Lufkin & Jenrette Securities  Corporation,  Bear, Stearns &
                         Co. Inc.  and First  Chicago  Capital  Markets,  Inc.,  have advised us that  they  currently  intend to make a market  in the  Exchange  Notes following  the  Exchange  Offer,  but they are not  obligated to do so, and any  market-making  may be stopped at any time without  notice.  We do not  intend  to apply  for a listing  of the  Exchange  Notes on any securities  exchange.  We do not know if an active  public  market  for the notes will develop or, if developed,  will  continue.  If an active public market does not develop or is not  maintained,  the market price and  liquidity of the notes may be adversely  affected.  We cannot make any  assurances  regarding the liquidity of their Exchange Notes or the price at which holders may sell their Exchange Notes.

For additional information regarding the Exchange Notes, you should review "Description of the Exchange Notes."

SUMMARY COMBINED FINANCIAL AND OTHER DATA

    The following summary historical financial information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the combined financial statements and notes thereto included elsewhere in this Prospectus. The pro forma income statement data and other data for the twelve months ended December 31, 1998 give effect to the Offering and the New Credit Facility as if they had occurred at the beginning of the period presented.

                                                                                               Nine Months         Twelve Months
                                                                                                  Ended                Ended
                                                Years Ended March 31,                         December 31,          December 31,
                              ----------------------------------------------------------  ----------------------   ---------------
                                1994        1995        1996        1997        1998        1997        1998            1998
(Dollars and cases in thousands, except per case amount)

Statement of Income Data:
   Net product sales.......   $ 396,360   $ 427,218   $443,257    $488,071   $ 505,141   $ 401,927   $ 423,367     $   526,581
   Distribution fees (1)...                      --         --       2,729      16,270      13,121      14,010          17,159
                              ----------  ----------  ----------  ---------  ----------  ----------  ----------    -------------
   Total revenue...........                                                                415,048     437,377         543,740
                                396,360     427,218    443,257     490,800     521,411
   Cost of products sold...     330,698     354,478    364,792     402,072     411,734     329,566     346,516         428,684
                              ----------  ----------  ----------  ---------  ----------  ----------  ----------    -------------
     Gross profit............    65,662      72,740     78,465      88,728     109,677      85,482      90,861         115,056
   Selling, general and
      administrative expenses    62,884      64,431     68,925      80,299      99,118      75,044      78,690         102,764
                              ----------  ----------  ----------  ---------  ----------  ----------  ----------    -------------
   Income from operations..       2,778       8,309      9,540       8,429      10,559      10,438      12,171          12,292
   Interest expense........      (4,907)     (7,341)    (7,935)     (8,486)     (9,672)     (7,325)     (8,018)        (10,365)
   Gain on sale of assets..         176          89        172          41       4,139       4,225          97              11
   Other income............         672       1,122      1,247       1,619       2,085         938       1,336           2,483
                              ----------  ----------  ----------  ---------  ----------  ----------  ----------    -------------
   Net income (loss) (2)...   $  (1,281)  $   2,179   $  3,024    $  1,603   $   7,111   $   8,276   $   5,586     $     4,421
                              ==========  ==========  ==========  =========  ==========  ==========  ==========    =============
Other Financial Data:
   EBITDA (3)..............   $   6,578   $  12,870   $ 14,442    $ 14,186   $  17,674   $  15,490   $  18,245     $    20,429
   EBITDA margin...........         1.7%        3.0%       3.3%        2.9%        3.4%        3.7%        4.2%            3.8%
   Depreciation and           $   3,800   $   4,561   $  4,902    $  5,757   $   7,115   $   5,052   $   6,074     $     8,137
      amortization.........
   Capital expenditures (4)      12,002       6,503      3,609      10,447      13,952      12,069       6,518           8,401
   Ratio of earnings to fixed
      charges (5) .........        N/A         1.3x       1.4x        1.2x        1.6x        2.0x        1.6x            1.4x
Operating Statistics:
   Product Sales Operations
   Cases   shipped   (spirits      N/A       6,006      6,109        6,099       6,343       5,039       5,035           6,339
      and wine)... ..........
   Net product price per case      N/A    $  61.07    $ 62.87     $  69.95   $   72.86   $   73.23   $   74.62     $     73.96
   Gross profit margin.....       16.6%       17.0%      17.7%        17.6%       18.5%       18.0%       18.2%           18.6%
   Fee Operations
   Cases shipped (spirits).         --          --         --          396       2,545       1,990       2,124           2,679
   Distribution fee per case        --          --         --     $   6.50   $    6.50   $    6.50   $    6.50     $      6.50
Pro Forma Information:
   Adjusted EBITDA (3).....         --          --         --           --          --          --          --          21,332
   Interest expense (6)....         --          --         --           --          --          --          --          11,299
   Adjusted EBITDA/Interest         --          --         --           --          --          --          --
      Expense..............                                                                                               1.9x
   Net Debt/Adjusted                --          --         --           --          --          --          --            5.8x
      EBITDA (7)


                                      As of December 31, 1998     As of December 31, 1998
                                      -----------------------     -----------------------
                                                       Actual                 As Adjusted
                                               (In thousands)              (In thousands)

 Balance Sheet Data:
    Cash...........................                 $  3,217                      $   100
    Total assets...................                  202,136                      202,570
    Total debt.....................                  120,945                      123,338
    Stockholders' equity (8).......                   25,119                       23,160






         (1) Distribution fees include the Company's per case distribution fee for cases of spirits delivered in and on behalf of the State of Michigan by the Company. The Company does not take title to or finance any inventory in Michigan.

         (2) The Company has elected S corporation status under the Internal Revenue Code of 1986, as amended (the "Code") and, consequently, the Company does not incur liability for federal and certain state income taxes.

         (3) EBITDA is defined as income from operations plus depreciation and amortization. Adjusted EBITDA is defined as EBITDA plus non-cash LIFO charges plus start-up expenses (includes organizational costs, brand registration costs, temporary employee costs, and costs for temporary warehouse facilities and special product delivery costs for the Michigan operations and all U.S. Beverage costs net of U.S. Beverage revenues through fiscal 1998), as follows:

                                                                                       Nine Months      Twelve Months
                                                                                          Ended             Ended
                                          Years Ended March 31,                        December 31,      December 31,
                            ----------------------------------------------------   -------------------  --------------
                                1994       1995       1996       1997       1998       1997       1998            1998
(In thousands)
EBITDA.................      $ 6,578   $ 12,870   $ 14,442   $ 14,186   $ 17,674   $ 15,490   $ 18,245        $ 20,429
LIFO charge............           65        145        545      1,455        570        429        605             746
Start-up expenses......          992         --         --      1,157      3,320      3,163         --             157
                            =========  =========  =========  =========  =========  =========  =========    ===========
   Adjusted EBITDA.....      $ 7,635   $ 13,015   $ 14,987   $ 16,798   $ 21,564   $ 19,082    $ 18,850       $ 21,332
                            =========  =========  =========  =========  =========  =========  =========    ===========

EBITDA is presented because it is a widely accepted financial indicator used by certain investors and analysts to analyze and compare companies on the basis of debt service capability. Adjusted EBITDA is presented because management believes it may assist in evaluating the Company's ability to service its indebtedness, including the Exchange Notes. In particular, by March 31, 1998, the Company had incurred substantially all start-up expenses associated with its operations in Michigan and its U.S. Beverage operations. EBITDA and Adjusted EBITDA are not intended to represent cash flows for the periods presented, nor have they been presented as an alternative to operating income as an indicator of operating performance and should not be considered in isolation or as a substitute for measures of performance and cash flow prepared in accordance with generally accepted accounting principles. See the historical financial statements of the Company included elsewhere herein.

     (4) The breakdown of capital expenditures for the Company by significant project is set forth below:

                                                                                       Nine Months      Twelve Months
                                                                                          Ended             Ended
                                          Years Ended March 31,                        December 31,      December 31,
                            -------------------------------------------------      ------------------   --------------
                            1994       1995       1996       1997        1998       1997       1998              1998
(In thousands)
Business expansion....     $10,733     $3,930     $  786     $ 5,855    $10,758    $ 9,740    $ 4,033         $ 5,051
Information systems...         403      1,743      1,553       2,446      1,781      1,225        921           1,447
Maintenance...........         866        830      1,270       2,146      1,413      1,104      1,564           1,873
                          =========  =========  =========  ==========  =========  =========  =========  =============
                           $12,002     $6,503     $3,609     $10,447    $13,952    $12,069     $6,518         $ 8,401
                          =========  =========  =========  ==========  =========  =========  =========  =============

         (5) For purposes of calculating earnings to fixed charges, earnings consist of net income plus fixed charges. Fixed charges consist of interest expense, amortization of debt expense and discount or premium relating to Indebtedness and the portion of rental expense on operating leases which the Company estimates to be representative of the interest factor attributable to rental expense. For 1994, earnings were inadequate to cover fixed charges by $1,281,000.



         (6) For pro forma interest expense, the effective interest rate on the New Credit Facility is assumed to be 7.75%. Pro forma interest expense has been reduced by $454,000 which represents interest expense on the shareholder notes payable which will be set off against the interest income on the shareholder notes receivable pursuant to the amended terms of the shareholder notes. See "Certain Transactions."

         (7)  Net  debt   represents   total  debt  less  cash.   The  Company's
indebtedness fluctuates with its seasonal working capital requirements. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "--Quarterly Results of Operations; Seasonality."

         (8) See Note 4 to "Capitalization" for the pro forma adjustments to stockholders' equity.


RISK FACTORS

         You should consider the following risk factors, as well as the other information contained in this Prospectus, before exchanging for the Exchange Notes.

DEBT FINANCING RISKS

Substantial Leverage

         We have now and, after the Exchange Offer, will continue to have a significant amount of indebtedness. Our substantial indebtedness could adversely affect the financial health of the Company and prevent us from fulfilling our obligations under the Exchange Notes. The following chart shows certain important information and is presented assuming we received the proceeds from the sale of the Outstanding Notes and our new credit facility as of December 31, 1998:


                                                   At December 31, 1998
                                                -----------------------
       Total unsubordinated debt..............          $ 122.4 million

       Ratio of unsubordinated debt
         to total capitalization..............                    83.5%


                                                  For the Twelve Months
                                                Ended December 31, 1998
                                                -----------------------

       Ratio of earnings to fixed charges.....                     1.3x

Our substantial debt could have the important consequences to you. For example, it could:

     - make it more difficult for us to satisfy our obligations with respect to the Exchange Notes;
     -    limit our ability to obtain additional financing in the future;
     - commit a substantial portion of our cash flow to debt service making it unavailable for other purposes;
     -    place our Company at a competitive disadvantage;
     - restrict our financial and operating flexibility under the agreements governing our long-term debt and bank loans (including the indenture and our new credit facility);
     - have a material adverse effect on our Company if we default under the financial and operating covenants contained in the agreements our long term debt and bank loans;
     - make us vulnerable to increases in interest rates through certain borrowings which are at floating rates of interest, including all borrowings under our new credit facility;
     -    make us more vulnerable to a downturn in  general economic conditions.

         Our ability to fund operations, to make scheduled debt payments, including principal and interest on the Exchange Notes, and to remain in compliance with all of the financial covenants under our debt agreements, depends on our future performance, which, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors beyond our control. We can give no assurance that our current level of operating results and cash flow will continue or improve. We believe that we will need to access the capital markets in the future in order to provide the funds necessary to repay a significant portion of our Indebtedness at maturity. We can give no assurance that we will be able to obtain additional financing on terms and conditions acceptable to us, if at all, particularly in view of our anticipated high levels of debt and the restrictive covenants under our existing debt agreements. If we are unable to obtain additional financing, we could default on our debt obligations. In such case, virtually all of our other debt, including payments under the Exchange Notes, could be immediately due and payable.

See "Description of Exchange Notes" and "Description of New Credit Facility and Other Indebtedness."

Subordination

         The Exchange Notes will be senior unsecured obligations of our Company and our subsidiary guarantors. Your right to receive payments on the Exchange Notes is junior to our and our subsidiary guarantors' existing and future secured indebtedness, including any borrowings under our credit facility. Further, the guarantees of the Exchange Notes are junior to our guarantors' existing and future secured indebtedness. The Exchange Notes and the subsidiary guarantees rank equal to all of our and our subsidiary guarantors' existing unsecured indebtedness and all of our and their future unsecured borrowings, except any future indebtedness that expressly provides that it is subordinated in right of payment to the Exchange Notes and the guarantees. As a result, upon any distribution to our creditors or the creditors of the guarantors in a bankruptcy, liquidation or reorganization or similar proceeding relating to us or the guarantors or our or their property, the holders of secured debt of our Company and the guarantors will be entitled to be paid in full in cash before any payment may be made with respect to the Exchange Notes or the subsidiary guarantees. We and the subsidiary guarantors may not have sufficient funds to pay all of our creditors and holders of the Exchange Notes may receive less, ratably, than the holders of secured debt. In addition, the amount of each guarantee of the Exchange Notes will be limited by its terms so as not to constitute a fraudulent conveyance. See "Fraudulent Conveyance Matters." We can give no assurance that there would be sufficient assets remaining to pay amounts due on any or all of the Exchange Notes and related guarantees.

Restrictive Covenants

         The Indenture contains a number of significant covenants. These covenants limit our ability to, among other things:

     - borrow additional money;
     - pay dividends or make certain other restricted payments or investments;
     - sell subsidiary stock;
     - enter into transactions with affiliates;
     - participate in sale-leaseback transactions;
     - create liens;
     - establish new lines of business;
     - merge or consolidate with any other person, and
     - sell all or substantially all of the Company's assets.

In addition, the Indenture prohibits certain restrictions on distributions from our guarantors, as well as requires a guarantee from our future subsidiaries.

         Our credit facility contains covenants similar to those described above. In addition, the credit facility requires us to meet certain financial tests. If we are unable to pay our debts or to comply with these covenants, we would default under our existing debt agreements. If our creditors did not waive this default, the default could accelerate payments on our debt. We can not ensure you that our assets would be sufficient to repay such debt, including the Exchange Notes, on an accelerated basis.

You should read the discussions under the headings "Description of the Exchange Notes" and "Description of New Credit Facility and Other Indebtedness" for more information.

Financing Change of Control Offer

         Upon the occurrence of certain specific kinds of change of control events, we will be required to offer to repurchase all outstanding notes. Our new credit facility prohibits us from repurchasing any notes, with limited exceptions, and also provides that certain change of control events constitute a default. Any future credit agreements or other agreements relating to our debt may contain similar restrictions and provisions. In the event a change of control occurs at a time when we are prohibited from purchasing the notes, we could seek the consent of our lenders to purchase the notes or could attempt to refinance the borrowings that contain such a prohibition. If we cannot obtain such a consent or refinance such borrowings, we would remain prohibited from purchasing the notes. In such case, our failure to purchase tendered notes would constitute a default under the Indenture, which, in turn, could result in amounts outstanding under our new credit facility being declared due and payable. Any such declaration could have materials adverse consequences to us and the holders of the Exchange Notes. In the event of a change of control, there can be no assurance that we would have sufficient assets to satisfy all of its obligations under the new credit facility and the Exchange Notes. The provisions relating to a change of control included in the Indenture may increase the difficulty for a potential acquirer to obtain control of the Company. See "Description of Exchange Notes -- Repurchase at the Option of Holders."

Fraudulent Conveyance Matters

         The obligations of any of our subsidiary guarantors under its guarantee could be voided under federal bankruptcy or state fraudulent transfer law. A court could void a guarantor's obligation under its guarantee or subordinate the guarantee to the guarantor's other debt obligations if the court determined that one of our subsidiary guarantors:

- received less than reasonably equivalent value or fair consideration for the incurrence of such guarantee, and was insolvent or rendered insolvent by reason of such incurrence;

- was engaged in a business or transaction for which the guarantor's remaining assets constituted unreasonably small capital; or

- intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

In addition, any payment by one of our guarantors under its guarantee could be voided and required to be returned to the guarantor, or to a fund for the benefit of the creditors of the guarantor.

     The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if the sum of its debts, including contingent liabilities, were greater than the fair saleable value of all of its assets, or if the present fair saleable value of its assets were less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature.

     Although we believe that after giving effect to the Exchange Notes and our credit facility, each of our subsidiary guarantors is solvent, we can give no assurance as to what standard a court would apply in making such determinations or that a court would agree with our conclusions in this regard.





RISKS ASSOCIATED WITH THE OPERATION OF THE BUSINESS

Dependence on Key Suppliers

     Although we distribute numerous suppliers' products, the majority of our revenue comes from a few major suppliers. The following table illustrates 1998 total revenue from the sales of our major suppliers' products:

                                                           Percent of 1998
      Supplier                                               total revenue
      --------                                               -------------
      Seagram.....................................               32.6%
      Fortune Brands..............................               17.7
      Diagco-UDV..................................                7.7
      Canandaigua.................................                7.4

         We have entered into written distribution agreements with several of our principal suppliers which may be extended year by year but are terminable by the suppliers upon 30 days or 60 days written notice to us. In addition, we have informal arrangements with many of our suppliers to distribute their products by means of purchase orders without written distribution agreements. In Indiana, Illinois and Michigan, we are currently the exclusive distributor for virtually all of the products we distribute in those states. Although the terms of the written distribution agreements are rarely exercised in this industry, they give the suppliers the contractual right to transfer or terminate distributorship rights on short notice to us, and other suppliers can change their arrangements at any time. For example, as part of our Reorganization, substantially all of our Illinois operations were transferred from NWS-Illinois to NWS-LLC. Although we have notified all of our Illinois suppliers of this transfer of operations, and while we believe that these suppliers will have no objection, we can give no assurance that they will not terminate their agreements.

         From time to time, we and other distributors pay franchise fees to suppliers in order to add key brands or enter new markets (for example, our investment in a Kentucky distributorship). Our suppliers are large companies with substantial negotiating leverage over their distributors. We can give no assurance that we will not pay additional franchise fees to our key suppliers in the future, or that such fees will not be material. We can also give no assurance that future acquisitions or mergers of suppliers will not affect our relationships with our existing suppliers. For example, the acquisition or merger of one of our suppliers in Illinois, Indiana or Michigan by a supplier that has a relationship with one or more of our competitors could result in the loss of that account in one or more of our markets. Competitors in other markets could also enter our markets through acquisition of one or more distributors with the expectation that suppliers would terminate their relationship with us in order to further consolidate distributors or for other reasons. Because we depend on relatively few major suppliers, our financial condition and results of operations could be adversely affected by the termination of our written or informal distribution agreements or an adverse change in the terms of these distribution agreements.

Dependence on Key Management Personnel

         Our success depends on the continued services of our senior management, particularly our Chairman, President and Chief Executive Officer, James E. LaCrosse and our Senior Vice President, Martin H. Bart. Mr. LaCrosse, Mr. Bart and other senior management personnel have long and well-established relationships with key suppliers and customers. Mr. Bart worked at Seagram for 37 years prior to joining our organization, and maintains a strong relationship with Seagram, which is our largest supplier of distilled spirits. Neither Mr. LaCrosse nor Mr. Bart has an employment agreement or non-compete agreement with the Company. Our financial condition and results of operations could be adversely affected by the loss of the services of Mr. LaCrosse, Mr. Bart, or any other member of senior management. We maintain key person life insurance on Mr. LaCrosse in the amount of $9.1 million, some of which is currently pledged to support our indebtedness.

Regulation

         The distribution of alcohol-based beverages is subject to extensive regulation. We are required to comply with various laws and regulations and maintain certain permits and licenses to import, warehouse, transport, distribute and sell wine and spirits. We believe that we are operating in compliance with all federal and state laws, regulations and policy in all material respects. Consistent with industry practice, the sales and marketing activities permitted by distributors for the benefit of Tier One suppliers are generally regulated by state licensing authorities. Many of these authorities regularly advise distributor representatives of activities that would not result in enforcement action. We rely on such enforcement guidance, which is subject to change at the discretion of the regulatory authorities, to determine the scope of our permitted sales and marketing activities.

         We can give no assurance that the various governmental regulations applicable to the alcohol-based beverage industry will not change and become more stringent. If we fail to comply with applicable governmental regulations or the conditions of our licenses or permits, our licenses and permits could be revoked or suspended.

         The distribution of alcohol-based beverages is also subject to extensive federal and state taxation. Our operations may be subject to increased taxation as compared with those of non-alcohol related businesses. In such case, we may have to raise prices on our products in order to maintain profit margins. The effect of such an increase could negatively impact our sales or profitability.

         The   alcohol-based   beverage  industry  has  become  the  subject  of
considerable societal and political attention in recent years due to increasing public concern over alcohol-related societal problems, including driving while intoxicated, underage drinking, alcoholism and health consequences from the abuse of alcohol. Illinois has established .08% or above as the blood alcohol level for driving under the influence of alcohol. Indiana and Michigan remain at
 .10%, but several other states have recently lowered the blood alcohol levels for driving under the influence of alcohol, and legislation has been introduced in the United States Congress to adopt .08% as the national standard. This federal legislation was not enacted but could be in the future. Similar measures are likely to be introduced in Indiana and Michigan in the future. There has also been discussion at the federal and state levels about restricting or prohibiting print or electronic advertising or other promotional activities, including billboard advertising and other promotions which allegedly target
youth  as  potential   consumers   of   alcohol-based   beverages.   In  certain
jurisdictions, including certain precincts in Chicago, Illinois, recent ballot initiatives have been passed which limit the sale of alcohol at specified locations or in specified areas. If these or other regulatory developments or societal trends could result in further regulation of the alcohol-based beverage industry or a decrease in alcohol consumption.

         In recent years, there has been growth in direct shipment by suppliers (for example: "wine-of-the-month," Internet-based or 1-800 direct ordering systems, or other direct marketing promotions or programs by wine or craft beer producers). These direct sales programs threaten the three tier regulatory structure currently in place by allowing suppliers or third party shippers to deal directly with consumers. Although many states, such as Indiana, have adopted legislation either prohibiting or more closely regulating direct shipments of alcohol-based beverages into those states, we can give no assurance that these direct marketing programs will not result in reduced purchases by our customers.

         The alcohol-based beverage industry also faces the possibility of class action or other similar litigation alleging that the continued excessive use or abuse of alcohol-based beverages has caused death or serious health problems. It is also possible that federal or state governments could assert that the use of alcohol-based beverages has significantly increased that portion of health care costs paid for by the government. Litigation or assertions of this type have adversely affected companies in the tobacco industry. Although we bottle and blend our own private-label spirits for resale, we are not generally engaged in the manufacture of alcohol-based beverages. It is possible, however, that our suppliers could be named in litigation of this type which could have a material adverse effect on their business and, in turn, could also have a material adverse effect on our business.

Acquisition Strategy

         Part of our business strategy is to grow through strategic acquisitions. We can give no assurance that we will be able to identify attractive acquisition candidates or that we will be able to successfully integrate the operations of any company we acquire. Successful acquisitions will require substantial attention from the Company's senior management in order to properly integrate operational, administrative, financial, sales and marketing organizations. In addition, we can give no assurance that any acquired companies would perform as well as expected or operate profitably or that we will not encounter unanticipated problems or liabilities, or that we will be able to obtain adequate financing for any acquisition on acceptable terms. If we invest in an entity without acquiring a controlling interest (such as the Kentucky investment), there is also increased risk that we could be adversely affected if our relationship with other investors or the management of such entity does not meet our expectations. Our credit facility requires the consent of our lenders prior to the consummation of certain acquisitions. We can give no assurance such consents will be granted or that we will be able to successfully implement our acquisition strategy.

Geographic Concentration; Regional Economic Conditions

         Our business is conducted primarily in the states of Indiana, Illinois, Michigan and Kentucky, and we are accordingly affected by the general economic conditions in these states. We can give no assurance that these states will not experience economic downturns in the future which could have a material adverse effect on our results of operations and financial condition. Economic downturns in the region could also adversely affect the industry trend toward sales of higher priced brands, which has materially benefitted the industry in recent years.

Competition

         Competition within the wine and spirits wholesale distribution industry is intense. The principal competitive factors in our business are service, selection and availability of products, and price. Some of our competitors have greater financial and other resources. For example, one of the larger distributors in the United States has joined with another distributor to purchase a controlling interest in our principal competitor in Indiana. We can give no assurance that the entry into Indiana by this competitor will not adversely affect our relationship with our suppliers or our Indiana market share. We can also give no assurance that we will be able to compete successfully against current and future sources of competition. You should read the discussion under the heading "Business--Competition" for more information regarding our competition.

Seasonal Variations

         Our quarterly results are subject to the changing seasons. Because consumption of alcohol-based beverages increases during the last quarter of the calendar year, particularly during the Christmas season, our revenues tend to be substantially higher during our fiscal third quarter and lower during our fiscal fourth quarter, when we routinely experience operating losses. We also experience seasonally high working capital requirements and indebtedness in our third quarter. You should read the discussions under the headings "Management's Discussion and Analysis of Financial Conditions and Results of
Operations--Quarterly Results; Seasonality" and "--Liquidity and Capital Resources" for more information regarding the seasonality of our operations.




Controlling Stockholder

         Mr. LaCrosse, the Chairman, President and Chief Executive Officer of the Company, owns approximately 83% of the Company's outstanding voting common stock. As a result, Mr. LaCrosse is able to:

     -  elect our Board of Directors;
     -  approve or disapprove other matters  requiring stockholder approval; and
     -  exercise control over our policies and management.

         The Company and Mr. LaCrosse intend to nominate and elect up to four independent directors to our Board of Directors prior to July 31, 1999. Mr. LaCrosse's interests as our controlling equity stock holder may differ from your interests.

S Corporation Status

         We have elected to be treated as an S corporation and for each of our subsidiaries to be qualified subchapter S subsidiaries or other similar pass-through entities for tax purposes. Accordingly, our shareholders are directly subject to tax on their respective proportionate shares of our and our subsidiaries' taxable income for federal and certain state income tax purposes.

         We believe that we qualify and will continue to qualify as an S corporation and that our subsidiaries have qualified and will continue to qualify as subchapter S subsidiaries or other pass-through entities for federal and state income tax purposes. However, if this were successfully challenged, we could be required to pay federal and certain state income taxes (plus interest and possibly penalties) on our past and future taxable income. While our shareholders have agreed to indemnify us if our tax status is successfully challenged, we can give no assurance that the resulting payment of taxes, interest and penalties would not have a material adverse effect on our financial condition.

Unionized Work Force

         As of December 31, 1998, 32.7% of our non-supervisory work force was covered under collective bargaining agreements, and that number could increase in the future. Although we believe that our relations with the unions are generally good, a prolonged work stoppage or strike by our unionized employees would cause a significant disruption of operations and higher labor costs.

Year 2000 Issues

         Many computer systems and other equipment with embedded chips or processors use only two digits to represent the year and, as a result, they may be unable to process accurately certain data before, during or after the year 2000. As a result, business and governmental entities are at risk for possible miscalculations or system failures causing disruptions in their operations. This is commonly known as the Year 2000 issue and can arise at any point in the Company's supply, processing, distribution and financial chains.

         We are currently assessing our exposure to potential Year 2000 issues. Although we have not completed our assessment and remediation of our information technology (IT) and non-IT systems, we do not expect, based on the limited information now available, that Year 2000 issues will have a material adverse effect on our business. We are also surveying our key customers and suppliers regarding their preparation for the Year 2000. Although we are not presently aware of any significant customer or supplier with a Year 2000 issue that would materially impact our operations, we have no means of ensuring that our customers or suppliers will be Year 2000 ready. Our failure to properly assess, remediate and plan for potential Year 2000 problems could result in disruptions of our normal business operations.

         Due to the general uncertainty inherent in the Year 2000 issue, resulting in part from the uncertainty of the Year 2000 readiness of our third-party suppliers and customers, the consequences of Year 2000 failures could have a material impact on our results of operations, liquidity or financial conditions. You should read the discussion under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000" for more information regarding the status of our Year 2000 compliance.

RISKS ASSOCIATED WITH THE  EXCHANGE OFFERING

Consequences of a Failure to Exchange Outstanding Notes

         The Company did not register the Outstanding Notes under the Securities Act or any state securities laws, nor does it intend to after the Exchange Offer. As a result, the Outstanding Notes may only be transferred in limited circumstances under the securities laws. If the holders of the Outstanding Notes do not exchange their notes in the Exchange Offer, they lose their right to have the Outstanding Notes registered under the Securities Act, subject to certain limitations. A holder of Outstanding Notes after the Exchange Offer may be unable to sell the notes.

         To exchange the Outstanding Notes for the Exchange Notes, the Exchange Agent must receive the following:

- certificates for the Outstanding Notes or a book-entry confirmation of the transfer of the Outstanding Notes into the Exchange Agent's account at DTC,
- a completed and signed Letter of Transmittal with any required signature guarantees, or the Exchange Agents' message in the case of a book-entry transfer, and
-  any other documents required by the Letter of Transmittal.

Holders of Outstanding Notes after the Exchange Offer who want to exchange their notes should allow enough time to guarantee delivery. The Company is under no duty to give notice of defective exchanges.

Lack of Public Market for Exchange Notes

         While the Outstanding Notes are presently eligible for trading in the PORTAL market of the NASD by qualified institutional buyers, there is no existing market for the Exchange Notes. The initial purchasers of the Outstanding Notes have advised the Company that they currently intend to make a market in the Exchange Notes following the Exchange Offer, but they are not obligated to do so, and any market-making may be stopped at any time without notice. The Company does not intend to apply for a listing of the Exchange Notes on any securities exchange. We do not know if an active public market for the Exchange Notes will develop or, if developed, will continue. If an active public market does not develop or is not maintained, the market price and liquidity of the Exchange Notes may be adversely affected. The Company cannot make any assurances regarding the liquidity of the market for the Exchange Notes, the ability of holders to sell their Exchange Notes or the price at which holders may sell their Exchange Notes.

Procedures for Tender of Outstanding Notes

         The Exchange Notes will be issued in exchange for the Outstanding Notes only after timely receipt by the Exchange Agent of the Outstanding Notes, a properly completed and executed Letter of Transmittal and all other required documentation. If you want to tender your Outstanding Notes in exchange for Exchange Notes, you should allow sufficient time to ensure timely delivery. Neither the Exchange Agent nor the Company is under any duty to give you notification of defects or irregularities with respect to tenders of Outstanding Notes for exchange. Outstanding Notes that are not tendered or are tendered but not accepted will, following the Exchange Offer, continue to be subject to the existing transfer restrictions. In addition, if you tender the Outstanding Notes in the Exchange Offer to participate in a distribution of the Exchange Notes, you will be required to comply with the registration and prospectus delivery requirement of the Securities Act in connection with any resale transaction. For additional information, please refer to the sections entitled "The Exchange Offer" and "Plan of Distribution" later in this Prospectus.

THE EXCHANGE OFFER

         The following discussion sets forth or summarizes what the Company believes to be the material terms of the Exchange Offer. This summary is qualified in its entirety by reference to the full text of the documents underlying the Exchange Offer, copies of which are filed or incorporated by reference as exhibits to the Registration Statement of which this Prospectus is a part. The term "Holder" with respect to the Exchange Offer means any person in whose name the Exchange Notes are registered on the books of the Company, any other person who has obtained a properly completed bond power from the registered holder or any person whose Outstanding Notes are held of record by DTC and who wants to deliver such Outstanding Notes by book-entry transfer at DTC. For purposes of this section, the term "Company" refers only to National Wine & Spirits, Inc., and not to any of its subsidiaries.

Purpose of the Exchange Offer

         Simultaneously with the sale of the Outstanding Notes, we entered into a Registration Rights Agreement with the initial purchasers of the Outstanding Notes -- Donaldson, Lufkin & Jenrette Securities Corporation, Bear, Stearns
& Co. Inc. and First Chicago Capital Markets, Inc. Under the Registration Rights Agreement, we agreed to file a registration statement regarding the exchange of the Outstanding Notes for notes with terms identical in all material respects. We also agreed to use our reasonable best efforts to cause that registration statement to become effective with the Securities and Exchange Commission (the "Commission" or "SEC").

     The Company is conducting the Exchange Offer to satisfy its contractual obligations under the Registration Rights Agreement. The form and terms of the Exchange Notes are the same as the form and terms of the Outstanding Notes, except that the Exchange Notes will be registered under the Securities Act, and holders of the Exchange Notes will not be entitled to liquidated damages. The Outstanding Notes provide that, if a registration statement relating to the Exchange Offer has not been filed by March 25, 1999 and declared effective by July 25, 1999, the Company will pay liquidated damages on the Outstanding Notes. Upon the completion of the Exchange Offer, holders of Outstanding Notes will not be entitled to any liquidated damages on the Outstanding Notes or any further registration rights under the Registration Rights Agreement, except under limited circumstances. See "Risk Factors -- Consequences of a Failure to Exchange Outstanding Notes" and "Description of the Exchange Notes" for further information regarding the rights of Outstanding Note holders after the Exchange Offer. The Exchange Offer is not extended to Outstanding Note holders in any jurisdiction where the Exchange Offer does not comply with the securities or blue sky laws of that jurisdiction.

         In the event that applicable interpretations of the staff of the SEC do not permit the Company to conduct the Exchange Offer, or if certain holders of the Outstanding Notes notify the Company that they are not eligible to participate in, or would not receive freely tradable Exchange Notes in exchange for tendered Outstanding Notes in, the Exchange Offer, the Company will use its best efforts to cause to become effective a shelf registration statement with respect to the resale of the Outstanding Notes. The Company also agreed to use its best efforts to keep the shelf registration statement effective at least two years after its date of effectiveness.

Terms of the Exchange Offer

         The Company is offering to exchange up to $110,000,000 total principal amount of Exchange Notes for a like total principal amount of Outstanding Notes. The Outstanding Notes must be tendered properly on or before 5:00 p.m. New York City time on ____________, 1999 (the "Expiration Date") and not withdrawn. In exchange for Outstanding Notes properly tendered and accepted, the Company will issue, a like total principal amount of up to $110,000,000 in Exchange Notes.

         The Exchange Offer is not conditioned upon holders tendering minimum principal amount of Outstanding Notes. As of the date of this Prospectus, $110,000,000 aggregate principal amount of Senior Exchange Notes are outstanding. The Outstanding Notes may be tendered only in integral multiples of $1,000.

     Holders of the Outstanding Notes do not have any appraisal or dissenters' rights in the Exchange Offer. If holders do not tender Outstanding Notes or tender Outstanding Notes that the Company does not accept, their Outstanding Notes will remain outstanding. Any Outstanding Notes will be entitled to the benefits of the Indenture but will not be entitled to any further registration rights under the Registration Rights Agreement, except under limited circumstances. See "Risk Factors--Consequences of a Failure to Exchange Outstanding Notes" for more information regarding notes outstanding after the Exchange Offer.

         After the Expiration Date, the Company will return to the holder any tendered Outstanding Notes that the Company did not accept for exchange.

         Holders exchanging Outstanding Notes will not have to pay brokerage commissions or fees or transfer taxes if they follow the instructions in the Letter of Transmittal. The Company will pay the charges and expenses, other than certain taxes described below, in the Exchange Offer. See "-- Fees and Expenses" for further information regarding fees and expenses.

         Neither the Company nor the Company's board of directors recommends you to tender or not tender Outstanding Notes in the Exchange Offer. In addition, the Company has not authorized anyone to make any recommendation. You must decide whether to tender in the Exchange Offer and, if so, the aggregate amount of Outstanding Notes to tender.

Expiration Date; Extensions; Amendments

         The Expiration Date is 5:00 p.m., New York City time, on __________, 1999 unless we extend the Exchange Offer.

         The Company has the right, in accordance with applicable law, at any time to:

          -    delay the acceptance of the Outstanding Notes;

          - terminate the Exchange Offer if the Company determines that any of the conditions to the Exchange Offer have not occurred or have not been satisfied;

          - extend the Expiration Date of the Exchange Offer and keep all Outstanding Notes tendered other than those notes properly withdrawn; and

          -    waive any condition or amend the terms of the Exchange Offer.

         If the Company materially changes the Exchange Offer, or if the Company waives a material condition of the Exchange Offer, the Company will promptly distribute a prospectus supplement to the holders of the Outstanding Notes disclosing the change or waiver. The Company also will extend the Exchange Offer as required by Rule l4e-1 under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

         If the Company exercises any of the rights listed above, it will promptly give oral or written notice of the action to the Exchange Agent and will issue a release to an appropriate news agency. In the case of an extension, an announcement will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

Interest on Exchange Notes

         The Exchange Notes will bear interest from the Issue Date (or the most recent interest payment date to which interest on the Exchange Notes has been paid). Accordingly, holders of Exchange Notes that are accepted for exchange will not receive interest that is accrued but unpaid on the Exchange Notes at the time of tender, but such interest will be payable on the first interest payment date after the Expiration Date. Interest on the Exchange Notes will be payable semiannually on each January 15 and July 15, commencing on July 15, 1999.

Acceptance for Exchange and Issuance of Exchange Notes

         The Company will issue to the Exchange Agent Exchange Notes for Outstanding Notes tendered and accepted and not withdrawn promptly after the Expiration Date. The Exchange Agent might not deliver the Exchange Notes to all tendering holders at the same time. The timing of delivery depends upon when the Exchange Agent receives and processes the required documents.

         The Company will be deemed to have exchanged Outstanding Notes validly tendered and not withdrawn when the Company gives oral or written notice to the Exchange Agent of their acceptance. The Exchange Agent is an agent for the Company for receiving tenders of Outstanding Notes, Letters of Transmittal and related documents. The Exchange Agent is also an agent for tendering holders for receiving Outstanding Notes, Letters of Transmittal and related documents and transmitting Exchange Notes to validly tendering holders. If for any reason, the Company (1) delays the acceptance or exchange of any Outstanding Notes (2) extends the Exchange Offer; or (3) is unable to accept or exchange notes, then the Exchange Agent may, on behalf of the Company and subject to Rule 14e-1(c) under the Exchange Act, retain tendered notes. Exchange Notes retained by the Exchange Agent may not be withdrawn, except according to the withdrawal procedures outlined in the section entitled "--Withdrawal Rights" below.

         In tendering Outstanding Notes, you must warrant in the Letter of Transmittal or in an Agent's Message (described below) that (1) you have full power and authority to tender, exchange, sell, assign and transfer Outstanding Notes, (2) the Company will acquire good, marketable and unencumbered title to the tendered Outstanding Notes, free and clear of all liens, restrictions, charges and other encumbrances, and (3) the Outstanding Notes tendered for exchange are not subject to any adverse claims or proxies. You also must warrant and agree that you will, upon request, execute and deliver any additional documents requested by the Company or the Exchange Agent to complete the exchange, sale, assignment, and transfer of the Outstanding Notes.

Procedures for Tendering Outstanding Notes

Valid Tender

         Only a Holder of Exchange Notes (or, in the case of Global Exchange Notes held by DTC, a DTC participant listed in an official DTC proxy) may tender such Exchange Notes in the Exchange Offer. To tender in the Exchange Offer, a Holder or DTC participant must complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal and mail or otherwise deliver such Letter of Transmittal or such facsimile, together with the Exchange Notes and any other required documents, to the Exchange Agent so as to be received by the Exchange Agent at the address set forth below prior to 5:00 p.m., New York City time, on the Expiration Date. Delivery of the Exchange Notes may be made by book-entry transfer in accordance with the procedures described below. Confirmation of such book-entry transfer must be received by the Exchange Agent prior to the Expiration Date.

         By executing the Letter of Transmittal, each Holder or DTC participant will make to the Company and Subsidiary Guarantors the representation set forth below in the second paragraph under the heading "--Resales of Exchange Notes."

         The tender by a Holder or DTC participant and the acceptance thereof by the Company will constitute an agreement between such Holder or DTC participant and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

         THE METHOD OF DELIVERY OF NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER OR DTC PARTICIPANT. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS AND DTC PARTICIPANTS USE AN OVERNIGHT OR HAND DELIVERY SERVICE, IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR NOTES SHOULD BE SENT TO THE COMPANY. BENEFICIAL OWNERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH BENEFICIAL OWNERS.

         Any beneficial owner whose Exchange Notes are held through a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contract such nominee promptly and instruct such nominee to tender on such beneficial owner's behalf. Such instructions should be given in sufficient time to ensure that the nominee will be able to take the necessary steps to tender such Exchange Notes before the Expiration Date.

Signature Guarantees

         Signatures on the Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an Eligible Institution (as defined later in this paragraph) unless the Exchange Notes tendered pursuant thereto are tendered (i) by a registered Holder who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (an "Eligible Institution").

         In the Letter of Transmittal is signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Company, evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

Book-Entry Transfer; ATOP

         The Company understands that the Exchange Agent will make a request promptly after the date of this Prospectus to establish an account with respect to the Exchange Notes at DTC for the purpose of facilitating the Exchange Offer, and subject to the establishment thereof, any financial institution that is a participant in DTC may make book-entry delivery of the Exchange Notes by causing DTC to transfer such Exchange Notes into the Exchange Agent's account with respect to the Exchange Notes in accordance with DTC's procedures for such transfer.

         The Exchange Agent and DTC have confirmed that the Exchange Offer is eligible for the Book-Entry Facility Automated Tender Offer Program ("ATOP"). Accordingly, DTC participants listed on an official DTC proxy may electronically transmit their acceptance of the Exchange Offer by causing DTC to transfer Exchange Notes to the Exchange Agent in accordance with DTC's ATOP procedures for transfer. DTC will then send an Agent's Message to the Exchange Agent.

         The term "Agent's Message" means a message transmitted by DTC, received by the Exchange Agent and forming part of the confirmation of a book-entry transfer, which states that DTC has received an express acknowledgement from the participant in DTC tendering Exchange Notes which are the subject of such book-entry confirmation, that such participant has received and agrees to be bound by terms of the Letter of Transmittal and that the Company and Subsidiary Guarantors may enforce such agreement against the participant In the case of an Agent's Message relating to guaranteed delivery, the term means a message transmitted by DTC and received by the Exchange Agent which states that DTC has received an express acknowledgement from the participant in DTC tendering Exchange Notes that such participant has received and agrees to be bound by the Notice of Guaranteed Delivery.

         Each DTC participant transmitting an acceptance of the Exchange Offer through the ATOP procedures will be deemed to have agreed to be bound by the terms of the Letter of Transmittal.

Guaranteed Delivery

         If a holder wants to tender Outstanding Notes in the Exchange Offer and
(1) the certificates for the Outstanding Notes are not immediately available or all required documents are unlikely to reach the Exchange Agent on or before the Expiration Date, or (2) a book-entry transfer cannot be completed in time, the Outstanding Notes may be tendered if the holder complies with the following guaranteed delivery procedures:

(a)  the tender is made by or through an Eligible Institution;

(b) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery setting forth the name and address of the Holder, the certificate number(s) of such Exchange Notes and the principal amount of Exchange Notes tendered, stating that the tender is being made thereby and guaranteeing that, within three New York Stock Exchange trading days after the Expiration Date, the Letter of Transmittal (or facsimile thereof), together with the certificate(s) representing the Exchange Notes (or a confirmation of book-entry transfer of such Exchange Notes into the Exchange Agent's account at DTC) and any other documents required by the Letter of Transmittal, will be deposited by the Eligible Institution with the Exchange Agent; and

(c) such properly completed and executed Letter of Transmittal (or facsimile thereof), as well as the certificate(s) representing all tendered Exchange Notes in proper form for transfer (or a confirmation of book-entry transfer of such Exchange Notes into the Exchange Agent's account at DTC) and all other documents required by the Letter of Transmittal, are received by the Exchange Agent within three New York Stock Exchange trading days after the Expiration Date.

         The Company's acceptance of properly tendered Outstanding Notes is a binding agreement between the tendering holder and the Company upon the terms and subject to the conditions of the Exchange Offer.

Determination of Validity

         The Company will resolve all questions regarding the form of documents, validity, eligibility (including time of receipt) and acceptance for exchange of any tendered Outstanding Notes. The Company's resolution of these questions as well as the Company's interpretation of the terms and conditions of the Exchange Offer (including the Letter of Transmittal) is final and binding on all parties. A tender of Outstanding Notes is invalid until all irregularities have been cured or waived. Neither the Company, any affiliates or assigns of the Company, the Exchange Agent nor any other person is under any obligation to give notice of any irregularities in tenders nor will they be liable for failing to give any such notice. The Company reserves the absolute right, in its sole and absolute discretion, to reject any tenders determined to be in improper form or unlawful. The Company also reserves the absolute right to waive any of the conditions of the Exchange Offer or any condition or irregularity in the tender of Outstanding Notes by any holder. The Company need not waive similar conditions or irregularities in the case of other holders.

         If any Letter of Transmittal, endorsement, bond power, power of attorney, or any other document required by the Letter of Transmittal is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person must indicate that capacity when signing. In addition, unless waived by the Company, the person must submit proper evidence satisfactory to the Company, in its sole discretion, of his or her authority to so act.

         A beneficial owner of Outstanding Notes that are held by or registered in the name of a broker, dealer, commercial bank, trust company or other nominee or custodian should contact that entity promptly if the holder wants to participate in the Exchange Offer.

Resales of Exchange Notes

         Based on an interpretation by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that Exchange Notes issued pursuant to the Exchange Offer in exchange for Outstanding Notes may be offered for resale, resold and otherwise transferred by any owner of such Exchange Notes (other than any such owner which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such owner's business and such owner does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution of such Exchange Notes. Any owner of Exchange Notes who tenders in the Exchange Offer with the intention to participate, or for the purpose of participating, in a distribution of the Exchange Notes may not rely on the position of the staff of the Commission enunciated in Exxon Capital Holdings Corporation (April 13,
1988) and Morgan Stanley & Co., Incorporated (June 5, 1991) or similar no-action letters but rather must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. In addition, any such resale transaction should be covered by an effective registration statement containing the selling security holders information required by Item 507 of Regulation S-K under the Securities Act. Each broker-dealer that receives Exchange Notes for its own broker-dealer as a result of market-making activities or other trading activities, may be a statutory underwriter and must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes.

         By tendering in the Exchange Offer, each Holder (or DTC participant, in the case of tenders of interests in the Global Exchange Notes held by DTC) will represent to the Company and Subsidiary Guarantors that, among other things, (i) the Exchange Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such Exchange Notes, whether or not such person is the registered Holder or DTC participant, (ii) neither the Holder or DTC participant nor any such other person has an arrangement or understanding with any person to participate in the distribution of such Exchange Notes and (iii) the Holder or DTC participant and such other person acknowledge that if they participant in the Exchange Offer for the purpose of distributing the Exchange Notes (a) they must, in the absence of an exemption therefrom, comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the Exchange Notes and cannot rely on the no-action letters referenced above and (b) failure to comply with such requirements in such instance could result in such Holder or DTC participant or such other person incurring liability under the Securities Act for which such Holder or DTC participant or such other person is not indemnified by the Company or any Subsidiary Guarantor. Further, by tendering in the Exchange Offer, each Holder or DTC participant and such other person that may be deemed an "affiliate" (as defined under Rule 405 of the Securities Act) of the Company will represent to the Company and Subsidiary Guarantors that such Holder or DTC participant and such other person understand and acknowledge that the Exchange Notes may not be offered for resale, resold or otherwise transferred by that Holder or DTC participant or such other person without registration under the Securities Act or an exemption therefrom.

Withdrawal Rights

         You can withdraw tenders of Outstanding Notes at any time on or before the Expiration Date.

         For a withdrawal to be effective, you must deliver a written, telegraphic, telex or facsimile transmission of a Notice of Withdrawal to the Exchange Agent on or before the Expiration Date. The Notice of Withdrawal must specify the name of the person tendering the Outstanding Notes to be withdrawn, the total principal amount of Outstanding Notes withdrawn, and the name of the registered holder of the Outstanding Notes if different from the person tendering the Outstanding Notes. If you delivered Outstanding Notes to the Exchange Agent, you must submit the serial numbers of the Outstanding Notes to be withdrawn and the signature on the Notice of Withdrawal must be guaranteed by an Eligible Institution, except in the case of Outstanding Notes tendered for the account of an Eligible Institution. If you tendered Outstanding Notes as a book-entry transfer, the Notice of Withdrawal must specify the name and number of the account at DTC to be credited with the withdrawal of Outstanding Notes and you must deliver the Notice of Withdrawal to the Exchange Agent by written, telegraphic, telex or facsimile transmission. You may not rescind withdrawals of tender. Outstanding Notes properly withdrawn may again be tendered at any time on or before the Expiration Date.

         We will determine all questions regarding the validity, form and eligibility of withdrawal notices. Our determination will be final and binding on all parties. Neither the Company, any affiliate or assign of the Company, the Exchange Agent nor any other person is under any obligation to give notice of any irregularities in any Notice of Withdrawal, nor will they be liable for failing to give any such notice. Withdrawn Outstanding Notes will be returned to the holder after withdrawal.

Interest on Exchange Notes

         The Exchange Notes will bear interest at a rate of 10 1/8% per annum, payable semi-annually, on January 15 and July 15 of each year, commencing July 15, 1999. Holders of Exchange Notes will receive interest on July 15, 1999 from the date of initial issuance of the Exchange Notes, plus an amount equal to the accrued interest on the Outstanding Notes. Interest on the Outstanding Notes accepted for exchange will cease to accrue upon issuance of the Exchange Notes.

Conditions to the Exchange Offer

         The Company need not exchange any Outstanding Notes, may terminate the Exchange Offer or may waive any conditions to the Exchange Offer or amend the Exchange Offer, if any of the following conditions have occurred:

(a) the Staff no longer allows the Exchange Notes to be offered for resale, resold and otherwise transferred by certain holders without compliance with the registration and prospectus delivery provisions of the Securities Act; or

(b) a governmental body passes any law, statute, rule or regulation which, in the Company's opinion, prohibits or prevents the Exchange Offer; or

(c)      the  Securities  and  Exchange   Commission  or  any  state  securities
         authority  issues a stop  order  suspending  the  effectiveness  of the registration statement or initiates or threatens to initiate a proceeding to suspend the effectiveness of the registration statement; or

(d) the Company is unable to obtain any governmental approval that the Company believes is necessary to complete the Exchange Offer.

         If the Company reasonably believes that any of the above conditions has occurred, it may (1) terminate the Exchange Offer, whether or not any Outstanding Notes have been accepted for exchange, (2) waive any condition to the Exchange Offer or (3) amend the terms of the Exchange Offer in any respect. If the Company's waiver or amendment materially changes the Exchange Offer, the Company will promptly disclose the waiver or amendment through a prospectus supplement, distributed to the registered holders of the Outstanding Notes. The prospectus supplement also will extend the Exchange Offer as required by Rule 14e-1 of the Exchange Act.

Exchange Agent

         The Company appointed Norwest Bank Minnesota, N. A. as Exchange Agent for the Exchange Offer. Holders should direct questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notice of Guaranteed Delivery to the Exchange Agent addressed as follows:

By Registered or Certified Mail:         Confirm By Telephone:                 By Hand or Overnight Delivery:

Norwest Bank Minnesota, N.A.             (612) 667-9764                        Northwest Bank Minnesota, N.A.
Corporate Trust                          Facsimile Transmissions:              Corporate Trust
Northwest Center                         (612) 667-9825                        Northwest Center
6th & Marquette                          Attention:  Corporate Trust Services  6th & Marquette
Minneapolis, Minnesota 55479                                                   Minneapolis, Minnesota 55479
Attention:  Corporate Trust Services                                           Attention: Corporate Trust Services


         If you deliver Letters of Transmittal and any other required documents to an address or facsimile number other than those listed above, your tender is invalid.

Fees and Expenses

         The Company will pay all costs incidental to the Exchange Offer including the reasonable and customary fees of the Exchange Agent for its services and reasonable out-of-pocket expenses. The Company will also pay brokerage houses and other custodians, nominees and fiduciaries their reasonable out-of-pocket expenses for sending copies of this Prospectus and related documents to holders of Outstanding Notes, and in handling or tendering for their customers.

         The Company will pay the transfer taxes for the exchange of the Outstanding Notes in the Exchange Offer. If, however, Exchange Notes are delivered to or issued in the name of a person other than the registered holder, or if a transfer tax is imposed for any reason other than for the exchange of Outstanding Notes in the Exchange Offer, then the tendering holder will pay the transfer taxes. If a tendering holder does not submit satisfactory evidence of payment of taxes or exemption from taxes with the Letter of Transmittal, the taxes will be billed directly to the tendering holder.

         The Company will not make any payment to brokers, dealers or other nominees soliciting acceptances in the Exchange Offer.

Accounting Treatment

         The Exchange Notes will be recorded at the same carrying value as the Outstanding Notes. Accordingly, the Company will not recognize any gain or loss for accounting purposes. The Company intends to amortize the expenses of the Exchange Offer and issuance of the Outstanding Notes over the term of the Exchange Notes.

REORGANIZATION OF THE COMPANY

         Historically, the Company's operations in Indiana, Michigan and Illinois have been conducted through wholly-owned subsidiaries for Indiana ("NWS-Indiana") and Michigan ("NWS-Michigan") and through an affiliate for Illinois ("NWS-Illinois"). Prior to the Reorganization, James E. LaCrosse (or a trust for the benefit of his family) and Norma M. Johnston owned substantially all of the voting and non-voting shares of common stock of NWS-Indiana and, together with Martin H. Bart, owned all of the voting and non-voting shares of common stock of NWS-Illinois.

         In December, 1998, a reorganization took place which created a new holding company ("NWS") into which all of the shares of capital stock in NWS-Indiana and NWS-Illinois owned by Mr. LaCrosse (or a trust for the benefit of his family) or Mrs. Johnston were contributed in exchange for shares of NWS. In addition, NWS-Indiana subsequently distributed all of its shares in NWS-Michigan to NWS. Finally, a new limited liability company subsidiary of NWS-Illinois was created into which substantially all of the Company's Illinois operations were transferred ("NWS-LLC"). Currently, NWS-LLC is owned 75% by NWS-Illinois and 25% by Mr. Bart. Allocations of profits and losses are different (currently 96% for NWS-Illinois and 4% for Mr. Bart) given the capital investment disparity between NWS-Illinois and Mr. Bart. The profit and loss allocations would be subject to change in the future depending on the relative capital accounts of the members, which in turn would affect the amount of Mr. Bart's minority interest reflected in the Company's consolidated financial statements. NWS is substantially wholly-owned by Mr. LaCrosse (or a trust for the benefit of his family) and Mrs. Johnston. Each of NWS-Indiana, NWS-Illinois, NWS-Michigan and NWS-LLC is a Guarantor of the Exchange Notes.

         The primary purpose of the Reorganization was to establish a holding company structure for NWS-Indiana and all of its significant affiliated companies. This allows for the financial results of NWS-Indiana, NWS-Illinois and NWS-Michigan to be reported on a consolidated basis in the future with Mr. Bart's non-voting interest in NWS-LLC reflected as a minority interest in the consolidated financial statements of NWS.

USE OF PROCEEDS

         The Exchange Offer will not generate cash proceeds for the Company. The Company used the net proceeds from the sale of the Outstanding Notes to repay the Company's existing credit facility, a $15.0 million short-term bank facility, of which $7.5 million was outstanding as of December 31, 1998, and certain other outstanding indebtedness of the Company.

CAPITALIZATION

         The following table sets forth as of December 31, 1998 (i) the actual capitalization of the Company, and (ii) the capitalization of the Company as adjusted to give effect to the Offering, the application of the estimated net proceeds from the Offering and the New Credit Facility. This table should be read in conjunction with "Use of Proceeds," "Selected Combined Financial and Other Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and notes thereto included elsewhere in this Offering Memorandum.

                                                        As of December 31, 1998
                                                        ----------------------------
                                                                         As Adjusted
                                                          Actual
                                                       (In thousands)
Cash.................................................       $ 3,217           $  100
                                                        ============    ============

Total debt:
   Existing Credit Facility..........................      $ 87,390       $       --
   Other existing unsubordinated indebtedness (1)....        32,605              296
   New Credit Facility (2)...........................            --           12,092
   Notes.............................................            --          110,000
   Subordinated indebtedness (3).....................           950              950
                                                        ------------    ------------
      Total debt ....................................       120,945          123,338
Stockholders' equity (4).............................        25,119           23,160
                                                        ------------    ------------
Total capitalization.................................     $ 146,064        $ 146,498
                                                        ============    ============

-----------
(1) This amount includes borrowings of $7.5 million under a short-term bank facility which was repaid with the proceeds of the January, 1999 offering. A portion of this Indebtedness is term Indebtedness which carries prepayment penalties of approximately $0.2 million. This amount, together with unamortized deferred financing costs of approximately $0.3 million, will be recorded as a loss on extinguishment of debt at the time of repayment.

(2) Total borrowings of up to $60.0 million will be available on a revolving basis under the New Credit Facility. See "Description of New Credit Facility and Other Indebtedness." Undrawn amounts will be available for working capital and general corporate purposes. The Company's actual borrowings at the closing of the Exchange Offer will depend on the Company's seasonal working capital requirements. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

(3) Includes a subordinated note payable to a former employee in the amount of $350,000, and a $600,000 note payable to a former stockholder pursuant to a five-year non-compete agreement and does not include any obligations under notes due stockholders, $1.8 million of which were converted into equity prior to December 31, 1998. See "Certain Transactions."

(4) The adjustments to stockholders' equity are shown in the table below (in thousands):


Stockholders' equity at December 31, 1998......................   $     25,119
Dividends paid prior to the initial offering...................         (1,800)
Stockholder contributions made prior to the initial offering...            300
Unamortized deferred financing costs written off...............           (279)
Prepayment penalties...........................................           (180)
                                                                  -------------

Stockholders' equity at December 31, 1998, as adjusted.........   $     23,160
                                                                  -------------

SELECTED COMBINED FINANCIAL AND OTHER DATA

         The following summary historical financial information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the combined financial statements and notes thereto included elsewhere herein. The pro forma income statement data and other data for the twelve months ended December 31, 1998 give effect to the Initial Offering and the New Credit Facility as if they had occurred at the beginning of the period presented.

(Dollars and cases in thousands, except per case amount)

                                                                                                Nine Months            Twelve
                                                                                                   Ended            Months Ended
                                               Years Ended March 31,                            December 31,         December 31,
                               ---------------------------------------------------------- ----------------------   --------------
                                 1994        1995        1996        1997        1998        1997         1998          1998

Statement of Income Data:
   Net product sales.......    $ 396,360   $427,218    $443,257    $488,071    $505,141    $401,927     $423,367    $  526,581
   Distribution fees (1)...           --         --          --       2,729      16,270      13,121       14,010        17,159
                               ----------  ----------  ----------  ----------  ----------  ----------   ---------   --------------
   Total revenue...........      396,360     427,218     443,257     490,800     521,411     415,048     437,377       543,740

   Cost of products sold...      330,698     354,478     364,792     402,072     411,734     329,566     346,516       428,684
                               ----------  ----------  ----------  ----------  ----------  ----------   ---------   --------------
    Gross profit............     65,662      72,740      78,465      88,728     109,677      85,482       90,861       115,056
   Selling, general and
      administrative expenses    62,884      64,431      68,925      80,299      99,118      75,044       78,690       102,764
                               ----------  ----------  ----------  ----------  ----------  ----------   ---------   --------------
    Income from operations..      2,778       8,309       9,540       8,429      10,559      10,438       12,171        12,292
   Interest expense........      (4,907)     (7,341)     (7,935)     (8,486)     (9,672)     (7,325)      (8,018)      (10,365)
   Gain on sale of assets..         176          89         172          41       4,139       4,225           97            11
   Other income............         672       1,122       1,247       1,619       2,085         938        1,336         2,483
                               ----------  ----------  ----------  ----------  ----------  ----------   ---------   --------------
    Net income (loss) (2)...   $ (1,281)   $  2,179     $ 3,024     $ 1,603    $  7,111    $  8,276     $  5,586   $     4,421
                               ==========  ==========  ==========  ==========  ==========  ==========   =========  ==============

Other Financial Data:
   EBITDA (3)..............     $ 6,578     $12,870     $14,442     $14,186    $ 17,674    $ 15,490     $ 18,245   $    20,429
   EBITDA margin...........         1.7%        3.0%        3.3%        2.9%       3.4%        3.7%          4.2%          3.8%
   Depreciation
      and amortization.....     $ 3,800     $ 4,561     $ 4,902     $ 5,757    $ 7,115     $ 5,052      $ 6,074    $     8,137
   Capital expenditures (4)      12,002       6,503       3,609      10,447     13,952      12,069        6,518          8,401
      Ratio of earnings to fixed
      charges (5)..........        N/A         1.3x        1.4x        1.2x       1.6x        2.0x         1.6x           1.4x

Operating Statistics:
   Product Sales Operations
   Cases shipped (spirits and
      wine)................        N/A        6,006       6,109       6,099      6,343       5,039        5,035          6,339
   Net product price per case      N/A      $ 61.07     $ 62.87     $ 69.95    $ 72.86     $ 73.23     $  74.62    $     73.96

   Gross profit margin.....        16.6%       17.0%       17.7%       17.6%      18.5%       18.0%       18.2%           18.6%
   Fee Operations
   Cases shipped (spirits).         --          --          --         396       2,545       1,990        2,124          2,679
   Distribution fee per case        --          --          --        $6.50    $  6.50     $  6.50     $   6.50    $      6.50

Pro Forma Information:
   Adjusted EBITDA (3).....         --          --          --          --          --          --           --         21,322
   Interest expense (6)....         --          --          --          --          --          --           --         11,299
   Adjusted EBITDA/Interest
      Expense..............         --          --          --          --          --          --           --           1.9x
   Net Debt/Adjusted
      EBITDA (7)...........         --          --          --          --          --          --           --           5.8x


(In thousands)
                                                         As of March 31,                             As of December 31,
                                 ------------------------------------------------------------        -------------------
Balance Sheet Data:                   1994         1995        1996         1997        1998           1997         1998

   Cash........................    $ 1,244      $ 1,489       $ 1,475     $ 3,395     $ 1,370     $   2,924     $  3,217
   Total assets................    120,824      122,189       143,316     160,366     169,102        88,383      202,136
   Total debt..................     70,373       71,072        86,908      99,545     102,434        26,504      120,945
   Stockholders' equity........     12,909       15,363        14,209      10,470      14,582        17,253       25,119



NOTES TO SELECTED COMBINED FINANCIAL AND OTHER DATA

     (1) Distribution fees include the Company's per case distribution fee for cases of spirits delivered in and on behalf of the State of Michigan by the Company. The Company does not take title to or finance any inventory in Michigan.

     (2) The  Company  has elected "S"  corporation  status  under the  Internal
Revenue Code of 1986, as amended (the "Code") and, consequently, the Company does not incur liability for federal and certain state income taxes.

     (3) EBITDA is defined as income from operations plus depreciation and amortization. Adjusted EBITDA is defined as EBITDA plus non-cash LIFO charges plus start-up expenses (includes organizational costs, brand registration costs, temporary employee costs, and costs for temporary warehouse facilities and special product delivery costs for the Michigan operations and all U.S. Beverage costs net of U.S. Beverage revenues through fiscal 1998), as follows:

(In thousands)
                                                                                      Nine Months        Twelve Months
                                                                                         Ended               Ended
                                               Years Ended March 31,                  December 31,         December 31,
                               --------------------------------------------------   ------------------   --------------
                                 1994       1995       1996       1997       1998       1997      1998          1998

EBITDA....................    $ 6,578   $ 12,870   $ 14,442   $ 14,186   $ 17,674    $15,490   $18,245      $ 20,429
LIFO charge...............         65        145        545      1,455        570        429       605           746
Start-up expenses.........        992         --         --      1,157      3,320      3,163        --           157
                              --------  ---------  ---------  ---------  ---------  ---------  --------     -----------
   Adjusted EBITDA........    $ 7,635   $ 13,015   $ 14,987   $ 16,798   $ 21,564   $ 19,082   $18,850      $ 21,332
                              ========  =========  =========  =========  =========  =========  ========     ===========


EBITDA is presented because it is a widely accepted financial indicator used by certain investors and analysts to analyze and compare companies on the basis of debt service capability. Adjusted EBITDA is presented because management believes it may assist in evaluating the Company's ability to service its Indebtedness, including the Exchange Notes. In particular, by March 31, 1998, the Company had incurred substantially all start-up expenses associated with its operations in Michigan and its U.S. Beverage operations. EBITDA and Adjusted EBITDA are not intended to represent cash flows for the periods presented, nor have they been presented as an alternative to operating income as an indicator of operating performance and should not be considered in isolation or as a substitute for measures of performance and cash flow prepared in accordance with generally accepted accounting principles. See the historical financial statements of the Company included elsewhere herein.

     (4) The breakdown of capital expenditures for the Company by significant project is set forth below:

                                                                                     Nine Months         Twelve Months
                                                                                        Ended               Ended
                                             Years Ended March 31,                   December 31,        December 31,
                              --------------------------------------------------   -------------------   --------------
                                 1994      1995       1996       1997       1998       1997       1998          1998
(In thousands)
Business expansion........    $ 10,733   $3,930    $   786   $  5,855   $ 10,758    $ 9,740    $ 4,033     $   5,051
Information systems.......         403    1,743      1,553      2,446      1,781      1,225        921         1,447
Maintenance...............         866      830      1,270      2,146      1,413      1,104      1,564         1,873
                              --------   -------  ---------  ---------  ---------  ---------  ---------    ------------
                              $ 12,002   $6,503    $ 3,609   $ 10,447   $ 13,952   $ 12,069    $ 6,518     $   8,401
                              ========   =======  =========  =========  =========  =========  =========    ============

     (5) For purposes of calculating earnings to fixed charges, earnings consist of net income plus fixed charges. Fixed charges consist of interest expense, amortization of debt expense and discount or premium relating to Indebtedness and the portion of rental expense on operating leases which the Company estimates to be representative of the interest factor attributable to rental expense. For 1994, earnings were inadequate to cover fixed charges by $1,281,000.

     (6) For pro forma interest expense, the effective interest rate on the New Credit Facility is assumed to be 7.75%. Pro forma interest expense has been reduced by $454,000 which represents interest expense on the shareholder notes payable which will be set off against the interest income on the shareholder notes receivable pursuant to the amended terms of the shareholder notes. See "Certain Transactions."

     (7) Net debt represents total debt less cash. The Company's indebtedness fluctuates with its seasonal working capital requirements. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "--Quarterly Results of Operations; Seasonality."

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The following discussion should be read in conjunction with "Selected Combined Financial and Other Data" and the Company's historical combined financial statements and the accompanying notes included elsewhere in this Offering Memorandum. Unless otherwise indicated, all references to years are to the Company's fiscal year ended March 31.

Overview

         The Company is one of the largest distributors of wine and spirits in the United States. Substantially all of the Company's current operations are in Illinois, Indiana and Michigan. The Company's reported revenues include net product sales in Indiana and Illinois, and distribution fees in Michigan. In Indiana and Illinois, the Company's net product sales are comprised of sales to retail customers of wine and spirits products and, to a much lesser extent, beer, water and other related products. The Company purchases these products from suppliers and resells them to customers at more than 24,000 retail locations in Indiana and Illinois through the Company's approximately 600 person sales organization. In Michigan, which privatized certain aspects of the wholesale distribution of spirits in 1997, the Company serves as an "authorized distribution agent" for the state and collects a flat $6.50 per case delivery fee set by the state and paid by suppliers for each case of spirits delivered to approximately 12,000 locations throughout Michigan. The Company does not take title to or finance any inventory in Michigan and operates with a relatively small sales force.

         For 1998, net product sales in Indiana and Illinois were $505.1 million compared to $488.1 million in 1997. Distribution fees for 1998, which was the Company's first full year of operations in Michigan, were $16.3 million compared to $2.7 million during 1997. For purposes of illustrating the scale of the Company's operations in Michigan, the total wholesale prices of products delivered by the Company in Michigan in 1997 and 1998 were $42.9 million and $280.5 million, respectively, based on the fixed wholesale prices of the spirits delivered by the Company. The Company's gross profit includes the gross margin on product sales in Indiana and Illinois and 100% of the Company's distribution fees in Michigan since the Company does not take title to inventory in Michigan. The Company's selling, general and administrative expenses reflect administrative expenses and the costs of logistics and warehousing in all markets, and selling expenses that relate almost exclusively to product sales in Illinois, Indiana or through U.S. Beverage.

         During 1997 and 1998, selling, general and administrative expenses included certain start-up expenses related to the Company's new operations in Michigan and its specialty and craft beer marketing business (U.S. Beverage). Management believes that these start-up expenses are one-time costs directly related to the commencement of these business operations that will not impact operating performance or cash flow on an ongoing basis. The Company anticipates no additional start-up costs in Michigan and expects that business to be solidly profitable for the first time in 1999. Management believes U.S. Beverage should achieve operating profitability in 2000 as a result of the addition of exclusive U.S. distribution rights to the Hooper's Hooch flavored malt beverage acquired in September, 1998 from Bass, PLC. See "Offering Memorandum Summary--Recent Developments."

         With the inclusion of the Company's distribution fees in Michigan, comparisons of combined sales, gross profit and selling, general and administrative expenses between years are difficult. For example, because 100% of the distribution fees are included in gross profit, increases in distribution fees as a percentage of total sales tend to increase overall gross margin. By contrast, logistical and warehousing expenses are a far higher percentage of distribution fee business in Michigan than they are of the product sales in Illinois and Indiana so that increases in the distribution fee business have increased selling, general and administrative expenses as a percentage of revenue and decreased operating margins. Now that the Company's business in Michigan has completed its start-up phase and fee revenue is becoming more consistent as a percentage of total revenue, there should be less impact on period to period margin comparisons in the future. The Company has been able to expand its business through distribution fees in Michigan without the need for corresponding growth in, or financing of, working capital and sales force.

         The Company's results of operations are typically highly seasonal as the result of a number of factors, particularly the Christmas season. The third quarter ending December 31, for example, represents the largest portion of the Company's annual net income. The fourth quarter is usually not profitable, and the first and second quarters are typically marginally profitable or slightly unprofitable after interest expense. See "--Quarterly Results of Operations; Seasonality."

         The Company has historically reported its financial statements on a combined basis, and began reporting on a consolidated basis following the completion of the Reorganization in December, 1998. On a consolidated basis, Mr. Bart's interest in NWS-Illinois will be reflected as a minority interest. As a result of the nature of this interest, management does not expect the differences between combined and consolidated results to be material.

         The Company announced an average $3.65 per case across-the-board price increase on all spirits in Indiana to become effective January 1, 1999 for the products of most suppliers, and February 1, 1999 for the balance of spirits suppliers. This increase caused retail customers to purchase additional case volume in December, 1998 before the increase took effect; therefore, the Company shipped more volume in December, 1998 relative to previous years, with potential reductions in volume in the quarter ending March 31, 1999. The Company's single spirits competitor in Indiana, Olinger Distributing, followed by announcing its own set of across-the-board price increases. The last across-the-board price increase announced by the Company was in 1995 and was effective. Although there can be no assurance, the Company believes this price increase will also be effective in the marketplace. If and to the extent the increase is effective, management believes that it will have a positive effect on the financial performance of the Company's Indiana operation. The Company sold approximately
1.5 million cases of spirits in Indiana in fiscal 1998. Assuming constant volume, management believes that the across-the-board price increase would have generated an estimated $5.5 million of additional revenues in fiscal 1998, a significant portion of which would represent an improvement in gross margin. Management believes that there will be no material incremental operating expenses associated with these revenues.
See "Offering Memorandum Summary--Recent Developments--Indiana Price Increase."

Results of Operations

         The following table includes information regarding total cases shipped by the Company in 1996, 1997, 1998 and for the nine months ended December 31, 1997 compared with the nine months ended December 31, 1998:

                                                                                                      Nine Months Ended
                                                       Years ended March 31,                            December 31,
                                          ------------------------------------------           --------------------------------
                                              1996       1997                   1998                 1997                 1998
                                          --------  ---------                -------             ---------             ---------
                                                                 Percent               Percent                           Percent
                                           Cases     Cases        Change     Cases      Change     Cases      Cases       Change
(Cases in thousands)
Wine (product sales operations)......       2,775     2,838         2.3%      2,981       5.0%       2,340      2,419      3.4%
Spirits (product sales operations)...       3,334     3,261        (2.2)      3,362       3.1        2,699      2,616     (3.1)
Spirits (distribution fee operations)          --       396          --       2,545     542.7        1,990      2,124      6.7
                                          --------  --------                --------              ---------  ---------
      Total wine and spirits.........       6,109     6,495         6.3       8,888      36.8        7,029      7,159      1.8
Other................................       1,480     1,691        14.3       1,971      16.6        1,557      1,704      9.4
                                          --------  --------                --------              ---------  ---------

      Total..........................       7,589     8,186         7.9%     10,859      32.7%       8,586      8,863      3.2%
                                          ========  ========                ========              =========  =========


Nine Months Ended December 31, 1998 Compared with Nine Months Ended December 31, 1997

          Revenue. The Company reported product sales in the nine months ended December 31, 1998 of $423.4 million, an increase of $21.4 million, or 5.3%, over the comparable prior year period. This increase resulted primarily from the continued shift by consumers to more premium brands, and the addition of Sebastiani Wines in the Chicago market, which more than offset a slight decline in total spirits cases sold. Contributing to the decline in the sale of spirits cases was the additional customer purchases of spirits cases in the fourth quarter of fiscal 1998 in advance of an announced price increase on certain key brands. This increased case sales in fiscal 1998 and decreased case sales in the nine months ended December 31, 1998. In addition, U.S. Beverage contributed $5.7 million of revenue, all of which was incremental compared to the prior year. Distribution fees increased 6.8% for the nine month period to $14.0 million on increased volume of existing brands and the addition of new suppliers. The Company's recent addition of certain new supplier brands in Michigan (McCormick and Austin-Nichols) did not occur until the middle of the second quarter of 1999 and, therefore, is only partially reflected in the Company's 1999 nine month results. The recent loss of the J&B brand in Michigan (due to supplier realignment) did not occur until November, but management does not expect it to have a material impact on the distribution fee operations of the Company.

         Gross Profit. Gross profit on the Company's total revenue increased to $90.9 million in the nine months ended December 31, 1998 from $85.5 million in the comparable prior year period. This represented a 6.3% increase, due to improving gross margins on the Company's product sales for the nine months from 18.0% to 18.2% and the additional volume in Michigan with no corresponding cost of products sold. Gross margins on product sales continued to benefit slightly from the continuing shift in product mix to higher profit premium brands and from gradual reductions in trade discounts in the competitive Chicago market. Additionally, the U.S. Beverage business contributed slightly with margins of 18.1% for the nine months ended December 31, 1998. As a result of this improvement and since gross profit in Michigan is 100% of fee revenues, the Company's overall gross profit margin grew from 20.6% in the nine months ended December 31, 1997 to 20.8% for the nine-month period ended December 31, 1998. Cost of products sold included a non-cash LIFO charge of $0.6 million in the nine months ended December 31, 1998 compared with $0.5 million for the comparable prior year period. Interim LIFO calculations are based on management's estimates of expected year-end inventory levels and costs. Over the past five years, LIFO adjustments have ranged between $0.1 and $1.5 million per year.

         Selling, General and Administrative Expenses. Overall, operating expenses increased $3.6 million to $78.7 million for the nine months ended December 31, 1998 from $75.0 million for the comparable period ended December 31, 1997. As a percent of total revenue, selling, general and administrative expenses decreased from 18.1% for the nine-month period ended December 31, 1997 to 18.0% for the comparable current year period.

         Selling expenses for product markets increased $4.7 million, or from 6.1% to 6.9% of total revenues, for the nine-month period ended December 31, 1998, primarily as a result of increased manpower to support the Illinois and Indiana product markets, including additional sales staff in Illinois to support the newly acquired Sebastiani brand line. Additionally, U.S. Beverage contributed $2.6 million to overall selling, warehouse and delivery expenses during the current nine-month period compared to no selling, warehouse and delivery expenses in the prior year. Finally, in order to acquire additional lines in Michigan, the Company created a sales team for the first time in that market. This increased selling expenses by $0.2 million for the nine-month period ended December 31, 1998. While small, selling expenses are expected to grow slightly as the Company continues to increase its sales force in Michigan.

         Total administrative expenses increased slightly by $0.6 million or 2.6% over the Company's nine-month period ended December 31, 1997, which is down as a percentage of total revenue from 5.2% to 5.1%. The increase in administrative expenses was primarily a result of the installation of new computer systems in Indiana and from general employee benefit cost increases across the Company.

         Start-up expenses decreased 100%, or $3.2 million for the nine months ended December 31, 1998, as U.S. Beverage moved out of its start-up phase and incurred ongoing operating expenses, and NWS-Michigan completed its start-up in fiscal 1998.

         Income from Operations. Operating income increased 16.6% or $1.7 million for the nine months ended December 31, 1998. As a percent of total revenue, income from operations improved from 2.5% for the nine month period ended December 31, 1997 to 2.8% for the current year period. The increased revenues for the nine month period ended December 31, 1998 and improved gross margins more than offset the increase in operating expenses, and the increase in LIFO reserve during the period.

         Interest Expense. Interest expense increased 9.5% to $8.0 million during the nine months ended December 31, 1998. The increase was attributable to additional borrowings to finance the capital expenditures needed for the Company's Michigan operations as well as an upgrade to the Chicago material handling system and to finance the Company's Kentucky acquisition. This more than offset a decrease in the Company's cost of borrowing as a result of the Federal Reserve's interest rate cuts which directly impact the Company's interest expenses under its bank loans during the third quarter.

         Other Income. Other income decreased by $3.7 million in the nine-month period ended December 31, 1998, compared to the prior year period, due to a $4.1 million gain on the sale of certain licensed brands, trademarks, and tradenames in Illinois in fiscal 1998. Excluding the one-time gain, other income increased due to the Company's share of income in Commonwealth Wine & Spirits, LLC.

          Net Income. For its nine-month period ended December 31, 1998, the Company reported $5.6 million in net income compared to $8.3 million for the nine months ended December 31, 1997 primarily due to the $4.1 million gain on the sale of certain assets during the fiscal 1998 nine month period. Without the one-time gain, net income for the Company was up 33.8% or $1.4 million for the nine months ended December 31, 1997.

Fiscal 1998 Compared with Fiscal 1997

          Revenue. The Company reported product sales in 1998 of $505.1 million, an increase of $17.1 million, or 3.5%, from 1997 product sales of $488.1 million, primarily from volume gains on existing brands. Product sales also benefited from consumer shifts to higher priced brands. Cases of spirits and wine delivered increased 3.1% and 5.0%, respectively, from 1997 to 1998. Distribution fees in Michigan increased from $2.7 million in 1997 to $16.3 million in 1998, as the Company completed its first full year of operations in Michigan. The complete year of Michigan business was the leading contributor to growth in total case volume for the Company from 8.2 million cases in 1997 to
10.9 million cases in 1998, an increase of 32.7%. The Company's beer, water and other products have experienced significant shipment growth but have not yet represented a material portion of the Company's revenues or materially impacted operating performance.

          Gross Profit. Gross profit on the Company's total revenue increased to $109.7 million in 1998 from $88.7 million in 1997, a 23.6% increase, due to an improvement in gross margins on product sales from 17.6% to 18.5% and the increase in Michigan distribution fees which have no corresponding cost of products sold. The gross margin improvement on product sales was primarily due to reduced trade discounts and the continuation of a shift towards premium, higher-margin wine and spirits brands. As a result of this improvement, and because gross profit in Michigan is 100% of fee revenues, the Company's overall gross profit margin grew from 18.1% to 21.0%. Cost of products sold included a non-cash LIFO charge of $0.6 million in 1998 and $1.5 million in 1997.

          Selling, General and Administrative Expenses. Between 1997 and 1998 total selling, general and administrative expenses, including start-up expenses related to the Company's Michigan and U.S. Beverage operations, increased to $99.1 million, or 19.0% of total revenue, from $80.3 million, or 16.4% of total revenue, primarily because of increased warehouse and delivery expenses relating to the growth of the Michigan business, increased administrative expenses and the start-up expenses. Management does not believe that a year to year comparison of selling, general and administrative expenses as a percentage of revenue is particularly meaningful due to the impact on the comparison of the Michigan operation, which generates relatively low distribution fee revenues as discussed above, resulting in proportionately higher warehouse, delivery and administrative expenses. Warehouse and delivery expenses for Indiana and Illinois remained fairly constant from 1997 to 1998. Warehouse and delivery expenses were $11.2 million in Michigan in 1998 compared to $2.1 million in 1997.

         Selling expenses increased $1.4 million or 4.6%, which is flat as a percentage of total revenue compared to 1997. The increase in selling expenses was primarily related to higher commission expenses on higher revenues in Indiana.

         Administrative expenses increased by $5.3 million, or 21.4%, primarily as a result of approximately $4.0 million in additional administrative costs related to a full year of operations in Michigan, including accounting and computer services, customer support personnel and miscellaneous administrative costs.

         For 1998, the Company also incurred start-up costs of $3.3 million, a $2.2 million increase from 1997. The $3.3 million of start-up costs consisted of $1.2 million related to the Company's Michigan operations and $2.1 million related to U.S. Beverage. The Michigan start-up expenses included temporary employees, temporary warehouse facilities and special product delivery costs incurred while the Company's new Michigan distribution network was being put into place. U.S. Beverage's start-up expenses in 1998 of $2.1 million included brand registration costs and other expenses, net of revenue, related to the establishment of the 32-state U.S. Beverage distribution network. Start-up expenses in Michigan and U.S. Beverage were substantially completed in 1998.

          Income from Operations. Operating income increased $2.1 million, or 25.3%, to $10.6 million in 1998 over 1997. The Company's increases in selling, general and administrative expenses, start-up expenses, a small operating loss in Michigan's first full year and the U.S. Beverage losses were more than offset by increased revenues and improved gross margins in wine and spirits product sales. As a percent of total revenue, income from operations improved from 1.7% in 1997 to 2.0% in 1998. Without start-up expenses, the Company's 1998 operating income would have been $13.9 million, or 2.7% of total revenue, compared to $9.6 million in 1997, or 2.0% of total revenue.

          Interest Expense. Interest expense in 1998 was $9.7 million, an increase of $1.2 million over 1997. The increase was primarily due to additional debt incurred to finance capital expenditures for the Company's Michigan operations. Interest expense included $0.5 million related to subordinated stockholder notes of which $0.3 million was accrued and not paid in cash.

         Other Income. Other income included a $4.1 million gain on the sale of certain non-core private label brands in Illinois in 1998. Of the total sale price, $3.0 million was paid in cash to the Company in 1998, with the balance of $2.2 million being due in monthly installments through 2004. Interest, rental and other income primarily includes rental income on surplus property currently for sale in Illinois and interest income from Mr. LaCrosse and Mrs. Johnston on their notes payable to the Company, a portion of which was accrued and not received in cash.

         Net Income. Net income was $7.1 million in 1998, compared to $1.6 million in 1997. Net income for 1998 without start-up expenses and the gain on sale of assets would have been $6.4 million. As an S corporation, the Company does not pay corporate level income tax.

Fiscal 1997 Compared with Fiscal 1996

          Revenue. The Company's net product sales in 1997 increased to $488.1 million, an increase of $44.8 million, or 10.1% from 1996 product sales of $443.3 million, primarily as a result of (i) wine and spirits products sales which benefited from price increases and the continued shift to higher priced brands by consumers which resulted in an 11.3% increase in the average price per case delivered; and (ii) a significant increase in product sales in Illinois where wine cases increased 6.9% over 1996, which more than offset a volume decline in Indiana. The Company began its Michigan operations in 1997, which contributed $2.7 million of distribution fees during two months of sales. Primarily due to the Michigan start-up and the Illinois operations, total case volume increased from 7.6 million to 8.2 million, or by 7.9%.

         Gross Profit. Gross profit on product sales increased from $78.5 million in 1996 to $88.7 million in 1997, a $10.3 million or 13.1% increase. The increase was primarily the result of management in Illinois focusing on reducing customer discounting in the competitive Chicago market. Michigan distribution fees contributed $2.7 million in gross profit from its first two months of operation since these fees have no corresponding cost of goods sold. Cost of products sold included a non-cash LIFO charge of $1.5 million in 1997 and $0.5 million in 1996.

          Selling, General and Administrative Expenses. Between 1996 and 1997, total selling, general and administrative expenses increased to $80.3 million, or 16.4% of total revenue from $68.9 million, or 15.6% of total revenue.

         Warehouse and delivery expenses increased 18.8% to $23.5 million in 1997 from $19.8 million in 1996. This increase was primarily the result of the new operations in Michigan which accounted for $2.1 million of the increase, approximately $1.0 million of which was start-up expense.

         Selling  expenses  increased  17.9% to $30.9 million from 1996 to 1997.
This increase was driven primarily by expansion of the wine sales force in Illinois to accommodate new suppliers and by additional expenses incurred as suppliers continued to seek more distributor support for sales and service functions previously performed by the suppliers.

         Administrative expenses increased by 7.9%, or $1.8 million, primarily due to commencement of operations in Michigan in 1997.

         Income from Operations. Operating income decreased from $9.5 million in 1996 to $8.4 million in 1997 as the increase in gross profit was offset by the increase in selling, general and administrative expenses, including start-up expenses for Michigan. Without start-up expenses, the Company's 1997 operating income would have been $9.6 million.

         Interest Expense. Interest expense increased from $7.9 million in 1996 to $8.5 million in 1997 as the Company had increased borrowings to support the additional working capital requirements associated with the increase in product sales in Indiana and Illinois and capital expenditures associated with the Company's Michigan start-up.

         Net Income. Net income decreased to $1.6 million in 1997 compared to $3.0 million in 1996 primarily due to the significant non-cash LIFO charge and start-up costs associated with the Company's Michigan operations.

Quarterly Results of Operations; Seasonality

         The Company's revenues are influenced by a number of factors, particularly the Christmas holiday season, which tend to result in seasonally high levels of volume and profitability in the Company's fiscal third quarter with seasonal losses in the Company's fiscal fourth quarter.

         The following table presents unaudited quarterly financial information for each of the eleven quarters in the period ended December 31, 1998. In the opinion of the Company's management, this information has been prepared on the same basis as the combined historical financial statements appearing elsewhere in this Prospectus and includes all adjustments (consisting only of normal recurring accruals) necessary to present fairly the financial results set forth herein. Results of operations for any quarter are not necessarily indicative of the results of any future period.

                                                                        Years ended March 31,
                                        1997                                    1998                               1999
                      -------------------------------------   ---------------------------------------    ---------------------------
                           Q1        Q2        Q3        Q4          Q1        Q2        Q3        Q4          Q1        Q2       Q3

Revenues........... $ 119,093 $ 111,164 $ 157,056 $ 103,487   $ 130,387 $ 115,493 $ 169,168 $ 106,363   $ 135,899 $ 122,005 $ 79,473

Operating income        1,892       950     6,544     (957)       2,714     1,008     6,716       121       3,908       503    7,760
   (loss)..........
EBITDA (1).........     3,293     2,350     7,944      599        4,273     2,567     8,650     2,184       5,912     2,544    9,789
Operating working
 capital               74,435    74,602    88,247   75,579       76,594    78,717   100,243    74,326      76,963    78,491   91,381
 (end of period)(2)

-----------
(1) See Note 3 to "Selected Combined Financial and Other Data" for a definition of EBITDA and other information regarding EBITDA.

(2) Operating working capital is defined as the sum of accounts receivable and inventory less accounts payable.

Liquidity and Capital Resources

         The Company's primary cash requirements have been to fund accounts receivable and inventories in Indiana and Illinois and to fund capital expenditures and acquisitions. The Company has historically satisfied its cash requirements principally through cash flow from operations, trade terms and bank borrowings.

         As indicated above, the Company's business is highly seasonal. The Company's operating working capital fluctuates with seasonal trends as illustrated in the quarterly table above. As a result, the Company's working capital requirements and borrowings under the Company's credit facility have fluctuated significantly over the course of each year. In 1998, the minimum and maximum amount of borrowings under the existing credit facility at any one time were $66.7 million (in March, 1998), and $94.4 million (in November, 1997). The average month-end borrowings in 1998 were $78.2 million. Working capital also fluctuates with some suppliers' desired shipping patterns, which tend to produce increased orders and inventory at the end of such suppliers' fiscal periods.

         Effective January 25, 1999, the Company completed an offering of $110.0 million of senior notes due 2009. Concurrently with the offering of the senior notes, the Company entered into a new $60.0 million credit facility secured by the accounts receivable and inventory of the Companies. With proceeds from the senior notes offering and borrowings under the new credit facility, the Company retired substantially all of its bank revolving and term indebtedness.

         Consistent with historical seasonality, for the nine months ended December 31, 1998, the Company used $6.6 million in net cash from operating activities, primarily to finance increased account receivables.

         Net cash used for investing activities during the first nine months of 1999 was $15.0 million, primarily for the Company's Kentucky investment and for an upgrade and expansion of the Chicago material handling system and for converting the Indiana operation to a new corporate-wide management information system.

         Total assets increased to $202.1 million at December 31, 1998, a $33.0 million increase from March 31, 1998 as a result of additional property and equipment supporting the Michigan operation and the seasonal increase in inventories as well as the equity investment in Kentucky. At the same time, debt increased from $96.3 million at March 31, 1998 to $120.9 million at December 31, primarily to help fund the Kentucky investment and growth in inventory and capital expenditures for the first nine months of 1999.

         Net cash provided by operating activities was $9.8 million for 1998 as compared to $6.9 million for 1997. The 1998 increase was primarily the result of significant improvement in net income, increased depreciation expense, an increase in accounts payable and a decrease in accounts receivable.

         Net cash used by investing activities was $9.9 million in both 1998 and 1997 primarily as a result of capital expenditures in Michigan. Total 1999 capital expenditures are expected to be approximately $7.5 million, including approximately $4.0 million to upgrade and expand the material handling system in the Chicago warehouse, $3.5 million of which is already committed. Consistent with management's strategy of focusing on core logistics and value added services, the Company sold non-core private label brands during 1998 for $4.1 million (after disposal costs), of which $3.0 million was cash.

         At March 31, 1998, total assets were $169.1 million compared to $160.4 million, a $8.7 million increase from March 31, 1997, primarily due to increases in inventories and additional property and equipment. The Company's debt also increased from $94.1 million at March 31, 1997 to $96.3 million, a $2.2 million increase, at March 31, 1998 as a result of increased investments in inventory, property and equipment.

         The Company believes that the net proceeds received from the offering of the senior notes, together with cash flow from operations and existing capital resources, including cash and borrowings available under the Company's new credit facility, will be sufficient to satisfy the Company's anticipated working capital and debt service requirements and expansion plans.

Inflation

         Inflation has not had a significant impact on the Company's operations but there can be no assurance that inflation will not have a material adverse effect on the Company's financial condition, results of operations or debt service capabilities in the future.

Year 2000

         The Company is currently assessing its exposure to potential Year 2000 issues within its businesses. Phases within the process include assessment, remediation and contingency planning. The Company has established its assessment phase to include information technology (IT), non-information technology
(non-IT), and--to the extent reasonably practicable--customer and supplier readiness. The Company has completed a majority of the assessment work on its internal IT and non-IT systems, and plans to complete all assessment and remediation of its IT and non-IT systems by April, 1999. Through the assessment process, the Company has identified certain financial systems that are not Year 2000 ready. The Company plans to replace these systems with the new Year 2000 compliant systems by April, 1999. Certain contingency plans are in place and others will be developed if implementation of these new financial systems is delayed or additional new systems are required following the identification of any material Year 2000 risks or uncertainties. The failure of the Company to properly assess, remediate and plan for potential Year 2000 problems could result in disruptions of normal business operations. Such failures could have a material adverse effect upon the financial condition, results of operations or debt service capabilities of the Company.

         The Company only expects to be able to assess the Year 2000 readiness of a minority of its customers and suppliers. This assessment, including the Company's assessment of its electronic data interchange (EDI) and electronic funds transfer (EFT) providers, is scheduled to be completed by June, 1999. At this stage of its inquiry, the Company currently is not aware of any significant customer or supplier with a Year 2000 issue that would materially impact the Company's financial condition, results of operations or debt service capabilities. However, the Company is necessarily relying on the accuracy of information from customers and suppliers, does not expect to receive information from many of them, and has no means of ensuring that customers or suppliers will be Year 2000 ready. The inability of one or more of these entities to be prepared could have a material adverse effect on the Company.

         At December, 1998, the Company has incurred less than $25,000 in costs directly associated with the remediation of its systems, and an additional $70,000 remains in the fiscal 1999 budget for Year 2000 issues. The Company does not track internal costs incurred by its IT group in connection with the Year 2000 project because they are primarily payroll costs that are not allocated among Year 2000 and other projects. Management does not believe that future Year 2000 assessment and remediation costs will be material, and intends to fund any necessary assessment and remediation costs from its existing resources as budgeted. These costs do not include the cost of upgrading or replacing systems for other business reasons. Such actions usually provide the additional benefit of making the system Year 2000 compliant.

         While the Company has not yet completed its assessment process, management does not presently expect, based on the limited information now available, that the direct impact of Year 2000 issues will have a material adverse effect on the Company. The Company will be in a better position to estimate total Year 2000 anticipated costs once its assessment process of its IT and non-IT systems, customers and suppliers has been completed. In addition to any direct effects from the Year 2000 issue, it is possible that, for example, disruptions in the economy in general or in the U.S. banking system because of Year 2000 problems could adversely affect the Company's financial condition, results of operations or debt service capabilities.

Environmental Matters

         The Company currently owns and leases a number of properties, and historically it has owned and/or leased others. Under applicable environmental laws, the Company may be responsible for remediation of environmental conditions relating to the presence of certain hazardous substances on such properties. The liability imposed by such laws is often joint and several without regard for whether the property owner or operator knew of, or was responsible for, the presence of such hazardous substances. In addition, the presence of such hazardous substances, or the failure to properly remediate such substances, may adversely affect the property owner's ability to borrow using the real estate as collateral and to transfer its interest in the real estate. Although the Company is not aware of the presence of hazardous substances requiring remediation, there can be no assurance that releases unknown to the Company have not occurred. Except for blending and bottling of a few of the Company's private label brands, the Company does not manufacture any of the wine or spirit products it sells and believes that it has conducted its business in substantial compliance with applicable environmental laws and regulations.

BUSINESS

General

         The Company is one of the largest distributors of wine and spirits in the United States, and is the largest distributor of spirits in Indiana (54% market share) and Michigan (59% market share) and one of the largest in Illinois (32% market share). The Company's markets include Chicago and Detroit, which are the largest and the sixth largest metropolitan markets for spirits in the United States, respectively.

         The Company is the exclusive distributor in two or more of its markets for many of the world's leading suppliers of brand name domestic and imported spirits, including Diageo-UDV (formed through the merger of United Distillers (Guinness) and International Distillers and Vintners (Grand Metropolitan)), Fortune Brands and Seagram, featuring brands such as Absolut, Chivas Regal, Crown Royal, DeKuyper, Jim Beam, Jose Cuervo and Smirnoff. The Company also is the exclusive distributor in Indiana and Illinois for many of the world's leading wineries, including Banfi Vintners (Riunite and other Italian and
Chilean wines), Canandaigua (Inglenook and Almaden wines), Seagram (premium European and California wines) and Sebastiani. The Company operates 12 strategically located distribution facilities and a fleet of approximately 350 delivery vehicles to provide overnight or second-day delivery to over 36,000 retail locations, including package liquor stores, drug and grocery stores, mass merchandisers, hotels and restaurants and bars. The Company's customers include both local and regional businesses as well as national chains such as American Stores (Osco), Walgreens, CVS, Sam's Club, Meijer, Chili's, Ruby Tuesday, T.G.I. Friday's and Hyatt. In select locations, the Company also distributes premium domestic and imported beer and other products.

         From 1994 to 1998, the Company's total revenue increased steadily from $396.4 million to $521.4 million, representing a compound annual growth rate ("CAGR") of 7.1%, while the Company's EBITDA increased from $6.6 million to $17.7 million, representing a CAGR of 28.0%. The Company achieved this performance by successfully integrating several strategic acquisitions since 1992, actively developing new geographic market areas, pursuing new supplier and brand relationships, implementing advanced product handling technology and proprietary information systems, and providing high levels of supplier and customer service.

         Under the three-tier regulatory framework established by federal and state law, suppliers of alcohol-based beverages (Tier One) are generally prohibited from selling their products directly to retail outlets or consumers (Tier Three), effectively requiring suppliers to use distributors such as the Company (Tier Two). This regulatory framework effectively insulates distributors from vertical competition from suppliers or retail customers. In certain states (including Michigan), state law has historically mandated the state to act as the exclusive wholesale distributor and/or retailer of alcohol-based beverages ("control states"). In 1996, Michigan became the first control state to privatize certain aspects of the wholesale distribution of spirits, and the Company has become the leading distributor of spirits in that state.

Industry Overview

         The United States alcohol-based beverage industry generated total annual retail sales of more than $104.0 billion in 1997. Sales of wine and spirits, in which the Company primarily competes, accounted for approximately 13% and 32%, respectively, or an estimated $47.1 billion of total retail sales in 1997. In the United States spirits market, total revenues on a per case basis have increased since 1994, more than offsetting a general decline in the volume of spirits sold. Over the past five years, the dollar amount reported from the sale of spirits has increased from $29.9 billion to $33.6 billion. These increases are attributable to brand name price increases which have generally been passed on to retail consumers, and the general trend in consumer taste to higher quality and higher priced products. Wine consumption has increased nationally and in Indiana, Illinois and Michigan since 1993 and management believes the demand for high quality wine will continue to grow. Similar to the trend in the spirits industry, consumers have been purchasing higher quality and more expensive wines.

         Since the repeal of Prohibition in 1933, the sale of spirits, wine and beer has been regulated by the federal and state governments. State regulatory frameworks fall into three types: control, open and open-franchise. In nearly all circumstances, suppliers may not legally sell directly to retailers. In the 18 control states, the state controls either the distribution, the retail sale or both. Michigan remains a control state, but privatized certain aspects of its wholesale distribution of spirits in 1996. In open states (including Indiana and Illinois), the distributors and retailers are privately owned businesses. In the open-franchise states, there are laws and regulations which restrict the suppliers' ability to change distributors. See "--Regulatory Considerations."

         Given the three tier regulatory structure, the wine and spirits distribution industry varies greatly from distribution businesses serving other industries such as food, drugs, non-alcohol-based beverages and paper products. Margins in these other industries are often much lower, as suppliers can compete with or bypass distributors. Some distributors in other industries are also more sensitive to economic cycles relative to the Company and its competitors.

Competitive Strengths

         Market Leadership. The Company is the largest distributor of spirits in Indiana and Michigan and one of the largest in Illinois. The Company's market leadership reflects its strong relationships with both suppliers and customers and provides the Company with numerous advantages over smaller distributors, including significant economies of scale and increased purchasing power. The Company maintains and seeks to enhance its market leadership by providing high levels of service to its suppliers and customers and through its investments in technology and information systems.

          Strong Supplier Relationships. The Company's success is due in part to its long-standing relationships with its major wine and spirits suppliers, many of which extend back more than 20 years. The strength of these relationships was recently demonstrated when each of the Company's three largest suppliers (Seagram, Fortune Brands and Diageo-UDV) selected the Company over numerous competitors to be its exclusive distributor of spirits in Michigan. In Indiana and Michigan, the Company is the exclusive distributor of seven out of the top ten brands of spirits sold in the United States, including Absolut, Jim Beam, Jose Cuervo, Popov, Seagram's Gin, Seagram's 7 Crown and Smirnoff. In Illinois, the Company is the exclusive distributor of four out of the top ten U.S. brands. The Company also represents a significant share of each of its major suppliers' total United States business. In calendar 1997, the Company distributed approximately 16% of all cases of spirits sold in the United States by Seagram, and 11% of all cases of spirits sold by Fortune Brands.

         Stable Industry and Diversified Customer Base. Total wine and spirits industry revenues have grown relatively steadily over the past 25 years, even during periods of economic decline. The Company offers products to over 36,000 retail locations and no single customer or chain represented more than 6.3% of the Company's 1998 total revenue. Moreover, the three-tier regulatory framework established by federal and state law generally prohibits vertical integration by suppliers and retailers and thereby enhances the stability of the wine and spirits distribution industry. The Company believes that the nature of the wine and spirits distribution industry and the Company's diverse customer base provide it with increased stability and predictability of cash flow relative to distributors in many other industries.

         Customer Service Focus. The Company's commitment to highly effective customer service has also been a major factor in its historical success. Management emphasizes on-time delivery (next or second day), product availability, the ability to accept last-minute orders and special orders for low volume or unusual items, and reliability on a long-term basis. The Company provides numerous value-added services to its customers, including category management, customized advertising and point-of-sale materials, customized packaging and on-line electronic ordering. Management believes that highly effective customer service strengthens customer relationships, thereby improving product positioning and sell-through to the consumer.

         Advanced Infrastructure, Distribution Network and Information Systems. The Company maintains an extensive distribution network consisting of master warehouses, hyper-terminals and cross-docking facilities strategically located across Indiana, Illinois and Michigan and a fleet of approximately 350 delivery vehicles. This distribution system generates significant operating leverage by enabling the Company to deliver hundreds of suppliers' products from each master warehouse and optimize delivery routes by maximizing the density of customer locations served from each facility. In addition, the Company has made significant investments over the past five years to improve its logistics, sales and marketing operations, including approximately $32.1 million in material handling systems and $7.9 million in information systems. The Company has also recently implemented supplier and customer ordering via electronic data interchange ("EDI") and on-line reporting systems used by certain suppliers to track sales. In addition to enhancing supplier and customer relationships, the implementation of these systems has improved the Company's efficiency and enabled the Company to remain a low cost provider.

          Experienced Management Team. The seven individuals who comprise the Company's senior management team have an average of over 23 years of experience in the alcohol-based beverage industry and 12 years of experience with the Company. In addition, the Company's senior management team has successfully integrated six acquisitions since 1992. Management's experience and expertise have enabled the Company to establish and maintain long-term relationships with both suppliers and customers and take advantage of consolidation and privatization opportunities.

Operating Strategy

         Continue to Maximize Operating Leverage. As the largest or one of the largest wine and spirits distributors in each of its markets, the Company continuously seeks to minimize its operating costs by leveraging its resources in the areas of warehousing, transportation, general and administrative functions and information systems to create economies of scale. The fixed nature of many of these costs enables the Company to generate a higher level of profitability on incremental increases in volume and price. In addition, the Company's facilities in Illinois and Michigan have additional capacity, which positions the Company to take advantage of future expansion opportunities in these markets with relatively low capital expenditures.

         Growth Through Addition of New Brands. Long-term relationships are critical to maintaining supplier and brand continuity with distributors. Although brand movements among distributors are relatively rare as the result of these relationships, consolidation of distributors or suppliers can affect existing relationships and present the Company with opportunities to add brands affected by the consolidation. For example, the Company believes that Diageo-UDV (formed through the merger of Guinness and Grand Metropolitan), may eventually consolidate its brands with a single distributor in Illinois. If this was to happen, management believes that the Company would have opportunities to acquire additional brands from other suppliers adversely affected by the consolidation, or otherwise gain increased market share. Management believes that if these or similar opportunities arise, the Company's strong regional presence and established supplier and customer relationships give it a competitive advantage in winning additional brand representation.

         Selectively Pursue Strategic Acquisitions and Joint Ventures. The Company plans to continue to strengthen its competitive position by selectively acquiring other distributors and entering into strategic joint ventures both in its current markets and in contiguous markets. These strategic opportunities may arise for several reasons. First, suppliers sometimes encourage the consolidation of distributors in order to reduce costs and improve efficiency. Second, most distributors are family businesses, and acquisition opportunities can develop as owners approach retirement age without a definite succession plan. Third, many distributors lack the resources and supplier support to meet the demands of large suppliers, including expanding outside of their brand lines or geographic markets. Management believes the Company's reputation with suppliers and customers, as well as its financial position, market share and established infrastructure, make the Company an attractive buyer of, or strategic partner for, other distributors. As an example of this strategy, the Company has purchased a 25% interest in a Kentucky distributorship. See "Prospectus Summary--Recent Developments."

         Continue to Invest in Logistics Technology and Information Systems. The wine and spirits distribution industry is a relatively mature industry which is not extensively automated. Many of the Company's competitors continue to rely primarily on manual processes and limited technology. The Company plans to expand on its recent investments in sales and logistics technology and sales and marketing information systems to further reduce costs and improve service to its customers and suppliers.

         Capitalize on Further Privatizations. The Company's established reputation and relationships with its major suppliers enabled it to become the leading spirits distributor in Michigan, the first control state to privatize certain aspects of its wholesale spirits distribution business. The Company believes that other control states may choose to privatize all or part of their wholesale distribution business, which may allow the Company to expand its geographic markets without acquiring or merging with existing distributors. Should any such privatization opportunities arise, particularly in the central United States, the Company plans to selectively pursue such opportunities by leveraging its experience in Michigan, its strong relationships with suppliers and its distribution expertise.

Suppliers and Products

         The Company represents many of the largest suppliers of wine and spirits in the United States, and offers hundreds of brands and more than 12,000 individual products. The breakdown of sales among wine, spirits and other products distributed by the Company in 1996, 1997 and 1998 is as follows:

                                       Wine                            Spirits                         Other
                            1996       1997       1998       1996       1997       1998      1996      1997      1998
(Dollars in thousands)

Product sales.........   $92,463   $117,014   $125,861   $322,535   $336,280   $342,594   $28,259   $34,777   $36,686
Distribution fees.....        --         --         --         --      2,729     16,270        --        --        --
Percentage of total
  Company revenue.....     20.9%      23.8%      24.1%      72.7%      69.1%      68.8%      6.4%      7.1%      7.1%


          In Michigan, spirits distributors have exclusive relationships with suppliers by law, and receive distribution fees from suppliers as set by the state, rather than purchasing from the suppliers for resale to customers. This arrangement has the effect of understating the importance of spirits in the Company's overall product mix. For purposes of illustrating the scale of the Company's operations in Michigan, the total wholesale prices of products delivered by the Company for Michigan in 1997 and 1998 was $42.9 million and $280.5 million, respectively, based on the fixed wholesale prices of the spirits delivered by the Company. If these amounts would have been included in revenues, sales of spirits would have represented 71.4% and 79.3% of the Company's total revenues in 1997 and 1998, respectively.

The Company's products include the following brands, among many others:

 Product Type                         Brand Names
  Vodka:                              Absolut                    Popov
                                      Cristall                   Smirnoff
                                      Ketel One                  Stolichnaya

  Bourbon and Blended Whiskey:        Black Velvet               Seven Crown
                                      Crown Royal                Wild Turkey
                                      Jim Beam                   Windsor Canadian
                                      Seagram's V.O.

  Scotch and Single Malt Whiskey:     Chivas Regal               Glenlivet
                                      Grant's                    Isle of Jura
                                      Balvenie                   J&B Rare
                                      Bowmore                    Springbank
                                      Glenfiddich

  Gin:                                Bombay                     Gilbey's
                                      Boodles                    Seagram's

  Rum:                                Captain Morgan             Myers
                                      Malibu                     Ronrico

  Tequila:                            Herradura                  Patron
                                      Jose Cuervo

  Cognacs/Brandy:                     Christian Brothers         Martell
                                      Hine                       Remy Martin

  Specialty Spirits:                  Arrow Cordials             DeKuyper Cordials
                                      Bailey's Irish Cream       Jagermeister
                                      Campari                    TGI Friday's

  Wine:                               Almaden                    Perrier Jouet
                                      Banfi                      Robert Mondavi
                                      Beringer                   Sebastiani
                                      Caymus                     Stags Leap
                                      Chateau Lafite             Sterling
                                         Rothschild              Sutter Home
                                      Gundlach Bundschu          Veuve Clicquot
                                      Inglenook
                                      Opus One

  Specialty Beer:                     Goose Island               Rogue Ales
                                      Grolsch                    Sierra Nevada
                                      Petes Wicked Ale

  Non-Alcohol:                        Cameron Springs            Perrier
                                      Evian                      Stewart's


         The Company has entered into written distribution agreements with several of its principal suppliers which generally may be extended on an annual basis but are terminable upon 30 days or 60 days written notice to the Company. In addition, the Company has informal arrangements with many of its suppliers whereby the Company distributes the suppliers' products pursuant to purchase orders without written distribution agreements. Although the written agreements provide the Company with the non-exclusive right to distribute the suppliers' products in a particular state, in practice the suppliers have generally selected a distributor to be the exclusive distributor of specified products in each state. In each of Indiana, Illinois and Michigan, the Company is presently acting as the exclusive distributor with respect to virtually all of the products it distributes in that state.

         Set forth below is certain information about the leading spirits suppliers in the United States, their rank in Indiana, Illinois and Michigan, the length of the Company's relationship with those suppliers and their impact on 1998 Company revenues.

                                                    Length of
                               State Rank            Company            Percentage of
Supplier (by U.S. Rank)(1)  (calendar 1997)       Relationship          Company 1998
                            ---------------       (in years)(2)        Total Revenues     Representative Brands
                            IN     IL     MI

1. Diageo-UDV (3).........   3      *     1            25                     7.7%        Smirnoff and Jose Cuervo
2. Seagram................   2      2     3            25                    32.6         Absolut and Crown Royal
3. Fortune Brands.........   1      6     2            23                    17.7         Jim Beam


-----------

(1)      Based on calendar 1997 industry sales information.

(2) All of the relationships expressed in this column represent the duration of the Company's relationship with the suppliers or their predecessors in the Indiana market.

(3) Diageo-UDV represents that portion of Diageo PLC formed by merger between United Distillers (Guinness) and International Distillers & Vintners (Grand Metropolitan). The Company does not represent Diageo's interest in the Schieffelin & Somerset joint venture which remains a separate organization.

*        Not represented by the Company in the referenced state.

         Top United States wine brands and wineries represented by the Company include Beringer, Canandaigua, Inglenook, Robert Mondavi and Sebastiani. The Company currently does not distribute wine in Michigan. Major wine producers served by the Company in Indiana and Illinois include:

                                                                           Length of
                                                                            Company
                           U.S. Rank(1)      State Representation      Relationship (in
     Supplier/Winery                                                       years)(3)       Representative Brands
                                               IN           IN(2)

Canandaigua Brands......         2             X              X               25           Inglenook and Paul Masson
Sebastiani Vineyards....         5             X              X               15           Sebastiani and Vendange
Sutter Home Winery......         6             X                               5           Sutter Home
Robert Mondavi..........         7             X                              24           Robert Mondavi and Opus One
Banfi Vintners..........         8             X                              25           Riunite and Concha y Toro
Beringer Wine Estates...        10             X              X               24           Beringer and Meridian
Seagram.................        11             X              X               25           Sterling and Mumm

-----------

(1)  Source: 1997 Wine Market Impact Databank Review and Forecast.

(2) The Company represents certain brands in Illinois but not the entire brand portfolio.

(3) All of the relationships expressed in this column represent the duration of the Company's relationship with the suppliers or their predecessors in the Indiana market.

Related Operations

         In addition to its core alcohol-based beverage distribution operations, although not material to the Company's financial results, the Company conducts related beverage operations through a division, Cameron Springs Water Company ("Cameron Springs"), and through the Company's U.S. Beverage operations. Cameron Springs is a leading supplier of bottled water in Indiana, serving over 9,000 residential and commercial customers. U.S. Beverage commenced operations as a division of the Company in March, 1997 to market and sell imported, specialty and microbrewed beers and specialty malt products nationally. The brand distribution contracts related to the U.S. Beverage operations are held by an entity which is 50% owned by NWS-Illinois. In select markets, the Company sells and distributes premium cigars primarily as a complement to the Company's distribution of fine wines and spirits.

Customers

         Most states (including Indiana, Illinois and Michigan) require wine and spirits retailers to purchase alcohol-based beverages from licensed distributors. Suppliers in these states may not legally sell directly to retail customers. The Company's customers fall into two broad categories depending on where the alcohol-based beverage ultimately will be consumed: on-premise and off-premise. Off-premise customers include package liquor stores, grocery stores, drug stores and mass merchandisers. On-premise customers include hotels, restaurants and bars, and similar establishments. The Company currently serves over 36,000 retail locations in Indiana, Illinois and Michigan. No single customer represented more than 6.3% of the Company's 1998 net sales. As is customary in the industry, the Company's products are generally purchased under standard purchase orders and not under long-term supply contracts. As a result, backlog is not meaningful in the wholesale distribution industry.

         The table below summarizes the Company's customer base:

                                                  Percentage of Company 1998
      Type of Customer                                      Revenue            Representative Customers
      -----------------------------------------  ----------------------------  -----------------------------------------

      Off-Premise
         Package Stores....................                     42.6%          Gold Standard and Cap'n Cork
         Grocery stores,  drug stores and mass                  24.7           Kroger, Dominicks, Marsh,  American Stores
            merchandisers..................                                    (Osco), Walgreens, CVS, Sam's Club, Meijer
         Other.............................                      4.3           7-Eleven, White Hen, Village Pantry
                                                           -------------
            Percent of total...............                     71.6%
                                                           =============

      On-Premise
         Restaurants and Bars..............                     18.0%          Charlie Trotter's, Hard Rock Cafe, House of
                                                                               Blues, Morton's, Planet Hollywood, Ruth's
         Hotels............................                      1.7           Chris, Four Seasons, Hyatt, Hilton
         Other.............................                      8.7           Crooked Stick Golf Course, the United
                                                                               Center, American Legion
                                                           -------------
            Percent of total...............                     28.4%
                                                           =============

         Management believes that the number and diversity of the Company's customers and the nature of the Company's business strengthens the Company's liquidity. The prompt payment of the Company's invoices is governed by law in all states in which the Company operates. Indiana has a 15 day credit law beyond which retail customers cannot buy alcohol-based beverages from any distributor in the market. Illinois has a similar 30 day credit law. Typically, the Company's bad debt expenses are incurred less than 30 days after shipment since the credit laws prohibit extension of terms. Average bad debt expense for the past five years has been less than 0.12% of revenue.

Marketing and Sales

         Supplier and Customer Services. The Company's marketing and sales programs add value for suppliers and customers beyond storage and distribution. Through its approximately 600-person marketing and sales force, the Company acts as the field marketing and merchandising arm of its suppliers by maintaining regular contact with the Company's off-premise and on-premise customers. The Company customizes national marketing programs developed by its suppliers for specific retail locations in seeking to derive maximum benefit for the supplier and customer at each specific retail location. The Company provides its customers with a wide variety of services, including conducting promotional events, building product displays, designing shelf sets, cross-marketing between off-premise and on-premise locations, and (in Michigan) accounts receivable collection. Management believes that the Company is a market leader in developing and implementing marketing programs to improve alcohol-based beverage sales for both suppliers and customers.

         Marketing and Sales Teams. The Company divides its marketing and sales forces by product brands and geographic region. Field sales representatives provide the primary source of contact with the customer's retail locations. Brand managers, who concentrate on a small number of suppliers and brands, are responsible for product pricing, promotion and all other marketing and sales activity related to their brands. The Company recently formed a National
Accounts Division which is responsible for customers with a national profile. Sales and marketing personnel are compensated under various compensation plans which typically combine base pay with a productivity bonus. Members of senior management also are very active in maintaining supplier and customer relationships with incentive compensation based on subsidiary, division or Company-wide performance.

          Sales and Marketing Information Systems. The Company's management information systems are very important to the Company's sales and marketing efforts. See "--Management Information Systems." Through its proprietary information systems, the Company seeks to offer improved levels of service to suppliers and customers through prompt and accurate product deliveries, demographic information regarding the purchase and sale of alcohol-based beverages and other important sales and consumption information. Retail locations can utilize this information to make decisions regarding product placement in the wine and spirits sections of their stores, while suppliers can utilize this information to quickly analyze sell-through by product in a particular customer location.

Warehousing and Distribution

         The Company utilizes a series of four master warehouses, three hyper-terminals and five cross-docking facilities strategically located throughout Indiana, Illinois and Michigan to store and ship its products pending sale to customers. The Company uses common carriers to transport products from suppliers to its master warehouses. Master warehouses located in Chicago, Indianapolis and Detroit (Brownstown) serve as the primary storage facilities for the Company's inventory. A smaller master warehouse is located in Champaign, Illinois. Upon receipt of the product at one of the master warehouses, the products are inspected and stored on pallets or in racks. Temperature-sensitive products (such as fine wines) are stored in temperature-controlled areas of the warehouses. Hyper-terminals located in Peoria, Illinois, South Bend, Indiana and Grand Rapids, Michigan stock only high volume products and provide an extension of the master warehouses. See "--Facilities" for a listing of the warehouse facilities and hyper-terminals of the Company. The Company strives to optimize inventory levels, taking into account minimum out-of-stock percentages, projected sales (including seasonal demands), periodic supplier shipments to meet supplier sales requirements and working capital requirements.

         The Company's customers ordinarily receive either next day or second-day delivery. In general, orders are collected during the day for batch routing and order "picking" at night. The Chicago and Detroit master warehouses each use an automated material handling system, including scanners, automated conveyors, dispensers and sorters. Products from the master warehouses are then shuttled nightly to either a hyper-terminal or a cross-docking facility where the orders are consolidated and loaded onto delivery trucks. Cross-docking facilities located in Belleville, Illinois, Evansville, Indiana, and Traverse City, Saginaw and Escanaba, Michigan further extend the service areas of the master warehouses. Orders for delivery out of the various cross-docking facilities are picked in the master warehouses, shipped in during the night, and then transferred onto local delivery trucks for final delivery. The Company owns or leases a total fleet of approximately 350 delivery trucks, consisting of 280 delivery trucks, 18 tractors, 33 trailers, 31 vans and 5 pick-up trucks. To maximize prompt and efficient product delivery, the Company's fleet is allocated among the Company's master warehouses, hyper-terminals and cross-docking facilities located throughout Indiana, Illinois and Michigan.

         As a result of a number of factors including state laws and regulations, the Company maintains independent distribution networks in Indiana, Illinois and Michigan. The Indiana distribution network operates with the Indianapolis master warehouse feeding the South Bend hyper-terminal and the Evansville cross-docking facility. The Michigan distribution network operates with the Detroit (Brownstown) master warehouse feeding the Grand Rapids hyper-terminal and the cross-docking facilities located in Escanaba, Saginaw and Traverse City. The Illinois distribution network is separated into the metropolitan Chicago area, and all other service areas. The Chicago area is serviced out of the Chicago master warehouse, while the downstate areas are serviced by the smaller Champaign master warehouse, the Peoria hyper-terminal and the Belleville cross-docking facility.

Management Information Systems

         The Company employs customized management information systems that have enabled it to more efficiently utilize its material handling and distribution system. The Company's information systems help streamline its distribution network from receipt of order through final delivery by calculating and implementing efficient product selection, optimizing delivery routes to meet specific delivery times, and allocating the proper types and volume of products on specific delivery trucks. These information systems, when used in connection with the Company's material handling systems, have allowed the Company to more efficiently manage its inventory and minimize its handling costs per case primarily by reducing labor costs.

         The Company's commitment to technology has also advanced its sales and marketing initiatives. The Company's sales force is equipped with laptop computers which allow the Company to expedite order entry and provide instant feedback to customers regarding order activity. The Company provides its customers and suppliers with the ability to directly enter and track orders via electronic data interchange ("EDI"). In addition, the Company's proprietary information systems provide its sales and marketing personnel, customers and suppliers with access to a database of information regarding the purchase and sale of alcohol-based beverages in specific geographic markets. The Company's suppliers have immediate access to information regarding product and demographic trends within specific geographic markets and the Company's customers have access to information regarding popular products or other trends from similarly situated retail locations. Management believes that its management information systems enhance its operating performance and improve its relationships with customers and suppliers.

Facilities

         The   Company's   distribution   facilities   consist  of  four  master
warehouses,   three  hyper-terminals  and  five  cross-docking  facilities.  The
Company's corporate headquarters are located in Indianapolis, Indiana.

         The master warehouses, located in Indianapolis, Chicago, Detroit (Brownstown) and Champaign, serve as the primary storage facilities and regional offices for the Company. The Chicago warehouse contains approximately 650,000 square feet of warehousing space, including a designated temperature controlled area for temperature-sensitive products. The Indianapolis warehouse contains approximately 265,000 square feet of warehousing space, including a designated temperature controlled area for temperature-sensitive products. In calendar 1997, the Company completed its new Detroit warehouse (approximately 230,000 square feet of warehousing space), including a recently installed material handling system and eight shipping docks. The Champaign warehouse contains 50,000 square feet of warehousing space and is designed to hold more high volume products for delivery to customers in central and southern Illinois.

         The following is a listing of the Company's warehouses and delivery, production and office facilities:

                                                                 Total
                                                     Owned/     Square Feet
                                 Location            Leased                              Principal Function
                           --------------------      -------    -----------      ----------------------------------
      Indiana                  Indianapolis          Owned        265,000              Master Warehouse/Office
                                South Bend           Owned         76,800               Hyper-Terminal/Office
                                Evansville           Owned          5,800              Cross-Docking Facility
                                Evansville           Owned          2,400                      Office
                                Ft. Wayne            Leased         5,500                      Office
                               Merrillville          Leased         2,600                      Office
                               Indianapolis          Owned          3,500             Office (Cameron Springs)
                               Indianapolis          Owned         15,000        Production Plant (Cameron Springs)

      Illinois                 Chicago (1)           Owned        650,000              Master Warehouse/Office
                                Champaign            Leased        50,000              Master Warehouse/Office
                                  Peoria             Leased        35,000               Hyper-Terminal/Office
                                Belleville           Leased        16,000           Cross-Docking Facility/Office
                                 Rockford            Leased         5,000                      Office
                               Springfield           Leased         1,000                      Office

      Michigan             Detroit (Brownstown)      Leased       230,000              Master Warehouse/Office
                               Grand Rapids          Leased       100,000               Hyper-Terminal/Office
                                 Escanaba            Leased         7,500           Cross-Docking Facility/Office
                                 Saginaw             Leased         1,000              Cross-Docking Facility
                              Traverse City          Leased         5,000              Cross-Docking Facility

-----------
(1) Excludes one of the Company's Chicago properties which consists of approximately 240,000 square feet and which is in the process of being sold by the Company. The property presently is leased to an unrelated third party.

         All of the Company's owned properties are subject to liens in favor of the lenders under the Company's Existing Credit Facility but will not be subject to liens in favor of the lenders under the New Credit Facility. The Company's lease agreements for the Detroit master warehouse and the Grand Rapids hyper-terminal each have a ten-year term (expiring April 20, 2007 and January 31, 2007, respectively) and provide the Company with an option to purchase.

Competition

         The wine and spirits wholesale distribution business is highly competitive. The principal competitive factors in the Company's business include service, breadth and availability of product brands offered and, to a lesser extent, price. Distributors compete for new suppliers or brands based on reputation, market share, access to customers and ability to satisfy supplier demands. Given its size, supplier relationships, distribution networks and low operating costs, the Company is well positioned to compete in Indiana, Illinois and Michigan. The Company's primary competition in Illinois includes Romano Brothers and Judge & Dolph. Romano Brothers has recently joined with Glazer's Wholesale Distributing of Dallas, Texas to enter the Indiana market through the acquisition of a controlling interest in Olinger Distributing, the second largest Indiana distributor and the only meaningful Indiana competitor. None of the ten largest United States distributors competes with the Company in Michigan.

         There are significant barriers to entry into the wholesale wine and spirits distribution business. These barriers include established supplier-distributor relationships, specialized distribution equipment (material handling systems and delivery vehicles) and important industry knowledge regarding pricing, inventory management and distribution logistics. Historically, entry by organizations not already engaged as wine and spirits distributors in other markets has been extremely rare. The entrance of new distributors into existing markets typically takes place through acquisition.

Employees

         As of December 31, 1998, the Company had 1,517 employees. Approximately 135 employees in Michigan and 400 employees in Illinois are represented by labor unions. In Illinois, the Company has relationships with three unions: (i) Teamsters Union Local 744 (expiring March 2, 2002); (ii) Liquor and Allied Workers Union Local 3 (annual agreements); and (iii) Teamsters, Chauffeurs & Helpers Union Local 50 (expiring August 31, 2001). In Michigan, the Company has relationships with three unions: (i) Teamsters Union Local 337 (expiring March 2, 2001); (ii) Teamsters Union Local 299 (expiring March 2, 2001); and (iii) Teamsters Union Local 486 (expiring March 2, 2001). Employees of the Company in Indiana are not represented by any labor unions.

         The Company has not experienced any work stoppages in more than 15 years as a result of labor disputes and considers its employee relations to be good.

Regulatory Considerations

         The manufacturing, importation, distribution and sale of alcohol-based beverages is subject to regulation by the federal government through the Department of the Treasury, Bureau of Alcohol, Tobacco and Firearms ("ATF"), as well as by state and local regulatory agencies. Suppliers, distributors and customers must be properly licensed in order to sell alcohol-based beverages.

         In most states, the alcohol-based beverage industry operates within what is commonly referred to as a three-tier system of distribution. The three tiers are identified as follows: (a) Tier One is comprised of suppliers which produce alcohol-based beverages and/or importers of alcohol-based beverages; (b) Tier Two is comprised of distributors, such as the Company; and (c) Tier Three is comprised of retail licensees. Under this system, suppliers sell to distributors, distributors sell to retailers, and retailers sell to consumers. Suppliers may not sell to retailers or consumers and distributors may not sell directly to consumers. Most states prohibit suppliers or distributors from having an interest in retail licensees. The Company directly and through its affiliates holds federal basic permits and state permits/licenses as a distributor and importer. Also, NWS-Illinois holds out-of-state shipper permits that allow it to ship certain products from one state to a licensed distributor in any one of the other states. As part of the Reorganization, substantially all of the Company's Illinois operations were transferred from NWS-Illinois to NWS-LLC. Although NWS-LLC has applied for the necessary federal basic permits and state permits/licenses to operate as a wholesale distributor of alcohol-based beverages, NWS-LLC is temporarily operating under the permits and licenses held by NWS-Illinois under a management services agreement. This management services agreement provides that while NWS-LLC is responsible for the storage and delivery of the products to the end customers, NWS-Illinois retains legal title to the products until such products are sold and title passes to the final customer. In addition, invoices for all product shipped and delivered by NWS-LLC will be payable directly to NWS-Illinois. The management services agreement will terminate at such time that NWS-LLC receives the necessary federal and state permits and licenses.

         The Company is required to have each of its officers, directors and principal stockholders (owning 5% or more of the issued and outstanding stock) qualified by federal and state governmental agencies to have an interest in a licensed company. The Company's officers, directors and principal stockholders have been, or are in the process of being, deemed to be qualified parties by ATF and state regulatory agencies.

         Suppliers (Tier One) and retail licensees selling directly to consumers (Tier Three) are more heavily regulated than distributors (Tier Two) by governmental authorities. Distributors like the Company face scrutiny in a number of important areas, including initial licensing or permitting and sales and marketing activities with or on behalf of retail customers. The distributors may not give or transfer anything of value to their customers in exchange for business or other consideration. The definition of "value" differs from state to state. The Company participates in significant promotional activities for suppliers and customers. Suppliers also are increasingly asking distributors to be responsible for activities and related costs formerly undertaken by suppliers as suppliers pursue ways to reduce their operating costs. These increased demands will likely challenge distributors, including the Company, which desire to meet the wishes of their suppliers and customers. As a result, the Company regularly provides training and education programming for its sales and marketing personnel.

         The Company believes that it is in compliance with applicable regulations in all material respects. Consistent with industry practice, the sales and marketing activities permitted by distributors for the benefit of Tier One suppliers are generally regulated by state licensing authorities, many of which regularly advise distributor representatives of activities that would not be the subject of enforcement action for failure to comply with all regulations they administer. The Company relies on such enforcement guidance, which is subject to change at the discretion of the regulatory authorities, in determining the scope of its permitted sales and marketing activities.

         As part of its regulatory compliance program, the Company is in frequent contact with regulatory agencies so that the Company can: (i) be kept current on regulatory developments affecting the Company; (ii) obtain answers from the agencies to questions from Company personnel regarding compliance issues; and (iii) encourage enforcement of applicable laws and regulations on a consistent basis throughout its markets. The Company believes that prompt and consistent enforcement by the regulatory agencies is important and benefits the Company.

Certain Legal Matters

         The Company is involved in litigation from time to time in the ordinary course of its business. The Company is a party to a lawsuit brought by several drivers of NWS-Illinois who allege age discrimination and workers' compensation retaliation and claim back pay and front pay damages of $1.9 million and $1.0 million, respectively, and the costs of the action. In February, 1999, the Company tentatively agreed to settle this lawsuit for approximately $475,000 (inclusive of all costs, including attorneys' fees), payable over five years. Documentation of this settlement agreement has not been completed and approved. The Company does not believe that an adverse judgment in any other matter to which the Company is a party would have a material adverse effect on the
Company's   results  of   operation,  financial   condition  or   debt   service
capabilities.

Environmental Matters

         The Company currently owns and/or leases a number of properties, and historically it has owned and/or leased others. Under applicable environmental laws, the Company may be responsible for remediation of environmental conditions relating to the presence of certain hazardous substances on such properties. The liability imposed by such laws is often joint and several without regard for whether the property owner or operator knew of, or was responsible for, the presence of such hazardous substances. In addition, the presence of such hazardous substances, or the failure to properly remediate such substances, may adversely affect the property owner's ability to borrow using the real estate as collateral and to transfer its interest in the real estate. Although the Company is not aware of the presence of hazardous substances requiring remediation, there can be no assurance that releases unknown to the Company have not occurred. Except for blending and bottling of a few of the Company's private label brands, the Company does not manufacture any of the wine or spirit products it sells and believes that it has conducted its business in substantial compliance with applicable environmental laws and regulations.

MANAGEMENT

Directors and Executive Officers

         The following table sets forth certain information concerning the directors and executive officers of NWS who have agreed to serve, subject to the completion of regulatory filings:

Name                                 Age       Position
James E. LaCrosse.............       66        Chairman, President, Chief Executive Officer and Director
Martin H. Bart................       66        Sr. Vice President and Director
J. Smoke Wallin...............       32        Executive Vice President,  Chief Financial Officer,  Secretary
                                               and Director
James Beck....................       54        President, NWS-Indiana and Director
Mitchell Stoltz...............       45        President, NWS-Illinois and Director
Richard P. Paladino...........       53        President, NWS-Michigan and Director
Richard Quinn.................       64        President, Cameron Springs Division and Director
Norma M. Johnston.............       70        Director
Patricia J. LaCrosse..........       62        Director
Catherine LaCrosse Wallentine.       31        Director

         James E. LaCrosse has served as Chairman, President, Chief Executive Officer and a Director of NWS since December, 1998. Previously, Mr. LaCrosse served as Chairman and Director of the Company since its formation in 1973, and prior to 1973 was employed by various companies in a financial capacity. Mr. LaCrosse received an M.B.A. from Harvard University in 1961 and a B.A. in economics from Wesleyan University in 1957.

         Martin H. Bart has served as Senior Vice President and a Director of NWS since December, 1998. Previously Mr. Bart served as Vice Chairman of the Company from 1995 to 1998. Prior to joining the Company, Mr. Bart served in various positions with the Joseph E. Seagram & Son Company from 1956 to 1993, and retired as Executive Vice President of Sales and Marketing. Mr. Bart received a B.A. in economics from Long Island University in 1955.

         J. Smoke Wallin has served as Executive Vice President, Chief Financial Officer, Secretary and a Director of NWS since December, 1998. Previously, Mr. Wallin was Executive Vice President, Corporate Group of the Company from 1993 to 1998. Mr. Wallin began his career at the Company in 1988 and has served in various positions including Chief Information Officer and Brand Manager. Mr. Wallin received an M.B.A. in Finance from Vanderbilt University-Owen School of Management in 1993 and a B.S. in economics from Cornell University in 1989. Mr. Wallin is Mr. LaCrosse's son-in-law.

         James Beck has served as President of NWS-Indiana since 1992. Mr. Beck joined the Company in 1972, and has served in various positions, including Executive Vice President of Sales for 14 years prior to being named President of NWS-Indiana. Mr. Beck has been a Director of NWS since December, 1998. Mr. Beck received a B.S. in Business from Ball State University in 1968.

         Mitchell Stoltz has served as President of NWS-Illinois since 1995. Prior to becoming President, Mr. Stoltz served as Executive Vice President of Sales and Marketing for NWS-Illinois. Prior to joining the Company in 1992, Mr. Stoltz served as Vice President and General Manager for Magnolia Marketing Company and as President for Admiral Wine Company. Mr. Stoltz has been a Director of NWS since December, 1998. Mr. Stoltz received an M.M. from Northwestern University--Kellogg Graduate School of Management in 1985 and a B.A. in Business from Notre Dame University in 1976.

         Richard P. Paladino has served as President of NWS-Michigan since 1997, and a Director of NWS since December, 1998. Prior to joining the Company, Mr. Paladino served as Vice President, Finance and Operations of United Beverage Company from 1984 to 1994. Mr. Paladino received a B.S. in Accounting from Notre Dame University in 1967.

         Richard Quinn has served as President of Cameron Springs Company since 1990. Mr. Quinn has been a Director of NWS since December, 1998. Mr. Quinn received his A.B. in English Literature from Brown University in 1959.

         Norma M. Johnston has been a Director of the Company since 1976, and a Director of NWS since December, 1998. Mrs. Johnston served as Secretary of the Company from 1976 to 1998.

     Patricia J. LaCrosse has been a Director of the Company since its formation in 1973, and a Director of NWS since December, 1998. Mrs. LaCrosse received a B.A. from the University of Michigan in 1957. Mrs. LaCrosse is Mr. LaCrosse's spouse.

         Catherine LaCrosse Wallentine has served as District Sales Manager of NWS-Illinois since January, 1997, and Director of NWS since December, 1998. Ms. LaCrosse-Wallentine joined the Company in 1994 and has served in various sales and marketing positions. Ms. LaCrosse-Wallentine received a B.A. in history from Indiana University in 1990. Ms. LaCrosse-Wallentine is Mr. LaCrosse's daughter.

Compensation of Directors

         Directors of the Company have in the past received $3,000 per year for serving as directors. Following the Offering, employees of the Company who are also directors of NWS will not receive any fees or compensation for their services as directors. NWS will reimburse directors for their expenses incurred in connection with their activities as directors. Not later than July 31, 1999, NWS intends to elect up to four independent directors to its Board of Directors and will, at that time, modify its director compensation policy.

Executive Compensation

         NWS currently has no paid employees. The following table sets forth the compensation paid by the Company to James E. LaCrosse, Chief Executive Officer, and to each of the four most highly compensated executive officers of the Company for 1998:

Summary Compensation Table
                                                                Annual Compensation
                                                                -------------------

                                                                                            Other Annual         All Other
      Name and Principal Position                    Year          Salary        Bonus      Compensation      Compensation(1)
      James E. LaCrosse                              1998        $407,000        $  --        $40,442(2)          $238,000(3)
         Chairman, President and CEO
      J. Smoke Wallin                                1998         113,423       26,000          1,620(4)             5,671
         Executive Vice President, Chief Financial
         Officer and Secretary
      James Beck                                     1998         135,063      150,000            971(4)             6,753
         President, NWS-Indiana
      Mitchell Stoltz                                1998         164,135       30,000          3,600(5)             8,225
         President, NWS-Illinois
      Richard Paladino                               1998         125,000           --                --             1,442
         President, NWS-Michigan

-----------
(1)      Includes employer 401(k) Plan  contributions in the following  amounts:
         Mr. LaCrosse, $8,000; Mr. Wallin, $5,671; Mr. Beck, $6,753; Mr. Stoltz, $8,225; and Mr. Paladino, $1,442.

(2) Consists of $4,123 representing personal use of a Company supplied automobile, $5,873 representing payments by the Company for medical insurance premiums, and $30,446 representing payment by the Company for medical expenses incurred by one of Mr. LaCrosse's family members.

(3) Includes $230,000 of life insurance premiums paid by the Company on behalf of Mr. LaCrosse and for the benefit of the LaCrosse family trust for estate planning purposes. The Company expects the premiums paid on behalf of Mr. LaCrosse in the future will remain at their current annual rate. Upon the death of Mr. LaCrosse or termination of the life insurance policies, the Company is entitled to repayment out of the proceeds of the policies of all premiums paid on behalf of Mr. LaCrosse for the benefit of the LaCrosse family trust since the inception of the policy in 1994.

(4)      Represents personal use of a Company supplied automobile.

(5)      Represents payments by the Company of country club dues.

CERTAIN TRANSACTIONS

         From time to time, NWS-Indiana has loaned money to its principal shareholders, James E. LaCrosse and Norma M. Johnston, the primary purpose of which was to provide the necessary funds to finance start-up expenses and working capital needs of NWS-Illinois, an affiliated company owned prior to the Reorganization by Mr. LaCrosse, Mrs. Johnston and Martin H. Bart. As of December 31, 1998, total indebtedness of Mr. LaCrosse and Mrs. Johnston to NWS-Indiana was $10.1 million. The indebtedness, which is presently due upon demand, bears interest at the prime lending rate of the Company's principal lending institution (7.75% at December 31, 1998). The proceeds of the loans were provided by Mr. LaCrosse and Mrs. Johnston to NWS-Illinois in the form of loans or additional capital contributions. As of December 31, 1998, NWS-Illinois was indebted to Mr. LaCrosse and Mrs. Johnston in the amount of $4.4 million. This indebtedness to Mr. LaCrosse and Mrs. Johnston, which matures in 2009, is subordinated to the Exchange Notes and the New Credit Facility, and bears interest at 7.75% (prime rate at December 31, 1998). The obligations of NWS-Illinois under the subordinated shareholder notes are expressly subject to timely payment by Mr. LaCrosse and Mrs. Johnston of their obligations under their notes to NWS-Indiana.

         On July 27, 1998, Mr. LaCrosse transferred substantially all of his non-voting stock to a family trust for estate-planning purposes. As a part of this transfer and in addition to normal distributions for tax purposes, NWS expects that Mr. LaCrosse will cause NWS to make special distributions to Mr. LaCrosse, the trust and Mrs. Johnston, subject to the terms and conditions contained in the Indenture (including the limitation on Restricted Payments) and the New Credit Facility. The special distributions will be subject to, among other conditions, payments to NWS-Indiana by Mr. LaCrosse and Mrs. Johnston of amounts not less than the special distributions under the terms of the notes of Mr. LaCrosse and Mrs. Johnston to NWS-Illinois. The terms of the New Credit Facility allows, subject to certain conditions and limitations, the special distributions.

         NWS-Indiana and NWS-Illinois have operated as S corporations under the Code, and their respective subsidiaries have all operated as qualified subchapter S subsidiaries under the Code or other similarly taxed pass-through entities (the "S Corp. Businesses"). NWS has elected or will elect to be treated as an S corporation under the Code and for each of its subsidiaries to be qualified subchapter S subsidiaries under the Code or similar pass-through entities for tax purposes. The S Corp. Businesses have not been subject to tax on their respective net taxable incomes, and the shareholders of the S Corp. Businesses have been directly subject to tax on their respective proportionate shares of such net taxable income. NWS-Indiana and NWS-Illinois have historically made cash distributions to Mr. LaCrosse, Mrs. Johnston and Mr. Bart in amounts equal to or greater than their respective tax obligations related to the S Corp. Businesses. The aggregate amount of these distributions during 1996, 1997 and 1998 were $7.8 million, $6.1 million and $2.8 million, respectively. The terms of the Indenture and the New Credit Facility permit the NWS to make distributions to shareholders with respect to their tax liabilities subject to certain conditions and limitations. See "Description of the Exchange Notes--Certain Covenants--Restricted Payments."

         NWS-Illinois also paid a company owned by Mr. Bart $0.2 million during 1998 for certain consulting services provided by Mr. Bart to NWS-Illinois. During 1998, NWS-Indiana entered into a five year non-compete agreement with James Beck, president of NWS-Indiana and a Director of NWS, under which Mr. Beck was paid $0.3 million by the Company. NWS-Indiana obtained certain inventory and other property related to the wholesale cigar distribution business previously operated by Mr. Beck.

         The Company pays "split-dollar" insurance premiums on eight insurance policies on the life of Mr. LaCrosse. See "Management--Executive Compensation." The Company is entitled to receive reimbursement for all premiums paid out of the proceeds of these policies upon Mr. LaCrosse's death.

PRINCIPAL STOCKHOLDERS

         NWS has two authorized classes of capital stock, voting common stock and non-voting common stock. The following table sets forth the beneficial ownership following the Reorganization of NWS' voting common stock by each person known by NWS to (i) beneficially own 5% or more of NWS' voting common stock, and (ii) by all executive officers and directors of NWS as a group. Except for Mr. LaCrosse and Mrs. Johnston, who have sole voting and investment power with respect to their voting common stock, no other executive officer or director owns any shares of NWS' voting common stock.

Name and Address                                      Number of
                                                        Shares        Percent
James E. LaCrosse
     700 West Morris Street
     Indianapolis, Indiana 46225..................      86,520           83%

Norma M. Johnston
     700 West Morris Street
     Indianapolis, Indiana 46225..................      18,000           17

All executive officers and directors as a group
     (9 persons)..................................     104,520          100

         The stockholders of NWS have entered into stockholder agreements with each other and NWS. Such agreements contain certain restrictions relating to transfers of stock and provide for certain rights to purchase and sell stock of each corporation, among other matters. In particular, the stockholder agreement with NWS governs the transferability of Mrs. Johnston's stock in NWS. The LaCrosse family is obligated to purchase Mrs. Johnston's stock at her death or during her lifetime should she decide to sell. NWS becomes obligated to purchase only if the LaCrosse family refuses or fails to purchase. The LaCrosse family and NWS also have the right to purchase Mrs. Johnston's stock at the death of Mr. LaCrosse. Any obligation of NWS to purchase the stock owned by Mrs. Johnston is subject to the terms of the Existing Credit Facility and will be subject to the terms of the Indenture governing the Exchange Notes and the New Credit Facility. No right to purchase stock owned by Mr. LaCrosse or a trust for the benefit of his family exists in favor of Mrs. Johnston.

         The stockholders have also agreed not to take any action or effect any transfer that would cause NWS or any of its subsidiaries to fail to qualify as an S corporation or other pass-through entity for federal income tax purposes. In addition, the stockholders have entered into a Tax Indemnification Agreement whereby they have agreed to indemnify NWS and its subsidiaries for any loss that may arise in the event NWS or any of its subsidiaries should fail to maintain its Pass-Through Status.

         The LaCrosse family and the Company own life insurance policies on behalf of Mrs. Johnston in face amount of $4.0 million and $0.5 million, respectively.

DESCRIPTION OF NEW CREDIT FACILITY AND OTHER INDEBTEDNESS

         The following sets forth information concerning the Company's New Credit Facility and Indebtedness expected to be outstanding immediately following the Exchange Offer. For purposes of this section, the term "Closing Date" refers to January 25, 1999.

New Credit Facility

         General. In January, 1999, the Company entered into the New Credit Facility with NBD Bank, on behalf of itself and as agent for a syndicate of other lenders. The New Credit Facility provides for revolving loans to NWS and the issuance of letters of credit for the account of NWS in an aggregate principal and stated amount at any time not to exceed $60 million (of which not more than $5 million may be represented by letters of credit) (the "New Credit Facility").

         Loans under the New Credit Facility are available at any time on and after the Closing Date and prior to the date which is five years after the Closing Date. Letters of credit under the New Credit Facility will be available at any time on and after the Closing Date. The obligations of NWS under the New Credit Facility will be guaranteed by the Guarantors, as defined herein. See "Description of the Exchange Notes--Certain Definitions."

         Interest Rates and Commitment Fees. At NWS' option, the interest rates per annum applicable to the New Revolving Credit Facility are either the Base Rate (as defined) or the Eurodollar Rate (as defined) plus margins ranging from 0% to 1.25% (Base Rate revolving loans) and 1.0% to 3.0% (Eurodollar Rate revolving loans). The Base Rate is the highest of (a) NBD's prime rate and (b) the Federal Funds Effective Rate plus 0.50%. The applicable margins depend upon two factors. First, NWS may elect advance rates on accounts receivable and inventory of (i) 80% accounts receivable and 60% inventory; (ii) 75% accounts receivable and 55% inventory; and (iii) 70% accounts receivable and 50% inventory. Second, NWS' ratio of EBITDA (as defined in the New Credit Facility) to net interest expense is determined to complete the pricing matrix. The pricing under the New Credit Facility improves as NWS' advance rates decline and its interest coverage improves. The margin in respect of the New Credit Facility is the Base Rate plus .50% and Eurodollar Rate plus 2.25% and is subject to adjustment after three months following the Closing Date based on the ratio of NWS' EBITDA to net interest expense.

         NWS pays a commission on the face amount of all outstanding letters of credit at a per annum rate equal to the Applicable Margin (as defined) then in effect with respect to the Eurodollar Rate loans under the New Credit Facility. A fronting fee equal to 0.25% per annum on the face amount of each letter of credit is also payable annually in advance to NBD Bank for its own account. NWS pays a per annum fee ranging from 0.25% to 0.50% on the undrawn portion of the commitments in respect of the New Revolving Credit Facility (the "Commitment Fee"). The Commitment Fee which initially is 0.50% on the undrawn portion is subject to adjustment after three months following the Closing Date based on the ratio of NWS' EBITDA to net interest expense.

         Collateral. The New Credit Facility is secured by first priority security interests in all the accounts receivable and inventories of NWS, NWS-Indiana, NWS-Illinois, NWS-Michigan and NWS-LLC, as well as a pledge of intercompany notes evidencing loans from NWS to its subsidiaries, which are also secured by a second priority security interest in the accounts receivable and inventories of those subsidiaries and which are limited in aggregate amount to the balance at any time outstanding under the New Credit Facility. The terms of the pledge agreement and other related security documents in favor of the banks under the New Credit Facility related to the intercompany indebtedness expressly limit the collateral to the underlying accounts receivable and inventory.

         Covenants. The New Credit Facility contains a number of significant covenants that, among other things, restricts the ability of NWS and the Guarantors to dispose of assets, incur additional Indebtedness, pay dividends, create liens on assets, make investments or acquisitions, engage in mergers or consolidations, make capital expenditures, or engage in certain transactions with affiliates and otherwise restrict corporate activities. The New Credit Facility also limits NWS' ability to repurchase the Exchange Notes in the event of a Change of Control, as defined in the Indenture. In addition, under the New Credit Facility NWS is required to comply with a minimum EBITDA interest coverage ratio of not less than 1.5 to 1.0 increasing on March 31, 2000 to 1.75 to 1.0 and a funded debt maximum of 7.5 to 1.0 decreasing on September 30, 1999 to 6.5 to 1.0.

         Events of Default. Events of Default under the New Credit Facility include, but are not limited to, nonpayment of principal when due; nonpayment of interest, fees or other amounts after a grace period of five days; material inaccuracy of representations and warranties; violation of covenants (subject, in the case of certain covenants, to customary grace periods); cross-default; bankruptcy events; certain ERISA events; material judgments; actual or asserted invalidity of any material provision of any guarantee or security document, or any security interest; and a Change of Control (as defined). Upon the occurrence of an Event of Default, NBD Bank may, in its capacity as administrative agent, accelerate payments due under the New Credit Facility.

Other Indebtedness

         The Company is obligated under certain loans from third parties and shareholders of NWS. The Company's master warehouse in Indianapolis, Indiana has been financed with proceeds from industrial revenue bonds with favorable rates. The bonds had a principal balance of $0.3 million at December 31, 1998, mature in 2003 and are secured by the Indianapolis master warehouse. The Company is also obligated to a former employee in the principal amount of $0.4 million which matures on June 30, 1999 and under an unsecured non-compete agreement with a former stockholder which had a principal balance of $0.6 million at December 31, 1998 and matures on April 1, 2000. NWS-Illinois has unsecured notes payable to James E. LaCrosse and Norma Johnston in the amount of $4.4 million at December 31, 1998. See "Certain Transactions." All of these notes are subordinated to the Exchange Notes and the New Credit Facility. The notes due Mr. LaCrosse and Mrs. Johnston will accrue interest at NBD's prime rate, will mature in 2009 and may be prepaid at any time by NWS-Illinois, subject to the limitations contained in the Indenture and the New Credit Facility.

DESCRIPTION OF THE EXCHANGE NOTES

General

         The Outstanding Notes were, and the Exchange Notes will be, issued pursuant to an Indenture (the "Indenture") dated January 25, 1999 among NWS, the Guarantors and Norwest Bank Minnesota, N.A., as trustee (the "Trustee"). See "Notice to Investors." The terms of the Exchange Notes are the same as the terms of the Outstanding Notes, except that (1) the Company registered the Exchange Notes under the Securities Act, and their transfer is not restricted like the Outstanding Notes, and (2) holders of the Exchange Notes are not entitled to certain rights under the Registration Rights Agreement. The terms of the Exchange Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (the "Trust Indenture Act"). The Exchange Notes are subject to all such terms, and Holders of Exchange Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof. The following summary of the material provisions of the Indenture and the Registration Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the Indenture and the Registration Rights Agreement, including the definitions therein of certain terms used below. The definitions of certain terms used in the following summary are set forth below under "--Certain Definitions." For purposes of this summary, the term "Company" refers only to National Wine & Spirits, Inc., and not to any of its subsidiaries. Any valuation required by the Indenture shall be made by the Board of Directors of the Company in good faith, except as otherwise provided in the Indenture.

         The Outstanding Notes are, and the Exchange Notes will be, general unsecured obligations of the Company and will rank pari passu in right of payment with all current and future unsubordinated Indebtedness of the Company and senior in right of payment to all existing and future subordinated Indebtedness of the Company. The Outstanding Notes are, and the Exchange Notes will be, effectively subordinated to all secured Indebtedness of the Company with respect to the assets securing such Indebtedness, including any borrowings under the New Credit Facility, which will be secured by a first priority security interest in all the accounts receivable and inventories of the Company, NWS-Indiana, NWS-Illinois, NWS-Michigan and NWS-LLC, as well as a pledge of intercompany notes evidencing loans from NWS to its Subsidiaries, which are also secured by a second priority security interest in all the accounts receivable and inventories of those Subsidiaries. As of December 31, 1998, on a pro forma basis after giving effect to the January, 1999 offering and the New Credit Facility and the application of the net proceeds therefrom, the Company and its subsidiaries would have had approximately $122.4 million of outstanding unsubordinated Indebtedness (excluding the Guarantees), of which $12.4 million would have been secured Indebtedness.

         The operations of the Company are conducted through its subsidiaries and, therefore, the Company is dependent upon the cash flow of its subsidiaries to meet its obligations, including its obligations under the Exchange Notes. As of the date of the Indenture, all of the Company's subsidiaries will be Restricted Subsidiaries. However, under certain circumstances, the Company will be able to designate current or future Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to many of the restrictive covenants set forth in the Indenture.

Principal, Maturity and Interest

         The Exchange Notes will be issued in aggregate principal amount of $110.0 million and will mature on January 15, 2009. Additional Exchange Notes may be issued pursuant to the Indenture in accordance with the covenant described below in "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock." Interest on the Exchange Notes will accrue at the rate of 10 1/8% per annum and will be payable semi-annually in arrears on January 15 and July 15, commencing on July 15, 1999, to Holders of record on the immediately preceding December 31 and June 30. Interest on the Exchange Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Principal, premium and interest and Liquidated Damages, if any, on the Exchange Notes will be payable at the office or agency of the Company maintained for such purpose within the City and State of New York or, at the option of the Company, payment of interest and Liquidated Damages, if any, may be made by check mailed to the Holders of the Exchange Notes at their respective addresses set forth in the register of Holders of Exchange Notes; provided that all payments of principal, premium, interest and Liquidated Damages, if any, with respect to Exchange Notes the Holders of which have given wire transfer instructions to the Company will be required to be made by wire transfer of immediately available funds to the accounts specified by the Holders thereof. Until otherwise designated by the Company, the Company's office or agency in New York will be the office of the Trustee maintained for such purpose. The Exchange Notes will be issued in denominations of $1,000 and integral multiples thereof.

Subsidiary Guarantees

         The Company's payment obligations under the Exchange Notes will be jointly and severally guaranteed (the "Subsidiary Guarantees") by the Guarantors. Each Subsidiary Guarantee will be a senior unsecured obligation of the Guarantor issuing such Subsidiary Guarantee and will rank pari passu in right of payment with all unsubordinated Indebtedness of such Guarantor. The Guarantees will be effectively subordinated to all secured Indebtedness of the Guarantors, including guarantees under the New Credit Facility, which will be secured by the Guarantors' inventory and accounts receivable and the pledge of certain intercompany notes evidencing Credit Facility Intercompany Indebtedness, which notes are also secured by a second priority security interest in all the accounts receivable and inventories of the Guarantors and which are at all times limited in aggregate amount to the balance at any time outstanding under the New Credit Facility. As of December 31, 1998, on a pro forma basis after giving effect to the Offering and the New Credit Facility and the application of the proceeds therefrom, the Guarantors would have had approximately $0.3 million of outstanding unsubordinated Indebtedness in addition to their Subsidiary Guarantees of the Exchange Notes and the guarantees of the New Credit Facility. The obligations of each Guarantor under its Subsidiary Guarantee will be limited so as not to constitute a fraudulent conveyance under applicable law. See, however, "Risk Factors--Fraudulent Conveyance Matters."

         The Indenture provides that no Guarantor may consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another corporation, Person or entity whether or not affiliated with such Guarantor unless (i) subject to the provisions of the following paragraph, the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) assumes all the obligations of such Guarantor pursuant to a supplemental indenture in form and substance reasonably satisfactory to the Trustee, under the Exchange Notes, the Indenture and the Registration Rights Agreement and (ii) immediately after giving effect to such transaction, no Default or Event of Default exists.

         The Indenture provides that in the event of a sale or other disposition of all of the assets of any Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of all of the capital stock of any Guarantor, or in the event that a Guarantor (other than NWS-Indiana, NWS-Illinois, NWS-LLC or NWS-Michigan) is designated as an Unrestricted Subsidiary in accordance with the Indenture, then such Guarantor (in the event of a sale or other disposition, by way of such a merger, consolidation or otherwise, of all of the capital stock of such Guarantor) or the corporation acquiring the property (in the event of a sale or other disposition of all of the assets of such Guarantor) will be released and relieved of any obligations under its Subsidiary Guarantee; provided that the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the Indenture. See "Redemption or Repurchase at Option of Holders--Asset Sales."

Optional Redemption

         The Exchange Notes are not redeemable at the Company's option prior to January 15, 2004. Thereafter, the Exchange Notes will be subject to redemption at any time at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days' written notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Liquidated Damages thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on January 15 of the years indicated below:

Year                   Percentage

2004.................  105.0625%
2005.................  103.3750%
2006.................  101.6875%
2007 and thereafter..  100.0000%


         Notwithstanding the foregoing, during the first 36 months after January 20, 1999, the Company may redeem up to 33 1/3% of the aggregate principal amount of Exchange Notes originally issued under the Indenture at a redemption price of 110.125% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages thereon, if any, to the redemption date, with the net cash proceeds of one or more public offerings of common stock of the Company; provided that at least 66 2/3% of the aggregate principal amount of Exchange Notes remain outstanding immediately after the occurrence of each such redemption (excluding Exchange Notes held by the Company and its Subsidiaries); and provided, further, that such redemption shall occur within 45 days of the date of the closing of each such public offering.

Selection and Notice

         If the Company redeems less than all of the Exchange Notes, the Trustee will select the Exchange Notes for redemption in compliance with the requirements of the principal national securities exchange, if any, on which the Exchange Notes are listed, or, if the Exchange Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided that no Exchange Notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Exchange Notes to be redeemed at its registered address. Notices of redemption may not be conditional. If any Exchange Note is to be redeemed in part only, the notice of redemption that relates to such Exchange Note shall state the portion of the principal amount thereof to be redeemed. A new Exchange Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Exchange Note. Exchange Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Exchange Notes or portions of them called for redemption.

Mandatory Redemption

         Except as set forth below under "Repurchase at the Option of Holders," the Company is not required to make mandatory redemption or sinking fund payments with respect to the Exchange Notes.

Repurchase at the Option of Holders

         Change of Control

         Upon the occurrence of a Change of Control, each Holder of Exchange Notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder's Exchange Notes pursuant to the offer described below (the "Change of Control Offer") at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Liquidated Damages thereon, if any, to the date of purchase (the "Change of Control Payment"). Within ten days following any Change of Control, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Exchange Notes on the date specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the "Change of Control Payment Date"), pursuant to the procedures required by the Indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Exchange Notes as a result of a Change of Control.

         On the Change of Control Payment Date, the Company will, to the extent lawful, (1) accept for payment all Exchange Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Exchange Notes or portions thereof so tendered and (3) deliver or cause to be delivered to the Trustee the Exchange Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of Exchange Notes or portions thereof being purchased by the Company. The Paying Agent will promptly mail to each Holder of Exchange Notes so tendered the Change of Control Payment for such Exchange Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Exchange Note equal in principal amount to any unpurchased portion of the Exchange Notes surrendered, if any; provided that each such new Exchange Note will be in a principal amount of $1,000 or an integral multiple thereof. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

         The Change of Control provisions described above will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the Exchange Notes to require that the Company repurchase or redeem the Exchange Notes in the event of a takeover, recapitalization or similar transaction.

         The New Credit Facility contains prohibitions of certain events that would constitute a Change of Control and limits the Company's ability to repurchase Exchange Notes in the event of a Change of Control. In addition, the exercise by the Holders of Exchange Notes of their right to require the Company to repurchase the Exchange Notes could cause a default under such Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchases on the Company. Finally, the Company's ability to pay cash to the Holders of Exchange Notes upon a repurchase may be limited by the Company's then existing financial resources. See "Risk Factors--Inability to Purchase Exchange Notes Upon a Change of Control."

         The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Exchange Notes validly tendered and not withdrawn under such Change of Control Offer.

Asset Sales

         The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless (i) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value (evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee) of the assets or Equity Interests issued or sold or otherwise disposed of and (ii) at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of cash; provided that the amount of (x) any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet) of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Exchange Notes or any guarantee thereof) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Company or such Restricted Subsidiary from further liability and (y) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received) within 10 business days, shall be deemed to be cash for purposes of this provision; provided, however, that the Company may (A) sell its Cameron Springs bottled water business for fair market value without complying with clause (ii) of this paragraph provided that the non-cash consideration received therefor is in the form of securities registered under the Securities Act or subject to a registration rights agreement providing for registration under the Securities Act within 90 days after the sale, and (B) sell beer franchises, brand labels and distribution rights of NWS-Illinois or sell all or part of its U.S. Beverage operations for fair market value including cash royalty payments or cash payments over time, without complying with clause
(ii) of this paragraph.

         Within 360 days after the receipt of any Net Proceeds from an Asset Sale, the Company or the applicable Restricted Subsidiary may apply such Net Proceeds at its option, (a) to repay Indebtedness under a Credit Facility (and to correspondingly permanently reduce commitments with respect thereto in the case of revolving borrowings; provided, that no such reduction shall affect the amount that may be borrowed pursuant to the Borrowing Base as provided in clause
(i)(y) of the second paragraph under "--Incurrence of Indebtedness and Issuance of Preferred Stock") or (b) to the acquisition of a controlling interest in another business, the making of a capital expenditure or the acquisition of other assets that are not classified as current assets, in each case, in a Permitted Business. Pending the final application of any such Net Proceeds, the Company or the applicable Restricted Subsidiary may temporarily reduce revolving credit borrowings or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture. Any Net Proceeds from Asset Sales that are not applied or invested as provided in the first sentence of this paragraph will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $10 million, the Company will be required to make an offer to all Holders of Exchange Notes (an "Asset Sale Offer") to purchase the maximum principal amount of Exchange Notes and any other pari passu Indebtedness including a comparable asset sale covenant that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount thereof plus accrued and unpaid interest and Liquidated Damages thereon, if any, to the date of purchase, in accordance with the procedures set forth in the Indenture. To the extent that the aggregate amount of Exchange Notes and such other pari passu Indebtedness tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of Exchange Notes and such other pari passu Indebtedness surrendered by holders thereof exceeds the amount of Excess Proceeds, the Exchange Notes and such other pari passu Indebtedness shall be purchased on a pro rata basis. Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset at zero.

Certain Covenants

Restricted Payments

         The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly: (i) declare or pay any dividend or make any other payment or distribution on account of the Company's or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company) or to the direct or indirect holders of the Company's or any of its Restricted Subsidiaries' Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company or to the Company or a Restricted Subsidiary of the Company); (ii) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent of the Company or other Affiliate of the Company (other than any such Equity Interests owned by the Company or any Restricted Subsidiary of the Company) that is not a Permitted Investment; (iii) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the Exchange Notes, except a payment of interest or principal at Stated Maturity; (iv) make any payment of salary, bonus, and any other cash compensation, including split-dollar insurance premiums, that is characterized as income on Form W-2 to or for the benefit of any Person who is a beneficial owner of more than 10% of the outstanding Voting Stock of the Company, or to or for the benefit of any immediate family member of such Person, in excess of $950,000 annually for any individual or in excess of $2.5 million annually in the aggregate for all such individuals; (v) make any cash payment (including any repurchase or redemption) after the date of the Indenture on any Indebtedness owing to any shareholder on any NWS-Illinois Shareholder Subordinated Exchange Note or (vi) make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (vi) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment:

                  (a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

                  (b) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under caption "--Incurrence of Indebtedness and Issuance of Preferred Stock"; and

                  (c) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the date of the Indenture (excluding Restricted Payments permitted by clauses (ii), (iii), (iv) and (v) of the next succeeding paragraph), is less than the sum of (i) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of the Indenture to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus (ii) 100% of the aggregate net cash proceeds received by the Company from the issue or sale since the date of the Indenture of Equity Interests of the Company (other than Disqualified Stock) or of Disqualified Stock or debt securities of the Company that have been converted into such Equity Interests (other than Equity Interests (or Disqualified Stock or convertible debt securities) sold to a Subsidiary of the Company and other than Disqualified Stock or convertible debt securities that have been converted into Disqualified Stock) and 100% of the capital contributions received by the Company after the date of the Indenture in cash, plus (iii) one year and one day after the date of such receipt, 100% of the cash payments received by the Company or a Restricted Subsidiary of the Company after the date of the Indenture on a Company Shareholder Exchange Note Receivable, plus (iv) to the extent that any Restricted Investment that was made after the date of the Indenture is sold for cash or otherwise liquidated or repaid for cash, the lesser of (A) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (B) the initial amount of such Restricted Investment, plus (v) 50% of any dividends received by the Company or a Controlled Subsidiary after the date of the Indenture from an Unrestricted Subsidiary of the Company, to the extent that such dividends were not otherwise included in Consolidated Net Income of the Company for such period.

         The foregoing provisions will not prohibit (i) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture; (ii) provided that no Default or Event of Default has occurred and is continuing, the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness or Equity Interests of the Company in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of, other Equity Interests of the Company (other than any Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (c)
(ii) of the preceding paragraph; (iii) provided that no Default or Event of Default has occurred and is continuing, the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness; (iv) provided that no Default or Event of Default has occurred and is continuing, the payment of any dividend by a Restricted Subsidiary of the Company to the holders of its common Equity Interests on a pro rata basis; (v) the payment of Permitted Quarterly Tax Distributions to the holders of Capital Stock of any of the S Corp. Businesses as described below; and (vi) provided that no Default or Event of Default has occurred and is continuing, the payment of any Restricted Payments not otherwise permitted in an aggregate amount not exceeding $2.5 million.

         For so long as each S Corp. Business qualifies as a pass-through entity for Federal income tax purposes, such S Corp. Business may make cash distributions to its shareholders or members, during each Quarterly Payment Period, in an aggregate amount not to exceed the Permitted Quarterly Tax Distribution in respect of the related Estimation Period. If any portion of a Permitted Quarterly Tax Distribution is not distributed during such Quarterly Payment Period, the Permitted Quarterly Tax Distribution payable during the immediately following Quarterly Payment Period shall be increased by such undistributed portion.

         Within 10 days following the Company's filing of Internal Revenue Service Form 1120S for the immediately preceding taxable year, the Tax Amounts CPA shall file with the Trustee a written statement indicating in reasonable detail the calculation of the True-up Amount. In the case of a True-up Amount due to the shareholders or members, the Permitted Quarterly Tax Distribution payable during the following Quarterly Payment Periods shall be increased by such True-up Amount. In the case of a True-up Amount due to the Company, the Permitted Quarterly Tax Distribution payable during the following Quarterly Payment Periods shall be reduced by such True-up Amount and the excess, if any, of the True-up Amount over such Permitted Quarterly Tax Distribution shall be applied to reduce the following Permitted Quarterly Tax Distributions until such True-up Amount is entirely offset.

         The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if such designation would not cause a Default; provided that in no event shall the business currently operated by NWS-Indiana, NWS-Illinois (other than its U.S. Beverage craft beer business), NWS-LLC or NWS-Michigan be transferred to or held by an Unrestricted Subsidiary. In the event of any such designation, all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary so designated will be deemed to be an Investment made as of the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of this covenant or Permitted Investments, as applicable. All such outstanding Investments will be deemed to constitute Restricted Investments in an amount equal to the fair market value of such Investments at the time of such designation. Such designation will only be permitted if such Restricted Payment would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if such redesignation would not cause a Default.

         The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any non-cash Restricted Payment shall be determined by the Board of Directors whose resolution with respect thereto shall be delivered to the Trustee, such determination to be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if such fair market value exceeds $5.0 million. Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant
"Restricted Payments" were computed, together with a copy of any fairness opinion or appraisal required by the Indenture.

Incurrence of Indebtedness and Issuance of Preferred Stock

         The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt) and that the Company will not issue any Disqualified Stock and will not permit any of its Subsidiaries to issue any shares of preferred stock; provided, however, that the Company and any Guarantor may incur Indebtedness (including Acquired Debt) or issue shares of Disqualified Stock if the Fixed Charge Coverage Ratio for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least 2.0 to 1.0 if such incurrence or issuance occurs on or prior to the second anniversary of the date of the Indenture, and 2.25 to 1.0 if such incurrence or issuance occurs at any time thereafter, in each case, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period;

         The provisions of the first paragraph of this covenant will not apply to the incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt"):

                  (i) the incurrence by the Company or any Guarantor of Indebtedness and letters of credit under Credit Facilities; provided, that the aggregate principal amount of all Indebtedness (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Restricted Subsidiaries thereunder) at any time outstanding under all Credit Facilities after giving effect to such incurrence, does not exceed an amount equal to the greater of (x) $60.0 million (provided that such amount shall be reduced to the extent of any reduction or elimination of any commitment under any Credit Facility resulting from or relating to the formation of any Receivables Subsidiary or the consummation of any Qualified Receivables Transaction) less the aggregate amount of all Net Proceeds of Asset Sales that have been applied by the Company or any of its Restricted Subsidiaries since the date of the Indenture to repay Indebtedness under a Credit Facility pursuant to the covenant described above under the caption "--Asset Sales" and (y) the amount of the Borrowing Base as of the date of such incurrence; provided, further, that, after giving effect to such incurrence and the application of proceeds thereof, the aggregate principal amount of all term Indebtedness and letters of credit (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Restricted Subsidiaries thereunder) at any time outstanding under all Credit Facilities after giving effect to such incurrence, does not exceed an amount equal to the greater of (a) $30.0 million and (b) 50% of the amount of the Borrowing Base as of the date of such incurrence;

                  (ii)  the    incurrence   by   the   Company  or  any  of  its
         Restricted  Subsidiaries  of the Existing Indebtedness;

                  (iii) the incurrence of Indebtedness represented by the Exchange Notes issued on the Issue Date and the Subsidiary Guarantees;

                  (iv) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Company and its Restricted Subsidiaries (including industrial revenue bonds, tax increment financing and related reimbursement obligations), in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (iv), not to exceed $5 million at any time outstanding;

                  (v) the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness that was permitted by the Indenture to be incurred pursuant to clause (ii) or (iii) of this paragraph or pursuant to the immediately preceding paragraph;

                  (vi) the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness, including Credit Facility Intercompany Indebtedness, between or among the Company and any Restricted Subsidiary that is a Guarantor; provided, however, that (i) except for Credit Facility Intercompany Indebtedness, (A) if the Company is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Exchange Notes, or (B) if a Guarantor is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to all Obligations with respect to such Guarantor's Subsidiary Guarantee and (ii)(A) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary that is a Guarantor and (B) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary that is a Guarantor shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be;

                  (vii) the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of this Indenture to be outstanding;

                  (viii) the Guarantee by the Company or any of the Guarantors of Indebtedness of the Company or a Restricted Subsidiary of the Company that was permitted to be incurred by another provision of this covenant (except clause (ix) of this paragraph);

                  (ix) the incurrence by a Receivables Subsidiary of Indebtedness in a Qualified Receivables Transaction that is without recourse to the Company or to any other Subsidiary of the Company or their assets (other than such Receivables Subsidiary and its assets and, as to the Company or any Subsidiary of the Company, other than pursuant to representations, warranties, covenants and indemnities customary for such transactions) and is not guaranteed by any such Person;

                  (x) the incurrence by the Company's Unrestricted Subsidiaries of Non-Recourse Debt, provided, however, that if any such Indebtedness ceases to be Non-Recourse Debt, such event shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary that was not permitted by this clause (x); and

                  (xi) the incurrence by the Company or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding
         (which may, but need not, be borrowed under Credit Facilities), including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any other Indebtedness incurred pursuant to this clause (xi), not to exceed $10 million.

         At December 31, 1998, the Borrowing Base was approximately $ 89.8 million.

         The Indenture also provides that the Company will not incur any Indebtedness that is contractually subordinated in right of payment to any other Indebtedness of the Company unless such Indebtedness is also contractually subordinated in right of payment to the Exchange Notes on substantially identical terms; provided, however, that no Indebtedness of the Company shall be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Company solely by virtue of being unsecured.

         For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (i) through (xi) above or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company shall, in its sole discretion, classify such item of Indebtedness in any manner that complies with this covenant and such item of Indebtedness will be treated as having been incurred pursuant to only one of such clauses or pursuant to the first paragraph hereof. Accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness will not be deemed to be an incurrence of Indebtedness for purposes of this covenant; provided, in each such case, that the amount thereof is included in Fixed Charges of the Company as accrued to the extent contemplated by the definition of such term.

Sale and Leaseback Transactions

         The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that the Company may enter into a sale and leaseback transaction if (i) the Company or such Restricted Subsidiary, as applicable could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock" and (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described below under the caption "--Liens," (ii) the gross cash proceeds of such sale and leaseback transaction are at least equal to the fair market value (as determined in good faith by the Board of Directors and set forth in an Officers' Certificate delivered to the Trustee) of the property that is the subject of such sale and leaseback transaction and (iii) the transfer of assets in such sale and leaseback transaction is permitted by, and the Company applies the proceeds of such transaction in compliance with, the covenant described above under the caption "-- Asset Sales."

Liens

         The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien securing Indebtedness or trade payables on any asset now owned or hereafter acquired, or any income or profits therefrom or assign or convey any right to receive income therefrom, except Permitted Liens.

Dividend and Other Payment Restrictions Affecting Subsidiaries

         The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to (i)(a) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries (1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits (other than Permitted Quarterly Tax Distributions or distributions to enable the Company to make Permitted Quarterly Tax Distributions), or (b) pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries, (ii) make loans or advances to the Company or any of its Restricted Subsidiaries or (iii) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (a) Existing
Indebtedness as in effect on the date of the Indenture, (b) the New Credit Facility as in effect as of the date of the Indenture, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in the New Credit Facility as in effect on the date of the Indenture, (c) the Indenture and the Exchange Notes, (d) applicable law, (e) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred, (f) by reason of customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices, (g) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (iii) above on the property so acquired, (h) any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale or other disposition, (i) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced, (j) Liens securing Indebtedness otherwise permitted to be incurred pursuant to the provisions of the covenant described above under the caption "--Liens" that limit the right of the Company or any of its Restricted Subsidiaries to dispose of the assets subject to such Lien, (k) provisions with respect to the disposition or distribution of assets or property pursuant to Asset Sales (or transactions which, but for their size, would be Asset Sales) with respect to assets to be sold, or in joint venture agreements and other similar agreements entered into in the ordinary course of business,
(l) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business, and (m) Indebtedness or other contractual requirements of a Receivables Subsidiary in connection with a Qualified Receivables Transaction, provided that such restrictions apply only to such Receivables Subsidiary and the contractual requirements of the Company and its Restricted Subsidiaries to transfer assets to such Receivables Subsidiary in Qualified Receivables Transactions.

Additional Subsidiary Guarantees

         The Indenture provides that if the Company or any of its Restricted Subsidiaries shall acquire or create another Subsidiary after the date of the Indenture, then, except for Subsidiaries that have been properly designated as Unrestricted Subsidiaries in accordance with the Indenture for so long as they continue to constitute Unrestricted Subsidiaries and except Receivables Subsidiaries, such newly acquired or created Subsidiary shall become a Guarantor and execute a Supplemental Indenture and deliver an Opinion of Counsel, in accordance with the terms of the Indenture. In addition, if any Unrestricted Subsidiary is redesignated, or becomes, a Restricted Subsidiary, such Restricted Subsidiary shall become a Guarantor and execute a Supplemental Indenture and deliver an Opinion of Counsel, in accordance with the terms of the Indenture. Notwithstanding the foregoing, any Restricted Subsidiary that is not incorporated under the laws of the United States or any political subdivision thereof shall not be required to become a Guarantor unless such Restricted Subsidiary guarantees other Indebtedness of the Company or another Subsidiary of the Company.

Merger, Consolidation or Sale of Assets

         The Indenture provides that the Company may not consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another corporation, Person or entity unless (i) the Company is the surviving corporation or the entity or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia; (ii) the entity or Person formed by or surviving any such consolidation or merger (if other than the Company) or the entity or Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of the Company under the Registration Rights Agreement, the Exchange Notes and the Indenture pursuant to a supplemental Indenture in a form reasonably satisfactory to the Trustee; (iii) immediately after such transaction no Default or Event of Default exists; and (iv) except in the case of a merger of the Company with or into a Controlled Subsidiary of the Company, the Company or the entity or Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made will, immediately after such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock."

Transactions with Affiliates

         The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless (i) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person and (ii) the Company delivers to the Trustee
(a) with respect to any  Affiliate  Transaction  or series of related  Affiliate
Transactions involving aggregate consideration in excess of $1 million, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (i) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors and (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5 million, an opinion as to the fairness to the Holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing. Notwithstanding the foregoing, the following items shall not be deemed to be Affiliate Transactions: (i) any employment agreement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business and consistent with the past practice of the Company or such Restricted Subsidiary, (ii) transactions between or among the Company and/or its Restricted Subsidiaries, (iii) payment of reasonable directors fees to Persons who are not otherwise Affiliates of the Company, (iv) any sale or other issuance of Equity Interests (other than Disqualified Stock) of the Company, (v) salaries, bonuses and employee benefits paid to the officers of the Company and its Subsidiaries in the ordinary course of business consistent with past practice; (vi) transactions in the ordinary course of business between the Company or any Restricted Subsidiary and (x) any Person that is not a Restricted Subsidiary (A) that is engaged in a Permitted Business and (B) in which the Company has an Investment on the date of the Indenture or makes an Investment permitted by the Indenture, and (C) in which neither the Principal, any Related Party or any officer, director or equity owner of the Company or any of its Subsidiaries has any beneficial ownership interest (other than indirectly through the Company or a Restricted Subsidiary), or (y) Consolidated Rectifying, Inc. for the bottling, blending and/or manufacture of distilled spirits in the ordinary course of business and consistent with past practice, (vii) transactions between a Receivables Subsidiary and any Person in which the Receivables Subsidiary has an Investment in connection with any Qualified Receivables Transaction and (viii) Permitted Investments and Restricted Payments that are permitted by the provisions of the Indenture described above under the caption "--Restricted Payments."

Limitation on Issuances and Sales of Capital Stock of Controlled Subsidiaries

         The Indenture provides that the Company (i) will not, and will not permit any Subsidiary of the Company to, transfer, convey, sell, lease or otherwise dispose of any Capital Stock of any Controlled Subsidiary of the Company to any Person (other than the Company or a Controlled Subsidiary of the Company), unless (a) such transfer, conveyance, sale, lease or other disposition is of all the Capital Stock of such Controlled Subsidiary and (b) the cash Net Proceeds from such transfer, conveyance, sale, lease or other disposition are applied in accordance with the covenant described above under the caption "--Asset Sales" and (c) after giving effect to such disposition, such Controlled Subsidiary remains a Controlled Subsidiary and (ii) will not permit any Controlled Subsidiary of the Company to issue any of its Equity Interests (other than, if necessary, shares of its Capital Stock constituting directors' qualifying shares) to any Person other than to the Company or a Controlled
Subsidiary of the Company if, after giving effect thereto, such Controlled Subsidiary would cease to be a Controlled Subsidiary. The foregoing limitations shall not prevent any increase in the ownership or profits interest of Martin H. Bart or his successors in NWS-LLC or any successor entity thereto in accordance with the terms of the limited liability company agreement governing NWS-LLC on the date of the Indenture, and as amended or replaced thereafter in a manner not adverse to the Holders of the Exchange Notes.

Business Activities

         The Company will not, and will not permit any Restricted Subsidiary to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Company and its Restricted Subsidiaries taken as a whole.

Payments for Consent

         The Indenture provides that neither the Company nor any of its Subsidiaries will, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder of any Exchange Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Exchange Notes unless such consideration is offered to be paid or is paid to all Holders of the Exchange Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports

         The Indenture provides that, whether or not required by the rules and regulations of the Securities and Exchange Commission (the "Commission"), so long as any Exchange Notes are outstanding, the Company will furnish to the Holders of Exchange Notes (i) beginning with the quarterly period ending December 31, 1998, all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" that describes the financial condition and results of operations of the Company and its consolidated Subsidiaries (showing in reasonable detail, either on the face of the financial statements or in the footnotes thereto and in Management's Discussion and Analysis of Financial Condition and Results of Operations, the financial condition and results of operations of the Company and its Restricted Subsidiaries) and, with respect to the annual information only, a report thereon by the Company's certified independent accountants and (ii) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports, in each case within the time periods specified in the Commission's rules and regulations. In addition, beginning with the first quarterly period commencing after the consummation of the exchange offer contemplated by the Registration Rights Agreement, whether or not required by the rules and regulations of the Commission, the Company will file a copy of all such information and reports with the Commission for public availability within the time periods specified in the Commission's rules and regulations (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, the Company and any Subsidiary Guarantors have agreed that, for so long as any Exchange Notes remain outstanding, they will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default and Remedies

         The Indenture provides that each of the following constitutes an Event of Default: (i) default for 30 days in the payment when due of interest on, or Liquidated Damages with respect to, the Exchange Notes (whether or not prohibited by the subordination provisions of the Indenture); (ii) default in payment when due of the principal of or premium, if any, on the Exchange Notes (whether or not prohibited by the subordination provisions of the Indenture);
(iii) failure by the Company or any Subsidiary to comply with the provisions described under the captions "--Change of Control," "--Merger, Consolidation or Sale of Assets," "--Restricted Payments" or "--Incurrence of Indebtedness and Issuance of Preferred Stock"; (iv) failure by the Company for 60 days after notice to comply with any of its other agreements in the Indenture or the Exchange Notes; (v) default under any mortgage, Indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the Indenture, which default (a) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default") or (b) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $5.0 million or more; (vi) failure by the Company or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $5.0 million, which judgments are not paid, discharged or stayed for a period of 60 days; (vii) the termination of any Subsidiary Guarantee for any reason not permitted by the Indenture, or the denial of any Guarantor or any Person acting on behalf of any Guarantor of such Guarantor's obligations under its respective Subsidiary Guarantee; and (viii) certain events of bankruptcy or insolvency with respect to the Company or any of its Significant Subsidiaries.

         If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then Outstanding Notes may declare all the Exchange Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company, any Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary, all Outstanding Notes will become due and payable without further action or notice. Holders of the Exchange Notes may not enforce the Indenture or the Exchange Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the
then  Outstanding   Notes may direct the Trustee in its exercise of any
trust or power. The Trustee may withhold from Holders of the Exchange Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest. In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the Exchange Notes pursuant to the optional redemption provisions of the Indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Exchange Notes. If an Event of Default occurs prior to January 15, 2004 by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding the prohibition on redemption of the Exchange Notes prior to January 15, 2004, then the premium specified in the Indenture shall also become immediately due and payable to the extent permitted by law upon the acceleration of the Exchange Notes.

         The Holders of a majority in aggregate principal amount of the Exchange Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Exchange Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Exchange Notes.

         The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

         No director, officer, employee, incorporator, or stockholder, partner or member of the Company or any Guarantor, as such, shall have any liability for any obligations of the Company or any Guarantor under the Exchange Notes, the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Exchange Notes by accepting a Exchange Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Exchange Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

Legal Defeasance and Covenant Defeasance

         The Company  may,  at its option and at any time,  elect to have all of
its  obligations  discharged  with  respect to the  Outstanding   Notes
("Legal Defeasance") except for (i) the rights of Holders of outstanding Exchange Notes to receive payments in respect of the principal of, premium, if any, and interest and Liquidated Damages on such Exchange Notes when such payments are due from the trust referred to below, (ii) the Company's obligations with respect to the Exchange Notes concerning issuing temporary Exchange Notes, registration of Exchange Notes, mutilated, destroyed, lost or stolen Exchange Notes and the maintenance of an office or agency for payment and money for security payments held in trust, (iii) the rights, powers, trusts, duties and immunities of the Trustee, and the Company's obligations in connection therewith and (iv) the Legal Defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Exchange Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Exchange Notes.

         In order to exercise  either Legal  Defeasance or Covenant  Defeasance,
(i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Exchange Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest and Liquidated Damages on the Outstanding Notes on the stated maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Exchange Notes are being defeased to maturity or to a particular redemption date; (ii) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of the Outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (v) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound; (vi) the Company must have delivered to the Trustee an opinion of counsel to the effect that, assuming no intervening bankruptcy of the Company between the date of deposit and the 91st day following the deposit and assuming no Holder of Exchange Notes is an insider of the Company, after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; (vii) the Company must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Exchange Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and (viii) the Company must deliver to the Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Transfer and Exchange

         A Holder may transfer or exchange Exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Exchange Note selected for redemption. Also, the Company is not required to transfer or exchange any Exchange Note for a period of 15 days before a selection of Exchange Notes to be redeemed.

         The registered Holder of an Exchange Note will be treated as the owner of it for all purposes.

Amendment, Supplement and Waiver

         Except as provided in the next two succeeding paragraphs, the Indenture or the Exchange Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Exchange Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Exchange Notes), and any existing default or compliance with any provision of the Indenture or the Exchange Notes may be waived with the consent of the Holders of a majority in principal amount of the then Outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for Exchange Notes).

         Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Exchange Notes held by a non-consenting Holder): (i) reduce the principal amount of Exchange Notes whose Holders must consent to an amendment, supplement or waiver, (ii) reduce the principal of or change the fixed maturity of any Exchange Note or alter the provisions with respect to the redemption of the Exchange Notes (other than provisions relating to the covenants described above under the caption "--Repurchase at the Option of Holders"), (iii) reduce the rate of or change the time for payment of interest on any Exchange Note, (iv) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Exchange Notes (except a rescission of acceleration of the Exchange Notes by the Holders of at least a majority in aggregate principal amount of the Exchange Notes and a waiver of the payment default that resulted from such acceleration), (v) make any Exchange Note payable in money other than that stated in the Exchange Notes, (vi) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of Exchange Notes to receive payments of principal of or premium, if any, or interest on the Exchange Notes, (vii) waive a redemption payment with respect to any Exchange Note (other than a payment required by one of the covenants described above under the caption "--Repurchase at the Option of Holders") or (viii) make any change in the foregoing amendment and waiver provisions.

         Notwithstanding the foregoing, without the consent of any Holder of Exchange Notes, the Company and the Trustee may amend or supplement the Indenture or the Exchange Notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated Exchange Notes in addition to or in place of certificated Exchange Notes, to provide for the assumption of the Company's obligations to Holders of Exchange Notes in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the Holders of Exchange Notes or that does not adversely affect the legal rights under the Indenture of any such Holder, or to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

Concerning the Trustee

         The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

         The Holders of a majority in principal amount of the then outstanding Exchange Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Exchange Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Additional Information

         Anyone who receives this Prospectus may obtain a copy of the Indenture and Registration Rights Agreement without charge by writing to National Wine & Spirits Corporation, P.O. Box 1602, Indianapolis, Indiana 46206-1602, Attention:
Secretary.

Book-Entry, Delivery and Form

         Exchange Notes exchanged for Outstanding Notes sold to Qualified Institutional Buyers and Outstanding Notes offered and sold in offshore transactions in reliance upon Regulation S, if any, initially will be in the form of one or more registered global notes without interest coupons (collectively, the "Global Exchange Notes"). Upon issuance, the Global Exchange Notes will be deposited with the Trustee, as custodian for The Depositary Trust Company ("DTC"), in New York, New York, and registered in the name of DTC or its nominee for credit to the accounts of DTC's Direct and Indirect Participants (as defined below). Transfer of beneficial interests in Global Exchange Notes will be subject to the applicable rules and procedures of DTC and its Direct and Indirect Participants (including, if applicable, those of the Euroclear System ("Euroclear") and Cedel Bank, societe anonyme ("CEDEL")), which may change from time to time.

         The Global Exchange Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee in certain limited circumstances. Beneficial interests in the Global Exchange Notes may be exchanged for Notes in certificated form in certain limited circumstances. See "--Transfer of Interests in Global Exchange Notes for Certificated Exchange Notes."

         Initially, the Trustee will act as Paying Agent and Registrar. The Exchange Notes may be presented for registration of transfer and exchange at the offices of the Registrar.

Depositary Procedures

         DTC has advised the Company that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Direct Participants") and to facilitate the clearance and settlement of transactions in those securities between Direct Participants through electronic book-entry changes in accounts of Participants. The Direct Participants include securities brokers and dealers (including the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations, including Euroclear and Cedel. Access to DTC's system is also available to other entities that clear through, or maintain a direct or indirect custodial relationship with, a Direct Participant (collectively, the "Indirect Participants").

         DTC has advised the Company that, pursuant to DTC's procedures, (i) upon deposit of the Global Exchange Notes, DTC will credit the accounts of the Direct Participants designated by the Initial Purchasers with portions of the principal amount of the Global Exchange Notes that have been allocated to them by the Initial Purchasers, and (ii) DTC will maintain records of the ownership interests of such Direct Participants in the Global Exchange Notes and the transfer of ownership interests by and between Direct Participants. DTC will not maintain records of the ownership interests of, or the transfer of ownership interests by and between, Indirect Participants or other owners of beneficial interests in the Global Exchange Notes. Direct Participants and Indirect Participants must maintain their own records of the ownership interests of, and the transfer of ownership interests by and between, Indirect Participants and other owners of beneficial interests in the Global Exchange Notes.

         Investors in the U.S. Global Exchange Notes may hold their interests therein directly through DTC if they are Direct Participants in DTC or indirectly through organizations that are Direct Participants in DTC. Morgan Guaranty Trust Company of New York, Brussels office is the operator and depository of Euroclear, and Citibank, N.A. is the operator and depository of CEDEL (each a "nominee" of Euroclear and CEDEL, respectively). Therefore, they will each be recorded on DTC's records as the holders of all ownership interests held by them on behalf of Euroclear and CEDEL, respectively. Euroclear and CEDEL must maintain on their own records the ownership interests, and transfers of ownership interests by and between, their own customers' securities accounts. DTC will not maintain such records. All ownership interests in any Global Exchange Notes, including those of customers' securities accounts held through Euroclear or CEDEL, may be subject to the procedures and requirements of DTC.

         The laws of some states in the United States require that certain persons take physical delivery in definitive, certificated form, of securities that they own. This may limit or curtail the ability to transfer beneficial interests in a Global Exchange Note to such persons. Because DTC can act only on behalf of Direct Participants, which in turn act on behalf of Indirect Participants and others, the ability of a person having a beneficial interest in a Global Exchange Note to pledge such interest to persons or entities that are not Direct Participants in DTC, or to otherwise take actions in respect of such interests, may be affected by the lack of physical certificates evidencing such interests. For certain other restrictions on the transferability of the Exchange Notes see "-- Transfers of Interests in Global Exchange Notes for Certificated Exchange Notes."

         Except as described in "--Transfers of Interests in Global Exchange Notes for Certificated Exchange Notes", owners of beneficial interests in the Global Exchange Notes will not have Exchange Notes registered in their names, will not receive physical delivery of Exchange Notes in certificated form and will not be considered the registered owners or holders thereof under the Indenture for any purpose.

         Under the terms of the Indenture, the Company, the Guarantors and the Trustee will treat the persons in whose names the Exchange Notes are registered (including Exchange Notes represented by Global Exchange Notes) as the owners thereof for the purpose of receiving payments and for any and all other purposes whatsoever. Payments in respect of the principal, premium, Liquidated Damages, if any, and interest on Global Exchange Notes registered in the name of DTC or its nominee will be payable by the Trustee to DTC or its nominee as the registered holder under the Indenture. Consequently, neither the Company, the Trustee nor any agent of the Company or the Trustee has or will have any responsibility or liability for (i) any aspect of DTC's records or any Direct Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interests in the Global Exchange Notes or for maintaining, supervising or reviewing any of DTC's records or any Direct Participant's or Indirect Participant's records relating to the beneficial ownership interests in any Global Exchange Note or (ii) any other matter relating to the actions and practices of DTC or any of its Direct Participants or Indirect Participants.

         DTC has advised the Company that its current payment practice (for payments of principal, interest and the like) with respect to securities such as the Exchange Notes is to credit the accounts of the relevant Direct Participants with such payment on the payment date in amounts proportionate to such Direct Participant's respective ownership interests in the Global Exchange Notes as shown on DTC's records. Payments by Direct Participants and Indirect Participants to the beneficial owners of the Exchange Notes will be governed by standing instructions and customary practices between them and will not be the responsibility of DTC, the Trustee, the Company or the Guarantors. Neither the Company, the Guarantors nor the Trustee will be liable for any delay by DTC or its Direct Participants or Indirect Participants in identifying the beneficial owners of the Exchange Notes, and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee as the registered owner of the Exchange Notes for all purposes.

         The Global Exchange Notes will trade in DTC's Same-Day Funds Settlement System and, therefore, transfers between Direct Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in immediately available funds. Transfers between Indirect Participants (other than Indirect Participants who hold an interest in the Exchange Notes through Euroclear or CEDEL) who hold an interest through a Direct Participant will be effected in accordance with the procedures of such Direct Participant but generally will settle in immediately available funds. Transfers between and among Indirect Participants who hold interests in the Exchange Notes through Euroclear and CEDEL will be effected in the ordinary way in accordance with their respective rules and operating procedures.

         Cross-market transfers between Direct Participants in DTC, on the one hand, and Indirect Participants who hold interests in the Exchange Notes through Euroclear or CEDEL, on the other hand, will be effected by Euroclear's or CEDEL's respective Nominee through DTC in accordance with DTC's rules on behalf of Euroclear or CEDEL; however, delivery of instructions relating to crossmarket transactions must be made directly to Euroclear or CEDEL, as the case may be, by the counterparty in accordance with the rules and procedures of Euroclear or CEDEL and within their established deadlines (Brussels time for Euroclear and UK time for CEDEL). Indirect Participants who hold interest in the Exchange Notes through Euroclear and CEDEL may not deliver instructions directly to Euroclear's or CEDEL's Nominee. Euroclear or CEDEL will, if the transaction meets its settlement requirements, deliver instructions to its respective Nominee to deliver or receive interests on Euroclear's or CEDEL's behalf in the relevant Global Exchange Note in DTC, and make or receive payment in accordance with normal procedures for same- day fund settlement applicable to DTC.

         Because of time zone differences, the securities accounts of an Indirect Participant who holds an interest in the Exchange Notes through Euroclear or CEDEL purchasing an interest in a Global Exchange Note from a Direct Participant in DTC will be credited, and any such crediting will be reported to Euroclear or CEDEL during the European business day immediately following the settlement date of DTC in New York. Although recorded in DTC's accounting records as of DTC's settlement date in New York, Euroclear and CEDEL customers will not have access to the cash amount credited to their accounts as a result of a sale of an interest in a Global Exchange Note to a DTC Participant until the European business day for Euroclear or CEDEL immediately following DTC's settlement date.

         DTC has advised the Company that it will take any action permitted to be taken by a holder of Exchange Notes only at the direction of one or more Direct Participants to whose account interests in the Global Exchange Notes are credited and only in respect of such portion of the aggregate principal amount of the Exchange Notes to which such Direct Participant or Direct Participants has or have given direction. However, if there is an Event of Default under the Exchange Notes, DTC reserves the right to exchange Global Exchange Notes (without the direction of one or more of its Direct Participants) for legended Exchange Notes in certificated form, and to distribute such certificated forms of Exchange Notes to its Direct Participants. See "--Transfers of Interests in Global Exchange Notes for Certificated Exchange Notes."

         Although DTC, Euroclear and CEDEL have agreed to the foregoing procedures to facilitate transfers of interests in the U.S. Global Exchange Notes among Direct Participants, including Euroclear and CEDEL, they are under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. None of the Company, the Guarantors, the Initial Purchasers or the Trustee shall have any responsibility for the performance by DTC, Euroclear or CEDEL or their respective Direct and Indirect Participants of their respective obligations under the rules and procedures governing any of their operations.

         The information in this section concerning DTC, Euroclear and CEDEL and their book-entry systems has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

Transfers of Interests in Global Exchange Notes for Certificated Exchange Notes

         An entire Global Exchange Note may be exchanged for definitive Exchange Notes in registered, certificated form without interest coupons ("Certificated Exchange Notes") if (i) DTC (x) notifies the Company that it is unwilling or unable to continue as Depositary for the Global Exchange Notes and the Company thereupon fails to appoint a successor Depositary within 90 days or (y) has ceased to be a clearing agency registered under the Exchange Act, (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Certificated Exchange Notes or (iii) there shall have occurred and be continuing a Default or an Event of Default with respect to the Exchange Notes. In any such case, the Company will notify the Trustee in writing that, upon surrender by the Direct and Indirect Participants of their interest in such Global Exchange Note, Certificated Exchange Notes will be issued to each person that such Direct and Indirect Participants and the DTC identify as being the beneficial owner of the related Exchange Notes.

         Beneficial interests in Global Exchange Notes held by any Direct or Indirect Participant may be exchanged for Certificated Exchange Notes upon request to DTC, by such Direct Participant (for itself or on behalf of an
Indirect Participant), to the Trustee in accordance with customary DTC procedures. Certificated Exchange Notes delivered in exchange for any beneficial interest in any Global Exchange Note will be registered in the names, and issued in any approved denominations, requested by DTC on behalf of such Direct or Indirect Participants (in accordance with DTC's customary procedures).

         Neither the Company, the Guarantors nor the Trustee will be liable for any delay by the holder of any Global Exchange Note or DTC in identifying the beneficial owners of Exchange Notes, and the Company and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the holder of the Global Exchange Note or DTC for all purposes.

Same Day Settlement and Payment

         The Indenture requires that payments in respect of the Exchange Notes represented by the Global Exchange Notes (including principal, premium, if any, interest and Liquidated Damages, if any) be made by wire transfer of immediately available same day funds to the accounts specified by the holder of interests in such Global Exchange Note. With respect to Certificated Exchange Notes, the Company will make all payments of principal, premium, if any, interest and Liquidated Damages, if any, by wire transfer of immediately available same day funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder's registered address. The Company expects that secondary trading in the Certificated Exchange Notes will also be settled in immediately available funds.

Certain Definitions

         Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

         "Acquired Debt" means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

         "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person, and, in the case of a natural Person, any immediate family member of such Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the voting securities of a Person shall be deemed to be control. No Person (other than the Company or any Subsidiary of the Company) in whom a Receivables Subsidiary makes an Investment in connection with a Qualified Receivables Transaction will be deemed to be an Affiliate of the Company or any of its Subsidiaries solely by reason of such Investment.

         "Asset Sale" means (i) the sale, lease, conveyance or other disposition of any assets or rights (including, without limitation, by way of a sale and leaseback) other than sales of inventory in the ordinary course of business consistent with past practices (provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption "--Change of Control" and/or the provisions described above under the caption "--Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant), and (ii) the issue or sale by the Company or any of its Subsidiaries of Equity Interests of any of the Company's Restricted Subsidiaries, in the case of either clause
(i) or (ii), whether in a single transaction or a series of related transactions
(a) that have a fair market value in excess of $1 million or (b) for net proceeds in excess of $1 million. Notwithstanding the foregoing: (i) a transfer of assets by the Company to a Restricted Subsidiary that is a Guarantor or by a Restricted Subsidiary that is a Guarantor to the Company or to another Restricted Subsidiary that is a Guarantor, (ii) an issuance of Equity Interests by a Controlled Subsidiary to the Company or to another Controlled Subsidiary,
(iii) a Permitted Investment or a Restricted Payment that is permitted by the covenant described above under the caption "--Restricted Payments", (iv) sales of accounts receivable and related assets of the type specified in the definition of "Qualified Receivables Transaction" to a Receivables Subsidiary for the fair market value thereof, including cash in an amount at least equal to 75% of the book value thereof as determined in accordance with GAAP, it being understood that, for the purposes of this clause, (iv) notes received in exchange for the transfer of accounts receivable and related assets will be deemed cash if the Receivables Subsidiary or other payor is required to repay said notes as soon as practicable from available cash collections less amounts required to be established as reserves pursuant to contractual agreements with entities that are not Affiliates of the Company entered into as part of a Qualified Receivables Transaction, (v) transfers of accounts receivable and related assets of the type specified in the definition of "Qualified Receivables Transaction" (or a fractional undivided interest therein) by a Receivables Subsidiary in a Qualified Receivables Transaction, and (vi) transfers from NWS-Illinois and NWS-LLC to U.S. Beverage of assets directly related to, and primarily used in, the operations of U.S. Beverage will not be deemed to be Asset Sales.

         "Attributable Debt" in respect of a sale and leaseback transaction means, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction, determined in accordance with GAAP) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

         "Borrowing  Base" means,  as of any date, an amount equal to the sum of
(a) 80% of the face amount of all accounts receivable owned by the Company and its Restricted Subsidiaries as of such date that are not more than 45 days past due; provided, however, that any accounts receivable owned by a Receivables Subsidiary, or which the Company or any of its Subsidiaries has agreed to transfer to a Receivables Subsidiary, shall be excluded for purposes of determining such amount, and (b) 65% of the book value of all inventory owned by the Company and its Restricted Subsidiaries as of such date, all calculated on a consolidated basis in accordance with GAAP. To the extent that information is not available as to the amount of accounts receivable or inventory or trade payables as of a specific date, the Company may utilize the most recent available information for purposes of calculating the Borrowing Base.

         "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

         "Capital Stock" means (i) in the case of a corporation, corporate stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership or limited liability company, partnership (whether general or limited) or membership interests and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

         "Cash Equivalents" means (i) United States dollars, (ii) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than six months from the date of acquisition, (iii) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any lender party to the New Credit Facility or with any domestic commercial bank having capital and surplus in excess of $500 million and a Thompson Bank Watch Rating of "B" or better,
(iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (ii) and (iii) above entered into with any financial institution meeting the qualifications specified in clause (iii) above and (v) commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Corporation and in each case maturing within six months after the date of acquisition, and
(vi) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (i)-(v) of this definition.

         "Change of Control" means the occurrence of any of the following: (i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole to any "person" (as such term is used in Section 13(d)(3) of the Exchange Act other than the Principal or his Related Parties (as defined below), (ii) the adoption of a plan relating to the liquidation or dissolution of the Company, (iii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above), other than the Principal and his Related Parties, becomes the "beneficial owner" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition), directly or indirectly, of more than 40% of the Voting Stock of the Company (measured by voting power rather than number of shares), (iv) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors or (v) the Company consolidates with, or merges with or into, any Person or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of the Company outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance).

         The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of the Company and its Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of Exchange Notes to require the Company to repurchase such Exchange Notes as a result of a sale, lease, transfer, conveyance, or other disposition of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.

         "Code" means the Internal Revenue Code of 1986, as amended. "Company Shareholder Exchange Note Receivable" means any promissory note receivable by the Company or a Subsidiary of the Company on the date of the Indenture from any shareholder of the Company. "Consolidated" has the meaning accorded under GAAP, provided, however that any calculation under the Indenture requiring a determination on a consolidated basis for any period ending prior to the date of the Reorganization shall be determined on a combined basis for NWS-Indiana, NWS-Illinois and their subsidiaries.

         "Consolidated Cash Flow" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus (i) an amount equal to any extraordinary loss plus any net loss realized in connection with an Asset Sale (to the extent such losses were deducted in computing such Consolidated Net Income), plus (ii) (A) if such Person is an S-Corporation or substantially similar pass-through entity for Federal income tax purposes, the amount of all Permitted Quarterly Tax Distributions of such Person and, without duplication, its Consolidated Subsidiaries for such period, as adjusted for any True-up Amount then determined for such period, and (B) if such Person is not an S-Corporation or substantially similar pass-through entity for Federal income tax purposes, any provision for taxes based on income or profits of such Person and its Subsidiaries for such period, to the extent that such provision for taxes was included in computing such Consolidated Net Income, plus (iii) consolidated interest expense of such Person and its Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligation, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations but excluding amortization of debt issuance costs and non-cash interest accrued or accruing on any
NWS-Illinois Shareholder Subordinated Exchange Note), to the extent that any such expense was deducted in computing such Consolidated Net Income, plus (iv) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income, plus (v) LIFO expense, plus
(vi) start-up expenses reported on the combined financial statements of the Company, NWS-Indiana and NWS-Illinois for any quarterly period ending on or prior to March 31, 1998 that is included in the period for which the calculation is being made, plus (vii) prepayment penalties associated with the prepayment of Indebtedness on the date of the Indenture to the extent any such expense was deducted in computing such Consolidated Net Income minus (viii) non-cash items increasing such Consolidated Net Income for such period including, without limitation, LIFO income and non-cash interest income, in each case, on a consolidated basis and determined in accordance with GAAP. Notwithstanding the foregoing, the Permitted Quarterly Tax Distributions (adjusted as provided above) of, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash charges of, a Subsidiary of a Person shall be added to Consolidated Net Income to compute Consolidated Cash Flow only to the extent (and in the same proportion) that the Net Income of such Subsidiary was included in calculating the Consolidated Net Income of such Person and only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockholders.

         "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP, reduced by the amount of Permitted Quarterly Tax Distributions of such Person and, without duplication, its Consolidated Subsidiaries for such period, as adjusted for any True-up Amount then determined for such period, if such Person is an S-Corporation or substantially similar pass-through entity for Federal income tax purposes; provided that (i) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Controlled Subsidiary thereof, (ii) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, (iii) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded, (iv) the cumulative effect of a change in accounting principles shall be excluded, (v) the Net Income (but not loss) of any Unrestricted Subsidiary shall be excluded, whether or not distributed to the Company or one of its Restricted Subsidiaries, and (vi) interest received or accrued on a Company Shareholder Exchange Note Receivable shall be excluded when determining the Company's ability to make Restricted Payments under the Indenture.

         "Consolidated Tangible Assets" means with respect to any Person as of any date, the amount which, in accordance with GAAP, would be set forth under the caption "Total Assets" (or any like caption) on a consolidated balance sheet of such person and its Restricted Subsidiaries, less all intangible assets, including, without limitation, goodwill, organization costs, patents, trademarks, copyrights, franchises and research and development costs.

         "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the Company who (i) was a member of such Board of Directors on the date of the Indenture or (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

         "Controlled Subsidiary" of the Company means a Restricted Subsidiary of the Company (i) 90% or more of the economic interest in the total Equity Interests or other ownership interests of which and 90% or more of the voting rights represented by the Voting Stock of which is owned by the Company, either directly or through one or more Controlled Subsidiaries, and (ii) over which the Company possesses, directly or indirectly, the power to direct or cause the direction of the management or policies.

         "Credit Facilities" means, with respect to the Company, one or more debt facilities (including, without limitation, the New Credit Facility) or commercial paper facilities with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

         "Credit  Facility   Intercompany   Indebtedness"   means   intercompany
Indebtedness of Subsidiaries to the Company.

         "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

         "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the Holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Exchange Notes mature; provided, however, that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a Change of Control or an Asset Sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption "--Certain Covenants--Restricted Payments."

         "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

         "Estimation Period" means the period for which a shareholder who is an individual is required to estimate for Federal income tax purposes his allocation of taxable income from a calendar year in connection with determining his estimated federal income tax liability for such period.

         "Existing Indebtedness" means Indebtedness of the Company and its Subsidiaries (other than Indebtedness under the New Credit Facility) in existence on the date of the Indenture, until such amounts are repaid.

         "Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of (i) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations, but excluding amortization of debt issuance costs and excluding non-cash interest accrued or accruing for such period on any NWS-Illinois Shareholder Subordinated Exchange
Note) and (ii) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period, and (iii) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries (whether or not such Guarantee or Lien is called upon) and (iv) the product of (a) all cash dividend payments or other distributions (and non-cash dividend payments in the case of a Person that is a Restricted Subsidiary) on any series of preferred equity of such Person times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person (or in the case of a Person that is an "S Corporation" or other pass-through entity for federal income tax purposes, the combined federal, state and local income tax rate that was or would have been utilized to calculate the Tax Amount of such Person), expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

         "Fixed Charge Coverage Ratio" means with respect to any Person for any period, the ratio of the Consolidated Cash Flow of such Person and its Restricted Subsidiaries for such period to the Fixed Charges of such Person and its Restricted Subsidiaries for such period. In the event that the Company or any of its Restricted Subsidiaries incurs, assumes, Guarantees or redeems any Indebtedness (other than revolving credit borrowings) or issues preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee or redemption of Indebtedness, or such issuance or redemption of preferred stock, as if the same had occurred at the beginning of the applicable four-quarter reference period. In addition, for purposes of making the computation referred to above, (i) acquisitions that have been made by the Company or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated without giving effect to clause (iii) of the proviso set forth in the definition of Consolidated Net Income, and (ii) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, and (iii) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the referent Person or any of its Restricted Subsidiaries following the Calculation Date.

         "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the Indenture.

         "Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

         "Guarantors" means each of (i) NWS-Indiana, NWS-Illinois, NWS-LLC and NWS-Michigan and (ii) any other subsidiary that executes a Subsidiary Guarantee in accordance with the provisions of the Indenture, and their respective successors and assigns.

         "Hedging Obligations" means, with respect to any Person, the obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

         "immediate family" has the meaning assigned to such term in Rule 16a1-(e) under the Exchange Act.

         "Indebtedness" means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all Indebtedness of others secured by a Lien on any asset of such Person (whether or not such Indebtedness is assumed by such Person) and, to the extent not otherwise included, the Guarantee by such Person of any Indebtedness of any other Person. The amount of any Indebtedness outstanding as of any date shall be (i) the accreted value thereof, in the case of any Indebtedness that does not require current payments of interest, and (ii) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

         "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity
Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "--Restricted Payments."

         "Issue Date" means the date on which the initial $110 million in aggregate principal amount of the Exchange Notes is originally issued under the Indenture.

         "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and, except in connection with any Qualified Receivables Transaction, any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

         "Net Income" means, with respect to any Person for any period, (i) the net income (loss) of such Person for such period, determined in accordance with GAAP and before any reduction in respect of preferred interests or dividends, excluding, however, (a) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (1) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) or (2) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries and (b) any extraordinary or nonrecurring gain (but not loss), together with any related provision for taxes or Permitted Quarterly Tax Distributions on such extraordinary or nonrecurring gain (but not loss).

         "Net Proceeds" means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

         "New Credit Facility" means that certain Credit Agreement executed on the date of the Indenture, by and among the Company and NBD Bank, as agent, providing for up to $60.0 million of revolving credit borrowings, including any related notes, guarantees, collateral documents, instruments, letters of credit and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced or refinanced from time to time.

         "Non-Recourse Debt" means Indebtedness (i) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable (as a guarantor or otherwise), or (c) constitutes the lender and (ii) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness (other than the Exchange Notes being offered hereby) of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and
(iii) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries.

         "NWS-Indiana" means National Wine & Spirits Corporation, an Indiana corporation, and its successors.

         "NWS-Illinois"  means NWS,  Inc., an  Illinoi   corporation,   and  its
successors.

         "NWS-LLC" means NWS-Illinois, LLC, an Illinois limited liability company, and its successors.

         "NWS-Michigan" means NWS Michigan, Inc., a Michigan corporation, and its successors.

         "NWS-Illinois Shareholder Subordinated Exchange Note" means any note payable to any shareholder of the Company by NWS-Illinois that is outstanding on the date of the Indenture and (i) matures on December 31, 2009, (ii) does not require redemption prior to maturity, and (iii) that is subordinated in right of payment to the Exchange Notes.

         "Obligations"   means  any  principal,   interest,   penalties,   fees,
indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

         "Permitted Business" means any of the businesses engaged in by the Company and its Subsidiaries on the date of the Indenture and any extensions thereof or other businesses reasonably related thereto.

         "Permitted Investments" means (a) any Investment in the Company or in a Controlled Subsidiary of the Company; (b) any Investment in Cash Equivalents;
(c) any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment (i) such Person becomes a Controlled Subsidiary of the Company or (ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Controlled Subsidiary of the Company; (d) any Restricted Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "--Repurchase at the Option of Holders--Asset Sales"; (e) any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company; (f) Investments made after the date of the Indenture in wholesale alcohol-based beverage distribution businesses (measured on the dates such Investments were made and without giving effect to subsequent changes in value) that are not, after giving effect to such Investments, Controlled Subsidiaries, in an aggregate amount outstanding after giving effect to any such Investment not exceeding 10% of Consolidated Tangible Assets; (g) redemptions of the interests in NWS-LLC that are held by Martin H. Bart on the date of the Indenture, and his successors and assigns; (h) the acquisition by a Receivables Subsidiary in connection with a Qualified Receivables Transaction of Equity Interests of a trust or other Person established by such Receivables Subsidiary to effect such Qualified Receivables Transaction, and any other Investment by the Company or a Subsidiary of the Company in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Transaction provided, that such other Investment is in the form of a note or other instrument that the Receivables Subsidiary or other Person is required to repay as soon as practicable from available cash collections less amounts required to be established as reserves pursuant to contractual agreements with entities that are not Affiliates of the Company entered into as part of a Qualified Receivables Transaction; (i) transfers from NWS-Illinois and NWS-LLC to U.S. Beverage of assets directly related to, and primarily used in, the operations of U.S. Beverage; and (j) other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (j) that are at the time outstanding, not to exceed $7.0 million.

         "Permitted Liens" means (i) (A) Liens securing Indebtedness and Guarantees permitted by the terms of the Indenture to be incurred pursuant to any Credit Facilities (including the New Credit Facility) on (x) accounts receivable and the related assets of the type specified in the definition of "Qualified Receivables Transaction" and inventory and proceeds thereof and (y) Credit Facility Intercompany Indebtedness (and any documents or instruments evidencing the same or any security therefore), and (B) any such Liens on assets of the type described in clause (i)(A)(x) securing Credit Facility Intercompany Indebtedness, provided, however, that any Liens permitted by clause (i)(A)(y) and clause (i)(B) shall only constitute Permitted Liens for so long as (1) the Credit Facility pursuant to which such Liens were granted contains a provision stating in substance that in the event of any bankruptcy, insolvency or similar proceeding involving any Guarantor, the claims of the lenders under such Credit Facility with respect to the Guarantee of such Guarantor shall be reduced by the amount of claims, if any, which are made by such lenders and allowed in such proceeding with respect to the Credit Facility Intercompany Indebtedness pledged to secure such Indebtedness under the Credit Facility, net of any offsets against such Credit Facility Intercompany Indebtedness relating to Indebtedness or other obligations owed by the Company to such Guarantor, and provided further that such reduction shall be rescinded in the event of equitable subordination of the claims with respect to the Credit Facility Intercompany Indebtedness unless such equitable subordination arose out of or resulted from the acts or omissions of any lenders under the Credit Facility and (2) any intercompany notes representing any Credit Facility Intercompany Indebtedness that are pledged to secure Indebtedness under such Credit Facility are at all times limited in aggregate amount to the balance at any time outstanding under such Credit Facility; (ii) Liens in favor of the Company or any Restricted Subsidiary; (iii) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Company or any Restricted Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company;
(iv) Liens on property existing at the time of acquisition thereof by the Company or any Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such acquisition; (v) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business; (vi) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (iv) of the second paragraph of the covenant entitled "Incurrence of Indebtedness and Issuance of Preferred Stock" covering only the assets acquired with such Indebtedness; (vii) Liens existing on the date of the Indenture; (viii) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor; (ix) Liens incurred in the ordinary course of business of the Company or any Subsidiary of the Company with respect to obligations that do not exceed $5.0 million at any one time outstanding and that (a) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and (b) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by the Company or such Subsidiary; (x) Liens on assets of Unrestricted Subsidiaries that secure Non-Recourse Debt of Unrestricted Subsidiaries and (xi) Liens on assets of a Receivables Subsidiary incurred in connection with a Qualified Receivables Transaction.

         "Permitted Quarterly Tax Distribution" means quarterly distributions of Tax Amounts determined on the basis of the estimated taxable income of the Company, for the related Estimation Period, provided, however, that (A) prior to any distributions of Tax Amounts the Company shall deliver an officers' certificate certifying that the Tax Amounts to be distributed were determined pursuant to the terms of the Indenture and stating to the effect that the Company qualifies as an S-Corporation or substantially similar pass-through entity for Federal income tax purposes and (B) at the time of such distributions, the most recent audited financial statements of the Company reflect that the Company was treated as an S-Corporation or substantially similar pass-through entity for Federal income tax purposes for the period covered by such financial statements.

         "Permitted Refinancing Indebtedness" means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries; provided that: (i) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus accrued interest on, the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith); (ii) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; (iii) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Exchange Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Exchange Notes on terms at least as favorable to the Holders of Exchange Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and (iv) such Indebtedness is incurred either by the Company or by the Restricted Subsidiary who is the obligor on the
Indebtedness  being  extended,   refinanced,   renewed,  replaced,  defeased  or
refunded.

         "Principal" means James E. LaCrosse.

         "Qualified Receivables Transaction" means any transaction or series of transactions entered into by the Company or any of its Subsidiaries pursuant to which the Company or any of its Subsidiaries sells, conveys or otherwise transfers to (i) a Receivables Subsidiary (in the case of a transfer by the Company or any of its Subsidiaries) and (ii) any other Person (in the case of a transfer by a Receivables Subsidiary), or grants a security interest in, any accounts receivable (whether now existing or arising in the future) of the Company or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable.

         "Quarterly Payment Period" means the period commencing on the tenth day and ending on and including the twentieth date of each month in which Federal individual estimated tax payments are due (provided that payments in respect of estimated state income taxes due in January may instead, at the option of the Company, be paid during the last five days of the immediately preceding December.

         "Receivables Subsidiary" means a Subsidiary of the Company which engages in no activities other than in connection with the financing of accounts receivable and which is designated by the Board of Directors of the Company (as provided below) as a Receivables Subsidiary (a) no portion of the Indebtedness or any other Obligations (contingent or otherwise) of which (i) is guaranteed by the Company or any Subsidiary of the Company (excluding guarantees of Obligations (other than the principal of, and interest on, Indebtedness) pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction), (ii) is recourse to or obligates the Company or any Subsidiary of the Company in any way other than pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction or (iii) subjects any property or asset of the Company or any Subsidiary of the Company (other than accounts receivable and related assets as provided in the definition of "Qualified Receivables Transaction"), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction, (b) with which neither the Company nor any Subsidiary of the Company has any material contract, agreement, arrangement or understanding other than on terms no less favorable to the Company or such Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company, other than fees payable in the ordinary course of business in connection with servicing accounts receivable and (c) with which neither the Company nor any Subsidiary of the Company has any obligation to maintain or preserve such Subsidiary's financial condition or cause such Subsidiary to achieve certain levels of operating results. Any such designation by the Board of Directors of the Company will be evidenced to the Trustee by filing with the Trustee a certified copy of the resolutions of the Board of Directors of the Company giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions.

         "Related Party" means any immediate family member of the Principal and any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of the Principal and/or such other Persons referred to in this definition.

         "Restricted Investment" means an Investment other than a Permitted Investment.

         "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

         "S Corp. Businesses" means the Company and any Subsidiary of the Company that qualifies as a qualified subchapter S subsidiary or is classified as a partnership or other pass-through entity for Federal income tax purposes.

         "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Act, as such Regulation is in effect on the date hereof.

         "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

         "Subsidiary" means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

         "Tax Amounts" with respect to any taxable period shall not exceed an amount equal to (A) the product of (x) the taxable income of the Company for such period as determined by the Tax Amounts CPA and (y) the Tax Percentage reduced by (B) to the extent not previously taken into account, any income tax benefit attributable to the Company which could be realized (without regard to the actual realization) by its shareholders in the current or any prior taxable year, or portion thereof, commencing on or after the Issue Date (including any tax losses or tax credits), computed at the applicable Tax Percentage for the year that such benefit is taken into account for purposes of this computation.

         "Tax Amounts CPA" means Katz, Sapper & Miller or a nationally recognized certified public accounting firm.

         "Tax Percentage" means, for a particular taxable year, the highest effective marginal combined rate of Federal and state income tax, imposed on an individual taxpayer, as certified by the Tax Amounts CPA in a certificate filed with the Trustee. The rate of "state income tax" to be taken into account for purposes of determining the Tax Percentage for a particular taxable year shall be deemed to be the highest state marginal tax rate applicable to any stockholder.

         "True-up Amount" means, in respect of a particular taxable year, an amount determined by the Tax Amounts CPA equal to the difference between (i) the aggregate Permitted Quarterly Tax Distributions actually distributed in respect of such taxable year and (ii) the actual Tax Amounts for such year. For purposes of this Agreement, the amount equal to the excess, if any, of the amount described in clause (i) over the amount described in clause (ii) above shall be referred to as the "True-up Amount due to the Company" and the excess, if any, of the amount described in clause (ii) over the amount described in clause (i) above shall be referred to as the "True-up Amount due to the shareholders."

         "True-up Determination Date" means the date on which the Tax Amounts CPA delivers a statement to the Trustee indicating the True-up Amount.

         "Unrestricted Subsidiary" means (i) any Subsidiary of the Company that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution; but only to the extent that such Subsidiary: (a) has no Indebtedness other than Non-Recourse Debt; (b) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company; (c) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (x) to subscribe for additional Equity Interests or (y) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; (d) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries; and (e) has at least one director on its board of directors that is not a director or executive officer of the Company or any of its Restricted Subsidiaries and has at least one executive officer that is not a director or executive officer of the Company or any of its Restricted Subsidiaries. Any such designation by the Board of Directors shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions and was permitted by the covenant described above under the caption "Certain Covenants-- Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an
Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Company as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "Incurrence of Indebtedness and Issuance of Preferred Stock," the Company shall be in default of such covenant). The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (i) such Indebtedness is permitted under the covenant described under the caption "Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock," calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period, and (ii) no Default or Event of Default would be in existence following such designation.

         "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

         "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

DESCRIPTION OF OUTSTANDING NOTES

         The Outstanding Notes evidence the same indebtedness as that which will be evidenced by the Exchange Notes and are entitled to the benefits of the Indenture. The form and terms of the Outstanding Notes are the same as the form and terms of the Exchange Notes except that none of the Outstanding Notes were registered under the Securities Act. Therefore, the Outstanding Notes may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act. Accordingly, the Outstanding Notes may not be sold or transferred to, or acquired on behalf of, any pension or welfare plan (as described in Section 3 of the Employee Retirement Income Security Act of 1974). For a description of the terms of the Exchange Notes, see "Description of Exchange Notes."

REGISTRATION RIGHTS; LIQUIDATED DAMAGES

         The Company, the Guarantors and the Initial Purchasers entered into the Registration Rights Agreement dated as of January 25, 1999. Pursuant to the
Registration Rights Agreement, the Company and Guarantors agreed to file the Exchange Offer Registration Statement, of which this Prospectus forms a part, with the Commission within 60 days of the Issue Date, and use their respective best efforts to have it declared effective at the earliest possible time. The Company and the Guarantors also agreed to use their best efforts to cause the Exchange Offer Registration Statement to be effective continuously, to keep the Exchange Offer open for a period of not less than 20 business days and cause the Exchange Offer to be consummated no later than the 30th business day after it is declared effective by the Commission.

         If (i) the Exchange Offer is not permitted by applicable law or Commission policy or (ii) any Holder of Outstanding Notes which are Transfer Restricted Securities notifies the Company prior to the 20th business day following the consummation of the Exchange Offer that (a) it is prohibited by law or Commission policy from participating in the Exchange Offer, (b) it may not resell the Exchange Notes acquired by it in the Exchange Offer to the public without delivering a prospectus, and the prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales by it, or (c) it is a broker-dealer and holds Outstanding Notes acquired directly from the Company or any of the Company's affiliates, the Company and the Guarantors will file with the Commission a Shelf Registration Statement to register for public resale the Transfer Restricted Securities held by any such Holder who provides the Company with certain information for inclusion in the Shelf Registration Statement.

         For the purposes of the Registration Rights Agreement, "Transfer Restricted Securities" means each Outstanding Note until the earliest of the date of which (i) such Outstanding Note is exchanged in the Exchange Offer and entitled to be resold to the public by the Holder thereof without complying with the prospectus delivery requirements of the Securities Act, (ii) such Outstanding Note has been disposed of in accordance with the Shelf Registration Statement, (iii) such Outstanding Note is disposed of by a Broker-Dealer pursuant to the "Plan of Distribution" contemplated by the Exchange Offer Registration Statement (including delivery of the Prospectus contained therein) or (iv) such Outstanding Note is distributed to the public pursuant to Rule 144 under the Securities Act.

         The Registration Rights Agreement provides that (i) if the Company fails to file an Exchange Offer Registration Statement with the Commission on or prior to the 60th day after the Issue Date, (ii) if the Exchange Offer Registration Statement is not declared effective by the Commission on or prior to the 150th day after the Issue Date, (iii) if the Exchange Offer is not consummated on or before the 30th business day after the Exchange Offer Registration Statement is declared effective, (iv) if obligated to file the Shelf Registration Statement and the Company fails to file the Shelf Registration Statement with the Commission on or prior to the 30th day after such filing obligation arises, (v) if obligated to file a Shelf Registration Statement and the Shelf Registration Statement is not declared effective on or prior to the 90th day after the obligation to file a Shelf Registration Statement arises, or (vi) if the Exchange Offer Registration Statement or the Shelf Registration Statement, as the case may be, is declared effective but thereafter ceases to be effective or useable in connection with resales of the Transfer Restricted Securities, for such time of non-effectiveness or non-usability (each, a "Registration Default"), the Company and the Guarantors agree to pay to each Holder of Transfer Restricted Securities affected thereby liquidated damages ("Liquidated Damages") in an amount equal to $0.05 per week per $1,000 in principal amount of Transfer Restricted Securities held by such Holder for each week or portion thereof that the Registration Default continues for the first 90 day period immediately following the occurrence of such Registration Default. The amount of the Liquidated Damages shall increase by an additional $0.05 per week per $1,000 in principal amount of Transfer Restricted Securities with respect to each subsequent 90 day period until all Registration Defaults have been cured, up to a maximum amount of Liquidated Damages of $0.50 per week per $1,000 in principal amount of Transfer Restricted Securities. The Company and the Guarantors shall not be required to pay Liquidated Damages for more than one Registration Default at any given time. Following the cure of all Registration Defaults, the accrual of Liquidated Damages will cease.

         All accrued Liquidated Damages shall be paid by the Company or the Guarantors to Holders entitled thereto by wire transfer to the accounts specified by them or by mailing checks to their registered address if no such accounts have been specified.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

         The following is a summary of certain United States ("U.S.") federal income tax consequences associated with the exchange of the Outstanding Notes for the Exchange Notes pursuant to the Exchange Offer and the ownership and disposition of the Exchange Notes that are applicable to those holders of Exchange Notes who purchased the Outstanding Notes upon original issuance and who acquires an Exchange Note pursuant to the Exchange Offer. The summary is based upon current laws, regulations, rulings and judicial decisions, all of which are subject to change (possibly with retroactive effect) and to differing interpretations. The discussion below does not address all aspects of U.S. federal income taxation that may be relevant to particular holders in the context of their specific investment circumstances or certain types of holders subject to special treatment under such laws (e.g., financial institutions, tax-exempt organizations, insurance companies or dealers in securities or currencies, persons that will hold Exchange Notes as a position in a "straddle" or conversion transaction, or as part of a "synthetic security" or other integrated financial transaction, or persons that have a "functional currency" other than the U.S. dollar). In addition, the discussion does not address any aspect of state, local or foreign taxation and assumes that purchasers of the Exchange Notes will hold them as "capital assets" (generally, property held for investment) within the meaning of Section 1221 of the Code.

         For purposes of the discussion, a "U.S. Holder" is a beneficial holder of a Exchange Note that is an individual who is a citizen or resident of the U.S., a corporation, partnership or other entity created under the laws of the U.S. or any political subdivision thereof, or an estate that is subject to U.S. federal income taxation without regard to the source of income or a trust whose administration is subject to the primary supervision of a U.S. court and which has one or more U.S. Persons who have authority to control substantial decisions of the trust. A "Non-U.S. Holder" is any holder who is not a U.S. Holder.

         Prospective holders of the Exchange Notes are urged to consult their tax advisors concerning the U.S. federal income tax consequences of acquiring, owning and disposing of the Exchange Notes as well as the application of state, local and foreign income and other tax laws.

S Corporation Status

         NWS has elected or will elect to be treated as an S corporation under the Code and for each of its subsidiaries to be qualified subchapter S subsidiaries under the Code or other similarly taxed pass-through entities. Accordingly, the shareholders of NWS are directly subject to tax on their respective proportionate shares of the taxable income of NWS and its subsidiaries for federal and certain state income tax purposes.

         While NWS believes that it qualifies and will continue to qualify as an S corporation and that its subsidiaries have qualified and will continue to qualify as S corporations, qualified subchapter S subsidiaries or other pass-through entities for federal and state income tax purposes ("Pass-Through Status"), if the Pass-Through Status of NWS or any of its subsidiaries were successfully challenged, such entity could be required to pay federal and certain state income taxes (plus interest and possibly penalties) on its past and future taxable income. While the shareholders have agreed to indemnify NWS if the Pass-Through Status of NWS or any of its subsidiaries is successfully challenged, there can be no assurance that the resultant payment of taxes, interest and penalties will not have a material adverse effect on NWS' financial condition, results of operations or debt service capabilities.

Continuation of NWS' Status as an S Corporation

         The consummation of the Initial Offering was conditioned, among other things, upon the receipt by NWS of an opinion of Ice Miller Donadio & Ryan, counsel to NWS in connection with the Initial Offering, that the issuance of the Outstanding Notes would not cause the termination of the Pass-Through Status of NWS or any of its subsidiaries. Investors should be aware, however, that opinions of counsel are not binding upon the Internal Revenue Service or any court, and there can be no assurance that the Internal Revenue Service or a court will agree with the conclusion expressed in the opinion referred to above. The following discussion assumes that the Exchange Notes will be treated as indebtedness for all federal income tax purposes.

U.S. Holders

Exchange Offer

         The exchange of an Outstanding Note for an Exchange Note pursuant to the Exchange Offer will not constitute a "significant modification" of the Outstanding Note for United States federal income tax purposes and, accordingly, the Exchange Note received will be treated as a continuation of the Outstanding
Note in the hand of such holder. As a result, there will be no United States federal income tax consequences to a United States Holder who exchanges an Outstanding Note for an Exchange Note pursuant to the Exchange Offer, and any such holder will have the same adjusted tax basis and holding period in the Exchange Note as it had in the Outstanding Note immediately before the exchange.

Payments of Interest

         Payments of interest on an Exchange Note will be taxable to a U.S. Holder as ordinary interest income at the time that such payments are accrued or are received (in accordance with the U.S. Holder's method of tax accounting).

         If NWS is required to pay Liquidated Damages (as defined herein under "Description of the Exchange Notes--Registration Rights; Liquidated Damages"), such payment will be taxable to a U.S. Holder as ordinary income in accordance with such U.S. Holder's method of accounting for tax purposes. NWS believes that the likelihood that it would be required to pay Liquidated Damages is remote. Accordingly, NWS does not intend to treat the possibility of paying Liquidated Damages as affecting the yield to maturity of the Exchange Notes.

Redemption, Sale or Other Disposition of Exchange Notes

         If an Exchange Note is redeemed, sold or otherwise disposed of, a U.S. Holder generally will recognize gain or loss equal to the excess of the amount realized on the sale or other disposition of such Exchange Note (to the extent such amount does not represent accrued but unpaid interest) over such U.S. Holder's tax basis in the Exchange Note. Such gain or loss will be capital gain or loss, assuming that the U.S. Holder has held the Exchange Note as a capital asset and none of the gain is market discount. Capital gain or loss will be long-term capital gain if the U.S. Holder has held the Exchange Note for more than 12 months at the time of disposition.

         A "market discount Exchange Note" is an Exchange Note that is acquired other than at the original issuance, where the tax basis of the Exchange Note to the holder is less than the stated redemption price of the Exchange Note at maturity. The excess of such redemption price over the tax basis is the "market discount." In general, upon the disposition of a market discount Exchange Note, gain shall be treated as ordinary income up to the amount of market discount attributable to the holder of the Exchange Note. Holders who acquire a Exchange Note after original issuance at a discount should consult their tax advisors concerning the recognition of the market discount.

Information Reporting and Backup Withholding

         A noncorporate U.S. Holder may be subject to information reporting and to backup withholding at a rate of 31% with respect to payments of principal and interest made on an Exchange Note, or on proceeds of disposition of an Exchange Note before maturity, unless such U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the information reporting and backup withholding rules.

         Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against the U.S. Holder's U.S. federal income tax liability provided the required information is furnished to the Internal Revenue Service.

Non-U.S. Holders

Payments of Interest

         No withholding of U.S. federal income tax will be required with respect to payments by NWS of interest on an Exchange Note to a Non-U.S. Holder of such Exchange Note, provided that (i) the Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of NWS entitled to vote, is not a controlled foreign corporation that is related to NWS through stock ownership, a foreign tax-exempt organization or foreign private foundation for U.S. federal income tax purposes, and (ii) the requirements of Sections 871(h) or 881(c) of the Code, as set forth below, are satisfied. Notwithstanding the above, a Non-U.S. Holder that is engaged in the conduct of a U.S. trade or business will be subject to (i) U.S. federal income tax on interest that is effectively connected with such trade or business and
(ii) if the Non-U.S. Holder is a corporation, a U.S. branch profits tax equal to 30% of its "effectively connected earnings and profits" (as adjusted) for the taxable year, unless it qualifies for an exemption from such tax or a lower tax rate under an applicable treaty.

Redemption, Sale or Other Disposition of Exchange Notes

         A Non-U.S. Holder generally will not be subject to tax on any capital gains recognized upon the redemption, sale, or other disposition of an Exchange Note unless (i) such gain is effectively connected with the conduct of a U.S. trade or business by the Non-U.S. Holder or (ii) in the case of a Non-U.S. Holder who is a nonresident alien individual, such holder is present in the U.S. for 183 or more days in the taxable year and certain other requirements are met. In the case of (i) above, the Non-U.S. Holder will be subject to tax on its net income at graduated rates. In the case of (ii) above, the non-U.S. Holder will be subject to tax at a rate of 30% on any such capital gains to the extent that such capital gains exceed his U.S. source capital losses.

Federal Estate Tax

         An Exchange Note held by an individual who at the time of death is not a citizen or resident of the U.S. will not be subject to U.S. federal estate tax as a result of such individual's death, provided that the individual does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of NWS entitled to vote and that the interest accrued on such Exchange Notes was not effectively connected with a U.S. trade or business.

Owner Statement Requirement

         Sections 871(h) and 881(c) of the Code require that either the beneficial owner of an Exchange Note or a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "Financial Institution") and that holds an Exchange Note on behalf of such owner file a statement with NWS or its agent to the effect that the beneficial owner is not a U.S. person in order to avoid withholding of U.S. federal income tax. Under current regulations, this requirement will be satisfied if NWS or its agent receives (i) a statement (an "Owner's Statement") from the beneficial owner of an Exchange Note in which such owner certifies, under penalties of perjury, that such owner is not a U.S. person and provides such owner's name and address, or (ii) a statement from the Financial Institution holding the Exchange Note on behalf of the beneficial owner in which the Financial Institution certifies, under penalties of perjury, that it has received the Owner's Statement together with a copy of the Owner's Statement. The beneficial owner must inform NWS or its agent (or, in the case of a statement described in clause (ii) of the immediately preceding sentence, the Financial Institution) within 30 days of any change in information on the Owner's Statement.

Backup Withholding and Information Reporting

         Under current U.S. federal income tax law, a 31% backup withholding tax is applied to certain payments made to, and to the proceeds of sales before maturity by, certain U.S. persons if such persons (i) fail to furnish their taxpayer identification numbers which, for an individual, would be his or her Social Security Number or (ii) in certain circumstances, fail to certify, under penalties of perjury, that they have both furnished a correct taxpayer identification number and not been notified by the Internal Revenue Service that they are subject to backup withholding for failure to report interest payments. Under current regulations, this backup withholding will not apply to payments made by NWS or a paying agent on an Exchange Note if the Owner's Statement is received; provided in each case that NWS or the paying agent, as the case may be, does not have actual knowledge that the payee is a U.S. person.

         Under current regulations, payments of the proceeds of the sale of an Exchange Note to or through a foreign office of a "broker" will not be subject to backup withholding but will be subject to information reporting if the broker is a U.S. person, a controlled foreign corporation for U.S. federal income tax purposes, or a foreign person 50% or more of whose gross income is from a U.S. trade or business for a specified three-year period unless the broker has in its records documentary evidence that the holder of an Exchange Note is not a U.S. person and certain conditions are met or the holder of an Exchange Note otherwise establishes an exemption. Payment of the proceeds of a sale to or through the U.S. office or a broker is subject to backup withholding and information reporting unless the holder certifies its non-U.S. status under penalties of perjury or otherwise establishes an exemption.

         On October 7, 1997,  the  Treasury  Department  released  new  Treasury
Regulations governing the backup withholding and information reporting requirements described above. The new regulations would not generally alter the treatment of Non-U.S. Holders who furnish an Owner's Statement to the payor. The new regulations may change certain procedures applicable to the foreign office of a U.S. broker or foreign brokers with certain types of relationships to the U.S. Based on a recent Internal Revenue Service notice, the new regulations generally are effective for payments made after December 31, 1999. Prospective investors should consult their tax advisors regarding the effect, if any, of such new Treasury Regulations on an investment in the Exchange Notes.

PLAN OF DISTRIBUTION

         Based on interpretations by the SEC set forth in no-action letters issued to third parties in similar transactions, the Company believes that the Exchange Notes issued in the Exchange Offer in exchange for the Outstanding Notes may be offered for resale, resold and otherwise transferred by holders without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the Exchange Notes are acquired in the ordinary course of such holders' business and the holders are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of Exchange Notes. This position does not apply to any holder that is (1) an "affiliate" of the Company within the meaning of Rule 406 under the Securities Act, (2) a broker-dealer who acquired Outstanding Notes directly from the Company or (3) broker-dealers who acquired Outstanding Notes as a result of market-making or other trading activities. Any broker-dealer ("Participating Broker-Dealers") receiving Exchange Notes in the Exchange Offer are subject to a prospectus delivery requirement with respect to resales of the Exchange Notes. To date, the SEC has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to transactions involving an exchange of securities such as the exchange pursuant to the Exchange Offer (other than a resale of an unsold allotment from the sale of the Outstanding Notes to the initial purchasers) with this Prospectus.

         Each broker-dealer receiving Exchange Notes for its own account in the Exchange Offer must acknowledge that it will deliver a Prospectus in any resale of the Exchange Notes. Participating Broker-Dealers may use this Prospectus in reselling Exchange Notes, if the Outstanding Notes were acquired for their own accounts as a result of market-making activities or other trading activities. The Company has agreed that a Participating Broker-Dealer may use this Prospectus in reselling Exchange Notes for a period ending one year after the Expiration Date or, if earlier, when a Participating Broker-Dealer has disposed of all Exchange Notes. A Participating Broker-Dealer intending to use this Prospectus in the resale of Exchange Notes must notify the Company on or before the Expiration Date that it is a Participating Broker-Dealer. This notice may be given in the space provided for in the Letter of Transmittal or may be delivered to the Exchange Agent. The Company has agreed that, for a period of one year after the Expiration Date, it will make this Prospectus, and any amendment or supplement to this Prospectus, available to any broker-dealer that requests these documents in the Letter of Transmittal. See "The Exchange Offer -- Resales of Exchange Notes" for more information.

         The Company will not receive any cash proceeds from the Exchange Notes. Broker-dealers acquiring Exchange Notes for their own accounts may sell the notes in one or more transactions in the over-the-counter market, in negotiated transactions, through writing options on the Exchange Notes or a combination of such methods. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer and/or the purchasers of Exchange Notes.

         Any broker-dealer reselling Exchange Notes that it received in the Exchange Offer and any broker or dealer that participates in a distribution of Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act. Any profit on any resale of Exchange Notes and any commissions or concessions received by any persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a Prospectus, a broker-dealer will not admit that it is an "underwriter" within the meaning of the Securities Act.

LEGAL MATTERS

         Certain legal matters in connection with the Exchange Notes offered hereby will be passed upon for NWS by Ice Miller Donadio & Ryan, Indianapolis, Indiana.

CHANGE IN INDEPENDENT AUDITORS

         In 1998, the Company reassessed its requirements for auditing services. The Company advised Katz, Sapper & Miller, its independent auditors at that time, that it would interview national accounting firms prior to retaining an auditor for its March 31, 1998 audit. Following such interviews, in March, 1998 the Company retained Ernst & Young LLP as its independent auditors. Katz, Sapper & Miller audited the combined financial statements of the Company for the years ended March 31, 1994 through March 31, 1997. During such years, the auditors' reports on such financial statements contained no adverse opinions or disclaimers of opinion and there were no qualifications or modifications of the opinions due to uncertainty, audit scope, or accounting principles. During such period, there were no disagreements with the Company's independent auditors on any matters of accounting principles or practices, financial statement disclosures, or auditing scope or procedure.

EXPERTS

         The combined financial statements of National Wine & Spirits Corporation and NWS, Inc. at March 31, 1998, and for the year then ended, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, and at March 31, 1997, and for each of the two years in the period ended March 31, 1997, by Katz, Sapper & Miller, LLP, independent auditors, as set forth in their respective reports thereon appearing elsewhere herein, and are included in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

         The Company has filed with the Commission a Registration Statement on Form S-4 for the registration of the Exchange Notes (together with all amendments, exhibits, schedules and supplements thereto, the "Registration Statement"). This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement. For further information with respect to the Company and the Exchange Notes, reference is made to the Registration Statement. While the Company believes that the material information has been provided regarding the contracts and documents described herein, the statements contained in this Prospectus as to the contents of any such contract or other document are not necessarily complete, and, where such contract or other document is an exhibit to the Registration Statement, each such statement is qualified in all respects by the provisions in such exhibit, to which reference is hereby made.

         The Company is not currently subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Upon completion of the Exchange Offer, the Company will be subject to the information requirements of the Exchange Act and, in accordance therewith, will file periodic reports and other information with the Commission. The Registration Statement, such reports and other information can be inspected and copied at the public reference facility of the Commission located at 450 Fifth Street, N.W., Washington D.C. 20549 and at regional public reference facilities maintained by the Commission at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such material, including copies of all or any portion of the Registration Statement, can be obtained from the public reference facility of the Commission at prescribed rates. Such material may also be accessed electronically by means of the Commission's home page on the Internet (http://www.sec.gov).

Pursuant to the Indenture governing the Outstanding Notes and the Exchange Notes, the Company has agreed that, beginning with the fiscal period ending December 31, 1998 and for long as any of the Outstanding Notes or Exchange Notes remain outstanding, it will furnish to the holders of the Outstanding Notes and Exchange Notes (the "Holders") quarterly and annual financial statements substantially equivalent to financial statements that would have been included in reports filed with the Commission, if the Company were subject to Section 13 or 15(d) of the Exchange Act, including, with respect to annual information only, a report thereon by the Company's certified independent public accountants as such would be required in such reports to the Commission, and, in each case, together with a management's discussion and analysis of financial condition and results of operations which would be so required. Such requirements may be satisfied through the filing and provision of such documents and reports which would otherwise be required pursuant to Section 13 in respect of the Company.

INDEX TO COMBINED FINANCIAL STATEMENTS
                                                                                                                        Page

  National Wine & Spirits Corporation and NWS, Inc.
  Reports of Independent Auditors.....................................................................................   F-2
  Combined Balance Sheets as of March 31, 1997 and 1998 and as of December 31, 1998 (unaudited).......................   F-4
  Combined  Statements of Income for the years ended  March 31,  1996,  1997 and 1998 and for the  nine-month  periods
     ended December 31, 1997 and 1998 (unaudited).....................................................................   F-5
  Combined  Statements  of  Stockholders'  Equity  for the  years  ended  March 31,  1996,  1997  and 1998 and for the
     nine-month period ended December 31, 1998 (unaudited)............................................................   F-6
  Combined  Statements of Cash Flows for the years ended March 31,  1996, 1997 and 1998 and for the nine-month periods
     ended December 31, 1997 and 1998 (unaudited).....................................................................   F-7
  Notes to Combined Financial Statements..............................................................................   F-8

REPORT OF INDEPENDENT AUDITORS

The Boards of Directors and Stockholders
National Wine & Spirits Corporation and NWS, Inc.

We have audited the accompanying combined balance sheet of National Wine & Spirits Corporation and NWS, Inc. as of March 31, 1998, and the related combined statements of income, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of National Wine & Spirits Corporation and NWS, Inc. at March 31, 1998, and the combined results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

                                 Ernst & Young LLP




Indianapolis, Indiana
July 17, 1998

REPORT OF INDEPENDENT AUDITORS

The Boards of Directors and Stockholders
National Wine & Spirits Corporation and NWS, Inc.

We have audited the accompanying combined balance sheet of National Wine & Spirits Corporation and NWS, Inc. as of March 31, 1997, and the related combined statements of income, stockholders' equity and cash flows for each of the two years in the period then ended. These financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of National Wine & Spirits Corporation and NWS, Inc. at March 31, 1997, and the combined results of their operations and their cash flows for each of the two years in the period then ended in conformity with generally accepted accounting principles.

Katz, Sapper & Miller, LLP



Indianapolis, Indiana
June 18, 1997 (except for
Note 4, as to which the
date is September 2, 1997)

NATIONAL WINE & SPIRITS CORPORATION AND NWS, INC.

COMBINED BALANCE SHEETS
                                                                           March 31,          March 31,    December 31,
                                                                                1997               1998           1998
                                                                       -------------      -------------  -------------
ASSETS                                                                                                      Unaudited)
Current assets:
   Cash............................................................... $   3,395,000      $  1,370,000   $  3,217,000

   Accounts  receivable,  less  allowance  for  doubtful  accounts  of
      $926,000   in  1997,   $900,000  in  1998  and   $1,370,000   at    34,740,000        31,313,000     56,361,000
      December 31, 1998...............................................
   Inventories........................................................    72,078,000        76,734,000     74,563,000
   Prepaid expenses and other.........................................     4,123,000         4,933,000      3,759,000
                                                                       --------------     -------------  -------------

Total current assets..................................................   114,336,000       114,350,000    137,900,000
Property and equipment, net...........................................    40,670,000        48,565,000     49,948,000
Other assets:
   Notes receivable...................................................        55,000         1,772,000      1,653,000
   Cash surrender value of life insurance, net of loans...............       904,000         1,396,000      1,631,000
   Investment in Kentucky Distributor.................................            --                --      6,400,000
   Intangible assets, net of amortization.............................     3,068,000         2,487,000      3,760,000
   Deferred pension costs.............................................       489,000           362,000        451,000
   Deposits and other.................................................       844,000           170,000        393,000
                                                                       --------------     -------------  -------------

Total other assets....................................................     5,360,000         6,187,000     14,288,000
                                                                       --------------     -------------  -------------


Total assets.......................................................... $ 160,366,000      $169,102,000   $202,136,000
                                                                       ==============     =============  =============



LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable................................................... $  31,239,000      $ 33,721,000   $ 39,543,000
   Accrued payroll and payroll taxes..................................     4,838,000         5,034,000      5,354,000
   Excise taxes payable...............................................     7,981,000         5,883,000      4,872,000
   Other accrued expenses and taxes...................................     5,366,000         7,086,000      5,824,000
   Notes payable to stockholders......................................     5,450,000         6,135,000             --
   Current maturities of long-term debt...............................     5,163,000         6,200,000    100,224,000
                                                                       --------------     -------------  -------------

Total current liabilities.............................................    60,037,000        64,059,000    155,817,000
Deferred pension liability............................................       927,000           362,000        479,000
Long-term debt........................................................    88,932,000        90,099,000     20,721,000
                                                                       --------------     -------------  -------------

Total liabilities.....................................................   149,896,000       154,520,000    177,017,000
Stockholders' equity:
   Voting common stock, $.01 par value................................         2,000             2,000          2,000
   Nonvoting common stock $.01 par value..............................       101,000           101,000        101,000
   Additional paid-in capital.........................................    23,154,000        23,154,000     24,961,000
   Retained earnings (deficit)........................................    (2,357,000)        1,929,000      5,708,000
   Unrecognized net pension loss......................................      (438,000)               --             --
                                                                       --------------     -------------  -------------

                                                                          20,462,000        25,186,000     30,772,000
   Notes receivable from stockholders.................................    (9,991,000)      (10,603,000)    (5,652,000)
   Cost of treasury stock.............................................        (1,000)           (1,000)        (1,000)
                                                                       --------------     -------------  -------------

Total stockholders' equity............................................    10,470,000        14,582,000     25,119,000
                                                                       --------------     -------------  -------------

Total liabilities and stockholders' equity............................ $ 160,366,000      $169,102,000   $202,136,000
                                                                       ==============     =============  =============
See accompanying notes.

NATIONAL WINE & SPIRITS CORPORATION AND NWS, INC.

COMBINED STATEMENTS OF INCOME

                                                                                                        Nine months ended
                                                           Years Ended March 31,                           December 31,
                                                  -------------------------------------------- -------------------------------

                                                           1996            1997           1998            1997            1998
                                                                                                   (Unaudited)     (Unaudited)
Net product sales...........................      $ 443,257,000   $ 488,071,000  $ 505,141,000   $ 401,927,000   $ 423,367,000
Distribution fees...........................                 --       2,729,000     16,270,000      13,121,000      14,010,000
                                                  --------------  -------------- --------------  --------------  --------------

   Total revenue............................        443,257,000     490,800,000    521,411,000     415,048,000     437,377,000
Cost of products sold.......................        364,792,000     402,072,000    411,734,000     329,566,000     346,516,000
                                                  --------------  -------------- --------------  --------------  --------------

   Gross profit.............................         78,465,000      88,728,000    109,677,000      85,482,000      90,861,000
Selling, general and administrative expenses:
      Warehouse and delivery................         19,777,000      23,489,000     33,428,000      25,864,000      27,178,000
      Selling...............................         26,213,000      30,906,000     32,328,000      24,483,000      29,421,000
      Administrative........................         22,935,000      24,747,000     30,042,000      21,534,000      22,091,000
      Start-up costs........................                 --       1,157,000      3,320,000       3,163,000              --
                                                  --------------  -------------- --------------  --------------  --------------

                                                     68,925,000      80,299,000     99,118,000      75,044,000      78,690,000
                                                  --------------  -------------- --------------  --------------  --------------

Income from operations......................          9,540,000       8,429,000     10,559,000      10,438,000      12,171,000
Interest expense:                                 --------------  -------------- --------------  --------------  --------------
   Related parties..........................           (123,000)       (338,000)      (507,000)       (371,000)       (363,000)
   Third parties............................         (7,812,000)     (8,148,000)    (9,165,000)     (6,954,000)     (7,655,000)
                                                  --------------  -------------- --------------  --------------  --------------

                                                     (7,935,000)     (8,486,000)    (9,672,000)     (7,325,000)     (8,018,000)
Other income:
   Equity earnings in Kentucky distributor..                 --              --             --              --         400,000
   Gain on sale of assets...................            172,000          41,000      4,139,000       4,225,000          97,000
   Interest income..........................            999,000       1,003,000      1,246,000         746,000         749,000
   Rental and other income..................            248,000         616,000        839,000         192,000         187,000
                                                  --------------  -------------- --------------  --------------  --------------

Total other income..........................          1,419,000       1,660,000      6,224,000       5,163,000       1,433,000
                                                  --------------  -------------- --------------  --------------  --------------

Net income..................................      $   3,024,000   $   1,603,000  $  $7,111,000   $   8,276,000   $   5,586,000
                                                  ==============  ============== ==============  ==============  ==============

See accompanying notes.

NATIONAL WINE & SPIRITS CORPORATION AND NWS, INC.

COMBINED STATEMENTS OF STOCKHOLDERS' EQUITY


                                        $0.01 Par Value                           Accumulated      Notes
                                         Common Stock     Additional   Retained      Other       Receivable    Cost of      Total
                                                            Paid-in    Earnings  Comprehensive      from      Treasury Stockholders'
                                       Voting  Nonvoting    Capital   (Deficit)  Income (Loss)  Stockholders    Stock       Equity


Balance at April 1, 1995............  $2,000   $ 52,000  $17,610,000  $6,973,000  $   (508,000) $(8,766,000)  $ (1,000) $15,362,000
  Comprehensive income:
    Net income....................        --         --          --    3,024,000            --           --          --   3,024,000
     Decrease  in  unrecognized net
      pension loss................        --         --          --          --        292,000           --          --    292,000


 Total comprehensive income.......        --         --          --          --             --           --          --   3,316,000
 Increase in notes receivable from
    stockholders..................        --         --          --          --             --     (691,000)         --    (691,000)
 Distributions to stockholders....        --         --          --  (7,835,000)            --           --          --  (7,835,000)
  Capital contributions............       --         --    4,056,000         --             --           --          --   4,056,000
  Issuance of 21,347 shares of NWS,
    Inc. voting common stock......        --         --           --         --             --           --          --         --
  NWS, Inc. nonvoting common stock
    dividend declared.............        --      45,000          --    (45,000)            --           --          --         --
                                      ------   ---------  ---------- ----------- -------------  ------------ ----------- ----------

Balance at March 31, 1996...........   2,000     97,000   21,666,000  2,117,000       (216,000)  (9,457,000)    (1,000)  14,208,000
 Comprehensive income:
    Net income....................        --         --          --   1,603,000           --            --          --    1,603,000
    Increase in unrecognized net
      pension loss................        --          --         --          --      (222,000)          --          --     (222,000)


 Total comprehensive income.......        --          --         --          --            --           --          --    1,381,000
 Increase in notes receivable from
    stockholders..................        --          --         --          --            --      (534,000)        --     (534,000)
 Distributions to stockholders....        --          --         --  (6,077,000)           --            --         --   (6,077,000)
 Capital contributions............        --          --  1,488,000           --           --            --          --   1,488,000
 Issuance of 408,554 shares of NWS,
    Inc. nonvoting common stock...        --       4,000          --          --           --            --          --       4,000
                                      ------   ---------  ---------- ----------- -------------  ------------ ----------- ----------

Balance at March 31, 1997...........   2,000     101,000  23,154,000 (2,357,000)      (438,000)  (9,991,000)     (1,000) 10,470,000
 Comprehensive income:
    Net income....................        --          --          --  7,111,000             --            --          --  7,111,000
 Decrease in unrecognized net
pension                                   --          --          --         --       438,000             --          --    438,000
    loss..........................

 Total comprehensive income.......        --          --          --         --             --            --          --  7,549,000
 Increase in notes  receivable  from
    stockholders..................        --          --          --         --             --      (612,000)         --   (612,000)
 Distributions to stockholders....        --          --          -- (2,825,000)            --            --          -- (2,825,000)
                                      ------   ---------  ---------- ----------- -------------  ------------ ----------- ----------

Balance at March 31, 1998...........   2,000     101,000  23,154,000  1,929,000             --   (10,603,000)    (1,000) 14,582,000
 Unaudited:
    Net income....................        --          --          --  5,586,000             --            --         --   5,586,000
    Decrease  in  notes   receivable
      from stockholders...........        --          --          --         --             --     4,951,000         --   4,951,000
    Conversion  of notes  payable to
      stockholders to equity......        --          --   1,807,000         --             --            --         --   1,807,000
    Distributions to stockholders.        --          --          --  1,807,000)            --            --         --  (1,807,000)
                                      ------   ---------  ---------- ----------- -------------  ------------ ----------- ----------

Balance at December 31, 1998          $2,000   $ 101,000 $24,961,000 $ 5,708,000 $          --  $(5,652,000) $  (1,000)  $25,119,000
 (Unaudited)....................      ======   ========= =========== =========== =============  ============ =========== ==========

See accompanying notes.

NATIONAL WINE & SPIRITS CORPORATION AND NWS, INC.

COMBINED STATEMENTS OF CASH FLOWS

                                                                                                           Nine months ended
                                                                      Years Ended March 31,                   December 31,

                                                            1996             1997             1998             1997             1998
                                                                                                         (Unaudited)     (Unaudited)
Operating activities:
   Net income...................................   $   3,024,000  $     1,603,000   $    7,111,000  $     8,276,000     $ 5,586,000
   Adjustments to reconcile net income to net cash
      provided (used) by operating activities:
        Depreciation of property and equipment..       3,997,000        4,613,000        5,872,000        4,160,000       5,116,000
        Gain on sale of assets..................        (172,000)         (41,000)      (4,139,000)      (4,225,000)        (97,000)
        Amortization of intangible assets.......         905,000        1,144,000        1,243,000          892,000         958,000
        Equity   earnings    in   Kentucky
           distributor                                        --               --               --               --        (400,000)
        Changes in operating assets and liabilities:
           Accounts receivable..................      (4,422,000)        (568,000)       3,427,000      (20,707,000)    (25,048,000)
           Inventories..........................     (15,132,000)      (1,191,000)      (4,656,000)       2,038,000       2,171,000
           Prepaid expenses and other...........        (447,000)      (1,692,000)        (810,000)          (8,000)      1,174,000
           Accounts payable.....................       4,413,000          864,000        2,482,000       (4,888,000)      5,822,000
           Accrued expenses and taxes...........       1,107,000        2,207,000         (747,000)        (469,000)     (1,925,000)


Net cash provided (used) by operating activities      (6,727,000)       6,939,000        9,783,000      (14,931,000)     (6,643,000)
Investing activities:
   Purchase of property and equipment...........      (3,609,000)     (10,447,000)     (13,952,000)     (12,069,000)     (6,518,000)
   Proceeds from sales of property and equipment         128,000           88,000          253,000           74,000         116,000
   Investment in Kentucky distributor...........              --               --               --               --      (6,000,000)
   Payment for supplier's net assets............              --         (181,000)              --               --              --
   Intangible assets............................      (1,827,000)        (947,000)        (730,000)        (254,000)     (2,231,000)
   Proceeds from sale of intangibles............              --                 --      3,000,000        3,000,000              --
   Deposits and other...........................         (52,000)         (58,000)       1,766,000          (83,000)       (223,000)
   (Increase) decrease in cash surrender value of
     insurance, net.............................        (263,000)         (16,000)        (492,000)          27,000        (235,000)
   Increase in receivable from affiliate........        (143,000)              --               --               --              --
   Decrease   (increase)   in   notes   receivable       689,000        1,590,000               --       (1,698,000)        119,000
   from supplier................................
   Collections on notes receivable..............              --           34,000          247,000               --              --


Net cash used by investing activities...........      (5,077,000)      (9,937,000)      (9,908,000)     (11,003,000)    (14,972,000)
Financing activities:
   Net proceeds (borrowings) on line of credit..      15,921,000        1,414,000       (3,078,000)      19,188,000      20,680,000
   Proceeds of long-term debt...................          45,000       13,811,000       11,257,000       12,504,000       8,800,000
   Principal payments on long-term debt.........      (2,038,000)      (7,302,000)      (5,975,000)      (4,983,000)     (4,834,000)
   Proceeds of borrowings from stockholder......       2,463,000        2,919,000          685,000          250,000              --
   Repayments of borrowings from stockholders...        (657,000)              --               --               --              --
   Issuance of NWS, Inc. common stock...........              --            4,000               --               --              --
   Additional paid-in capital...................       4,056,000        1,488,000               --               --              --
   Notes receivable from stockholders and others        (859,000)        (646,000)      (1,964,000)        (376,000)        623,000
   Distributions to stockholders................      (7,142,000)      (6,770,000)      (2,825,000)      (1,120,000)     (1,807,000)


Net cash provided (used) by financing activities      11,789,000        4,918,000       (1,900,000)      24,463,000      23,462,000


Net increase (decrease) in cash.................         (15,000)       1,920,000       (2,025,000)        (471,000)      1,847,000
Cash, beginning of period.......................       1,490,000        1,475,000        3,395,000        3,395,000       1,370,000


Cash, end of period.............................   $   1,475,000  $     3,395,000   $    1,370,000  $     2,924,000   $   3,217,000

See accompanying notes.

NATIONAL WINE & SPIRITS CORPORATION AND NWS, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS

1.    Nature of Business and Summary of Significant Accounting Policies

Nature of Business and Principles of Combination

         The accompanying combined financial statements include the accounts of National Wine & Spirits Corporation (NWSC), its wholly owned subsidiary, NWS Michigan, Inc. (NWSM) and its affiliate, NWS, Inc. (NWSI), collectively, the Companies. NWSC and NWSI are brother-sister companies whose principal stockholders are the same persons. All significant intercompany accounts and transactions have been eliminated from the combined financial statements. Substantially all revenues result from the sale of liquor, beer and wine.

         In December, 1998, a reorganization took place which created a new holding company ("NWS") into which all of the shares of capital stock in NWSC and NWSI owned by Mr. Lacrosse (or a trust for the benefit of his family) or Mrs. Johnston were contributed in exchange for shares of NWS. In addition, NWSC subsequently distributed all of its shares in NWSM to NWS. Finally, a new limited liability company subsidiary of NWSI was created into which substantially all of the Company's Illinois operations were transferred ("NWS-LLC"). Prior to the reorganization, the financial statements were presented on a combined basis and subsequent to the reorganization the financial statements are presented on a consolidated basis. There were no changes in operations as a result of the reorganization.

         Based in Indianapolis, NWSC is a wholesale distributor of liquor and wines throughout Indiana. Based in Chicago, NWSI is a wholesale distributor of liquor and wines throughout Illinois. NWSM was organized October 18, 1996, as a wholesale distributor of liquor throughout Michigan, and commenced operations in February 1997. NWSC also operates a bottled water division and a division for distribution of cigars and accessories. The Companies perform periodic credit evaluations of its customers' financial condition and generally do not require collateral. Credit losses have been within management's expectations.

Unaudited Interim Financial Statements

         The accompanying unaudited interim financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Article 10 of Regulation S-X. Accordingly, they do not include all of the information and notes required by generally accepted accounting principles for complete financial statements.

         In the opinion of the Companies, all adjustments (consisting of only normal recurring accruals) considered necessary to present fairly the financial position as of December 31, 1998 and the statements of income, stockholders' equity and cash flows for the nine-month periods ended December 31, 1997 and 1998 have been included.

Use of Estimates

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Fair Value of Financial Instruments

         The Companies' cash, accounts receivable, short-term notes receivable, accounts payable, short-term notes payable and certain other accrued liabilities are all short-term in nature and the carrying amount approximates fair value. Long-term notes receivable and payable have primarily variable interest rates, thus their carrying amounts approximate fair value.

Inventories

         Substantially all inventories are stated at the lower of cost, determined by the last-in, first-out (LIFO) method, or market.

         Bulk whiskey represents the Companies' interest in certain whiskey inventories which are being aged by the supplying distiller. This interest serves as collateral for related notes payable to the distiller. In accordance with industry practices, storage and handling costs incurred during the aging process are included as a component of the cost of bulk whiskey.

Advertising Costs

         Advertising costs are charged to operations when incurred. Advertising expense was $2,157,000, $2,712,000 and $2,087,000 for 1996, 1997 and 1998,
respectively.

Property and Equipment

         Property and equipment are recorded at cost and are being depreciated using primarily the straight-line method over their expected useful lives as follows:

Land improvements............       15 - 40 years
Buildings and improvements...       10 - 40 years
Furniture and equipment......         5 - 7 years
Warehouse equipment..........             7 years
Automobiles and trucks.......             5 years


Intangible Assets

         Intangible assets include the cost of certain assets obtained in the acquisition of various distributors, costs incurred in obtaining financing and amounts paid to acquire supplier distribution rights. These costs are being amortized by the straight-line method over lives of the agreements or their estimated useful lives which range from two to ten years. Accumulated amortization related to these assets was $2,068,000 and $3,311,000 at March 31, 1997 and 1998, respectively.

Long-lived Assets

         The carrying value of the long-lived assets is periodically reviewed by management. If this review indicates that the carrying value may be impaired then the impaired amount will be written off.

Income Taxes

         There is no provision for federal or state income taxes reflected in the financial statements because the stockholders have consented to the Companies' elections to be taxed as S corporations under the applicable provisions of the Internal Revenue Code. The Companies' income is taxable directly to their stockholders.

Comprehensive Income

         During the year ended March 31, 1998, the Companies adopted the provisions of Statement of Financial Accounting Standards No. 130, Reporting of Comprehensive Income, which requires entities to report comprehensive income in their basic financial statements. Comprehensive income refers to the change in an entity's equity during a period resulting from all transactions and events other than capital contributed by and distributions to the entities' owners. For the Companies, comprehensive income is equal to net income plus the change in unrecognized net pension gain or loss. The Companies have elected to report comprehensive income in the combined statements of stockholders' equity. The
Companies' prior years' financial statements have been reclassified for comparative reporting purposes, however, there was no change in the net income previously reported for the years ended March 31, 1996 and 1997.

Revenue Recognition

         NWSC and NWSI purchase inventory items for sale to customers and are liable for payment to the suppliers, as well as collecting payment from customers. NWSM receives a fixed fee per case of liquor distributed from the State of Michigan (distribution fees) which is also responsible for payments to suppliers. All shipments are cash on delivery and are deposited directly to the State of Michigan.

         Net sales and distribution fees are recognized at the time product is shipped.

Start-up Costs

         Start-up costs to commence operations and to reach normal capacity are expensed as incurred, in accordance with Statement of Position 98-5, Reporting on the Costs of Start-up Activities.

Recently Issued Accounting Pronouncements

         In July, 1997, the Financial Accounting Standards Board issued Statement No. 131 (SFAS 131), Disclosures About Segments of an Enterprise and Related Information. Under SFAS 131, the Companies will report financial and descriptive information about its operating segments. SFAS 131 is effective for the Companies beginning with the March 31, 1999 annual financial statements. While the Companies have not yet finalized their evaluation of the impact of adoption of SFAS 131, they presently believe that they will be reporting multiple operating segments.

1.       Nature  of  Business  and  Summary  of  Significant Accounting Policies
 (continued)

Reclassification

         Certain amounts in the 1997 and 1996 financial statements have been reclassified to conform to the 1998 presentation.

2.       Inventories

Inventories at March 31 are comprised of the following:

                                      1997             1998

Inventories at FIFO.(approximates
  replacement cost)........        $78,508,000      $83,734,000
Less: LIFO reserve..........         6,430,000        7,000,000
                                   -----------      -----------

                                   $72,078,000      $76,734,000
                                   ===========      ===========


     If the Companies had used the FIFO inventory method, net income would have been $545,000, $1,455,000 and $570,000 greater for 1996, 1997 and 1998, respectively.

3.    Property and Equipment

Property and equipment at March 31 is comprised of the following:

                                                             1997              1998

 Land and improvements.............................     $  1,348,000       $ 1,421,000
 Buildings and improvements........................       24,674,000        27,233,000
 Furniture and equipment...........................       12,391,000        14,307,000
 Warehouse equipment...............................       12,768,000        23,580,000
 Automobiles and trucks............................        7,542,000         8,069,000
                                                        ------------       -----------

                                                          58,723,000        74,610,000
 Less: Accumulated depreciation....................       21,484,000        26,045,000
                                                        ------------       -----------
                                                          37,239,000        48,565,000
 Property and equipment not yet placed in service..        3,431,000                --
                                                        ------------       -----------
                                                        $ 40,670,000      $ 48,565,000
                                                        ============      ============

4.    Debt

Long-term debt is comprised of the following:

                                                                                    March 31,      March 31,      December 31,
                                                                                         1997           1998              1998
                                                                                                                   (Unaudited)

Mortgage Notes Payable:
   National Wine & Spirits Corporation
      City of  Indianapolis-First  Mortgage Note, Series 1983--payable  monthly, with  interest  computed at 80% of the prime  lending  rate of NBD Bank,
        N.A., through April 2003. Secured by certain property
        in Indianapolis....................................................          $471,000       $372,000          $296,000
      Bank-payable in monthly  installments,  plus interest at 1% above the
        Bank's prime  lending rate,  through  October 1,  2003.  Secured by
        certain property...................................................           183,000        162,000           145,000
   NWS, Inc.
      Bank loans secured by substantially all of the Company's assets:
        Mortgage  note  payable in monthly  installments  of $63,000,  plus interest at the Bank's prime  lending  rate plus 2%,  through July 1,
           2000, when the unpaid principal balance is due..........
                                                                                    2,503,000      1,752,000        1,189,0000
        Mortgage note payable in monthly installments of $14,000,  plus interest at the Bank's  prime  lending rate plus 1%,  through  March 31, 2002, when the unpaid principal balance is due........
                                                                                    2,492,000      2,339,000         2,148,000
                                                                                    ---------      ---------         ---------
                                                                                    5,649,000      4,625,000         3,778,000

 Notes Payable:
   National Wine & Spirits Corporation
      Bank revolving line of credit,  which bears interest,  as defined, to maturity  on  September 30,  1999.  Secured  by  substantially  all
        assets. (A)........................................................        24,218,000     23,193,000        29,695,000
      Term loan for Kentucky investment, repaid in January, 1999...........                --             --         7,500,000
      Heaven Hill Distillers, Inc. notes payable. Repaid in March 1998.....
                                                                                      348,000             --                --
      Term loans  payable in monthly  installments  of  $51,000,  including interest  at 9.53%,  through  May 1999.  The notes are  secured  by
        certain assets and are guaranteed by NWSI..........................         1,170,000        651,000           180,000
      Term loan  payable  in monthly  installments  of  $30,000,  including interest at 7.73%,  through  December 29,  2002. Secured by certain
        assets.............................................................                --      1,462,000         1,269,000
   NWS Michigan, Inc.
      Term loan payable in monthly installments of $67,000, plus interest at the
        Bank's LIBOR rate plus 2.75%, through September 5, 2002.
        Secured by certain assets..........................................                --      3,600,000         3,000,000


4.    Debt (continued)
                                                                                   March 31,       March 31,      December 31,
                                                                                        1997            1998             1998
                                                                                                                  (Unaudited)
      Term loan payable in monthly installments of $62,000, plus interest at the
        Bank's LIBOR rate plus 3.0%, through November 14, 2002.
        Secured by certain assets..........................................        $        --   $ 4,936,000       $ 4,381,000
   NWS, Inc.
      Bank revolving line of credit,  which bears interest,  as defined, to maturity  on  September 30,  1999.  Secured  by  substantially  all
        assets. (B)........................................................         45,571,000    43,518,000        57,695,000
      Term loan payable. Repaid July 1997. ...............................              83,000            --                --
      Term loan with  interest  only payable  quarterly at the Bank's LIBOR rate plus .25% until maturity on June 16, 2001. The note is
        subordinate to the senior bank debt................................          6,000,000     6,000,000         6,000,000
      Subordinated   promissory  note  payable  to  a  former  employee  on
        June 30,  1999.  Interest  only is payable  quarterly  at the prime
        rate plus  1'2%. The note is subordinate to senior bank debt.......            750,000       350,000           350,000
      Bank home equity line of credit with  interest  only payable  monthly at the Bank's prime lending rate plus 1%, through November 1, 1999, when the unpaid principal balance is due The loan is secured by a condominium and is guaranteed by the majority stockholder of
        NWS, Inc...........................................................            500,000       500,000           500,000
      Promissory   note  payable  to  the  State  of  Illinois  in  monthly
        installments  of  $9,000,   including  interest  at  6.5%,  through
        February 14,  2000,  when a balloon payment of $501,000 is due. The note is secured by  substantially  all assets and is  guaranteed by
        the majority stockholder of NWS, Inc...............................            631,000       568,000           511,000
        Term  loan  payable  in  monthly  installments  of  $133,000,  plus
        interest  at  the  one  month   LIBOR  rate  plus  3.25%,   through
        March 2001.   The  note  is  secured  by  certain   assets  and  is
        guaranteed by NWSC.................................................          6,533,000     4,933,000         3,733,000
      Term loans  payable in monthly  installments  of  $60,000,  including interest  at 9.43%,  through  April 1999.  The notes are secured by
        certain assets and are guaranteed by NWSC..........................          1,354,000       737,000           234,000
      Term loan  payable in annual  installments  of  $300,000  in 1999 and
        $500,000 in 2000 and 2001, including interest......................                 --            --         1,300,000
      Term loan  payable  in monthly  installments  of  $12,000,  including interest  at  9.51%,  through  July 2000.  The note is  secured  by
        certain assets and is guaranteed by NWSC...........................                --        304,000           213,000
                                                                                    ---------      ---------         ---------

                                                                                    87,158,000    90,752,000       116,561,000







4.  Debt (continued)
                                                                                    March 31,       March 31,     December 31,
                                                                                         1997            1998             1998

      Non-competition  agreement  payable  to a  former  stockholder  in  annual installments of $300,000, beginning April 1, 1995 through April 1, 2000.
        The obligation is secured by proceeds of life insurance from
        NWSC's majority stockholder........................................        $ 1,200,000    $   900,000      $    600,000
Other                                                                                   88,000         22,000             6,000


                                                                                    94,095,000     96,299,000       120,945,000
Less: Current maturities                                                             5,163,000      6,200,000       100,224,000


                                                                                   $88,932,000    $90,099,000       $20,721,000
                                                                                   ===========    ===========       ===========

-----------

(A)      On  September 2,  1997,  NWSC entered into a credit  agreement,  which was amended  March 31,  1998,  that provides a revolving line of credit for borrowings of up to $35 million  through  September 30,  1999. The portion of the line of credit  available to fund  advances to NWSI and NWSM is  $10 million  (see Note 8).
         Line of credit  borrowings are limited to eligible  accounts  receivable  plus eligible  inventories.  The credit  agreement  permits  NWSC to elect an  interest  rate based upon either the prime  lending  rate or
         LIBOR.  At March 31,  1998,  $19,000,000  of the credit line  borrowings  bear interest at 3.00% above the
         LIBOR rate (8.70% at March 31,  1998).  The remaining  $4,193,000 of credit line  borrowings bear interest at the prime  lending  rate plus .50% (9.00% at March 31,  1998).  Credit line  borrowings  are secured by substantially  all of NWSC's assets  (including life insurance on NWSC's principal  stockholders)  and are guaranteed by NWSI and NWSM.  NWSC's bank credit  agreement  requires NWSC to maintain  certain  financial ratios and earnings,  and restricts the amount of capital  expenditures and distributions NWSC may make to its stockholders.

 (B)     On  September 2,  1997,  NWSI entered into a credit  agreement,  which was amended  March 31,  1998,  that provides a revolving line of credit for borrowings of up to $60 million through  September 30,  1999. Line of credit borrowings are limited to eligible  accounts  receivable plus eligible  inventories.  The credit agreement  permits NWSI to elect an interest  rate based upon either the prime  lending rate or LIBOR.  At
         March 31,  1998,  $35,000,000  of the credit line  borrowings  bear interest at 3.00% above the LIBOR rate
         (8.68% at March 31,  1998). The remaining  $8,518,000 of credit line borrowings bear interest at the prime lending rate plus .50% (9.00% at March 31,  1998).  Through October 27,  1999, the LIBOR rate is capped at a maximum of 8.0% related to $25,000,000 of the credit line borrowings  subject to the LIBOR rate.  Credit line  borrowings are secured by  substantially  all of NWSI's assets  (including  life insurance on NWSI's principal stockholders) and are guaranteed by NWSC and NWSM.  Additionally,  NWSI had a supplier letter of credit of which  $560,000  was  outstanding  at  March 31,  1998.  NWSI's bank credit  agreement  includes certain  restrictions  and requires NWSI to maintain certain  financial ratios and earnings.  In addition, the  agreement  restricts  the  amount of  capital  expenditures  and  distributions  NWSI may make to its stockholders.


         At March 31, 1998, the Companies were in violation of certain loan covenants in their credit agreements. These violations were waived by the lenders at March 31, 1998. Subsequent to March 31, 1998, the Companies have been in compliance with their covenants.

         At March 31, 1998, the aggregate principal maturities for long-term obligations are as follows:

1999............    $ 6,200,000
2000............     72,759,000
2001............      4,797,000
2002............      8,133,000
2003............      3,541,000
Thereafter......        869,000

                    $96,299,000



         NWSI had subordinated notes payable to its two principal stockholders aggregating $5,450,000 and $6,135,000 at March 31, 1997 and 1998, respectively. These notes earn interest at the effective borrowing rate on NWSI's revolving line of credit. See Note 11.

         NWSI has a commitment from a lender for $30,000,000 of debt financing. At March 31, 1998, there were no amounts outstanding on this commitment.

         Cash paid for interest was  $8,049,000,  $8,445,000  and $9,643,000 for
1996, 1997 and 1998, respectively.

5.    Common Stock

         NWSC has two authorized classes of capital stock: voting $.01 par value common shares and nonvoting $.01 par value common shares. NWSI also has two authorized classes of capital stock: voting $.01 par value common shares and nonvoting $.01 par value common shares. Both classes of stock have the same relative rights, performance limitations and restrictions, except that nonvoting shares are not entitled to vote on any matters submitted to a vote of the stockholders, except as provided by law.

5.  Common Stock (continued)

Following are the details of common stock at March 31, 1997 and 1998:

                                   Number of Shares
                                   Authorized         Issued       Outstanding        Amount
Voting
NWSC-$.01 par value.........          200,000        104,521           104,520       $ 1,000
NWSI-$.01 par value.........          200,000         88,256            88,256         1,000
                                                                                     -------

                                                                                     $ 2,000

Nonvoting
NWSC-$.01 par value.........       20,000,000      5,226,050         5,226,001      $ 53,000
NWSI-$.01 par value.........       10,000,000      4,813,354         4,813,354        48,000

                                                                                   ---------
                                                                                   $ 101,000



         Treasury stock recorded at a cost of $1,000 consisted of 1 share of NWSC $.01 par value voting common stock and 49 shares of NWSC $.01 par value nonvoting common stock at March 31, 1997 and 1998.

6.    Commitments

         The Companies lease office and warehouse space under noncancellable operating leases ranging from two to ten years, some of which included renewal and purchase options and escalation clauses, expiring on various dates through 2007. The Companies also lease certain trucks and equipment pursuant to noncancellable operating leases with terms ranging from three to seven years. Future minimum rent payments as of March 31, 1998 are as follows:

1999.........    $  2,715,000
2000.........       2,712,000
2001.........       2,391,000
2002.........       2,138,000
2003.........       2,083,000
Thereafter...       5,462,000

                 $ 17,501,000



         Rent expense was  $1,218,000,  $2,114,000 and $3,732,000 for 1996, 1997
and 1998, respectively.

         NWSI has committed to purchase warehouse equipment of approximately $3,500,000.

         NWSI is committed under a distribution agreement to pay $500,000 over the next four years.

7.    Pension Plans

         The Companies sponsor a multiple-employer defined benefit pension plan covering substantially all of their warehousemen and drivers. Under terms of the Plan, the Companies are liable for any unsatisfied liabilities of the other affiliated entities. The Companies make contributions to the Plan based on amounts permitted by law. Contributions to the Plan by the Companies were $179,000, $171,000 and $224,000 in the years ended March 31, 1996, 1997 and
1998, respectively.

         For purposes of financial reporting, the Companies use the projected unit credit actuarial cost method to determine the net periodic pension cost and projected benefit obligations under Statement of Financial Accounting Standards No. 87. Under this method the service cost is computed as the actuarial present value of the benefit accruing during the current year based on the assumption that benefits accrue uniformly over each participant's working lifetime. The projected benefit obligation is the actuarial present value of benefits accrued in prior years based on the assumption that benefits accrue uniformly over each participant's working lifetime.

         The components of net periodic pension cost of the defined benefit plan are as follows:

                                                                   1996           1997           1998

Service cost-benefits earned during the year..............      $  111,000     $  146,000      $  114,000
Interest on projected benefit obligation..................         144,000        171,000         196,000
Actual return on plan assets..............................        (220,000)      (121,000)       (624,000)
Amortization of unrecognized net transition asset.........          20,000         19,000          19,000
Amortization of loss......................................          16,000         15,000           8,000
Amortization of prior service cost........................              --         19,000          19,000
Difference between expected and actual return on plan assets       102,000        (20,000)        471,000
                                                                ----------     -----------     ----------

Net periodic pension cost.................................      $  173,000     $  229,000      $  203,000
                                                                ==========     ==========      ==========

         The funded status and amounts recognized in the accompanying combined balance sheets at March 31, 1997 and 1998 for the defined benefit pension plan are as follows:

                                                                        1997             1998

Actuarial present value of accumulated benefit obligations:
   Vested.......................................................    $   2,717,000    $  2,812,000
   Nonvested....................................................          264,000         294,000
                                                                    -------------    ------------

Accumulated benefit obligation..................................        2,981,000       3,106,000
Effect of anticipated future compensation levels (A)............               --              --

Projected benefit obligation....................................        2,981,000       3,106,000
Less: Fair value of plan assets.................................        1,877,000       2,662,000
                                                                    -------------    ------------

Minimum liability...............................................    $   1,104,000    $    444,000
                                                                    =============    ============
Balance Sheet Classification:
   Current accrued liability....................................    $     177,000    $     82,000
   Noncurrent deferred additional liability.....................          927,000         362,000
                                                                    -------------    ------------

Minimum liability...............................................    $   1,104,000    $    444,000
                                                                    =============    ============

Deferred pension costs (intangible asset).......................    $     489,000    $    362,000
Unrecognized net pension loss...................................          438,000              --
                                                                    -------------    ------------
                                                                    $     927,000    $    362,000
                                                                    =============    ============



(A) Plan benefits are based on years of service, rather than compensation levels.

         The deferred pension cost asset is being amortized on a straight-line basis over a 17 1'2 year period. Plan assets are comprised primarily of common stocks and bonds.

         In determining the net periodic pension cost, the discount rate for the benefit obligation was 6.75% in 1997 and 1998. The expected long-term rate of return on assets was 8.00% for 1996, 1997 and 1998.

         The Companies also sponsor a defined contribution pension plan for substantially all employees not covered by the defined benefit plan. Contributions to the Plan are made at the discretion of the Companies and may not exceed 5% of a participant's compensation. The Companies' pension expense for the defined contribution plan was $631,000, $773,000 and $942,000 for 1996, 1997 and 1998, respectively.

         NWSI contributes to union-sponsored multiemployer pension plans which provide for contributions based on a specified rate per labor hour. Union employees constitute approximately 56% of NWSI's workforce. Contributions charged to expense were $443,000, $509,000 and $565,000 for 1996, 1997 and 1998,
respectively. Information as to NWSI's portion of accumulated plan benefits and plan net assets is not currently available. Under the Employee Retirement Income Security Act of 1974 as amended, an employer upon withdrawal from a multiemployer plan is required to continue funding its proportionate share of the plan's unfunded vested benefits. NWSI has no intention of withdrawing from the plans.

8.    Related Party Transactions

         In December 1991, two of NWSC's stockholders purchased NWSI. NWSC may make advances to NWSI under a note which bears interest at NWSC's effective borrowing rate on its bank revolving line of credit. At March 31, 1998, $2,193,000 was advanced under the note. The note is subject to renewal in September 1999.

         NWSC also makes advances to NWSM which bear interest at NWSC's effective borrowing rate on its bank revolving line of credit. At March 31, 1998, $6,601,000 was advanced to NWSM.

         NWSC had notes receivable from its two stockholders totaling $9,991,000 and $10,603,000 at March 31, 1997 and 1998, respectively. The notes earn interest at NWSC's effective borrowing rate on its revolving line of credit. Interest income earned was $818,000, $870,000 and $893,000 during 1996, 1997 and 1998, respectively. Proceeds of the notes were used by the stockholders to purchase additional capital stock of NWSI and to make loans to NWSI. The notes, which are due on demand, have been reflected as a reduction of stockholders' equity in the combined balance sheets as it is the Companies' present intent to satisfy these receivables through future stockholder distributions. See Note 11. The unaudited notes receivable balance at December 31, 1998 was approximately $10,100,000.

         In January 1998, NWSC paid an employee $300,000 pursuant to a five year non-compete agreement related to the start-up of NWSC's cigar division.

         During fiscal 1998, the Companies paid $170,000 for consulting fees to a minority stockholder of NWSI.

         Consolidated Rectifying, Inc. (CRI), a related party, is an Illinois liquor bottler, blender and manufacturer which utilized brands, trademarks and tradenames licensed to it from NWSI. On December 20, 1996, NWSI purchased substantially all of the assets, and assumed certain liabilities, of CRI for $181,000.

Assets acquired:
   Accounts receivable..............    $    1,951,000
   Inventory........................         6,773,000
   Property and equipment...........           509,000
                                        ---------------
                                             9,233,000
Liabilities assumed:
   Excise tax payable...............        (4,637,000)
   Liabilities and debt.............        (2,482,000)
   Receivable/payable from supplier.        (1,933,000)
                                        ---------------
Net assets acquired.................    $      181,000
                                        ===============


         Effective June 25, 1997, NWSI sold certain of its licensed brands, trademarks and tradenames for approximately $5,250,000. NWSI recognized a gain of $4,071,000 which represents the $5,250,000 less $1,179,000 transaction costs and the costs of assets related to the brands which were disposed. The purchase price is receivable under a $2,250,000 seven-year promissory note, with the remaining balance received in cash at the sale date. At March 31, 1998 the note receivable balance was $2,045,000.

         NWSI had a short-term note receivable from CRI with a balance of $613,000 at March 31, 1996. The note was repaid in December 1996. Interest accrued on the note was $168,000 and $112,000 for the years ended March 31, 1996 and 1997, respectively.

         Transactions  with  CRI  not  disclosed   elsewhere  in  the  financial
statements for the years ended March 31, 1996 and 1997 were as follows (none in 1998):

                                                              1996              1997

Sales................................................. $   640,000       $   715,000
Purchases of inventory................................  30,390,000        19,721,000
Purchase discounts....................................     384,000           113,000
Administrative and data processing charged to CRI.....     225,000           169,000
Operational items paid by NWSI........................  28,555,000        17,326,000
Rent expense charged to CRI...........................     132,000            88,000


9.    Concentration of Risk

     Purchases from four international suppliers accounted for approximately 65%, 62% and 65% of all revenues in 1996, 1997 and 1998, respectively.

10.    Litigation

         The Companies are a party to various lawsuits and claims arising in the normal course of business. While the ultimate resolution of lawsuits or claims against the Companies cannot be predicted with certainty, management does not expect that these matters will have a material adverse effect on the financial position or results of operations of the Companies.

11.    Subsequent Events--Unaudited

         Effective July 31, 1998, the Companies and their stockholders executed new notes payable to stockholders to provide for a legal right of offset against the notes receivable from stockholders. Accordingly, as of December 31, 1998, the notes payable to stockholders (principal plus accrued interest) have been offset against the notes receivable from stockholders, with the resulting net amount reflected as a reduction of stockholders' equity.

         In September, 1998, the Companies guaranteed a $1.3 million obligation of a related entity.

         In December, 1998, the Company formed a new distributorship in Kentucky (Commonwealth Wine & Spirits, LLC) in partnership with two existing Kentucky-based distributors, The Vertner Smith Company ("Vertner") and Kentucky Wine & Spirits ("Kentucky W&S"). Under the terms, the Company will invest $7.5 million ($4.5 million in cash and a $3.0 million cash franchise fee), in exchange for 25% of the new company, which management believes is the largest distributor of wine and spirits in Kentucky. Vertner and Kentucky W&S equally own the remaining 75%. At December 31, 1998, $6.0 million had been paid and a $1.5 million commitment remained outstanding. The Company has accounted for its investment in Kentucky using the equity method.

         In January, 1999, the Company issued $110,000,000 of senior notes to qualified institutional buyers. The net proceeds to the Company from the sales of the notes were approximately $107,000,000. The notes are unsecured, bear interest at 10.125% per annum and are due January 2009. These senior notes are unconditionally guaranteed by the Company's subsidiaries. Audited financial information of guarantor subsidiaries has been omitted because the senior notes are guaranteed by all direct and indirect subsidiaries of the parent, which has no operations or assets separate from its investments in its subsidiaries.

         Concurrently with the offering of the senior notes, the Company entered into a new $60.0 million credit facility secured by the accounts receivable and inventory of the Company. With proceeds from the senior notes offering and borrowings under the new credit facility, the Company retired substantially all of its bank revolving and term indebtedness.

         On January 25, 1999, the Company paid a dividend of approximately $1.8 million.

         The Company is party to a lawsuit brought by several drivers of NWS-Illinois who allege age discrimination and workers' compensation retaliation and claim back pay and front pay damages of $1.9 million and $1.0 million, respectively, and the cost of the action. On February 19, 1999, the Company reached a tentative agreement with the Plaintiffs which will release the Company from all claims, including legal fees, in exchange for $475,000. Documentation of the settlement has not been completed and approved.

         No dealer, salesperson or other person has been authorized to give any information or to make any representations, other than those contained in this Prospectus, in connection with the Offering covered by this Prospectus. If given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation to buy, the Exchange Notes offered hereby in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale hereunder shall, in any circumstances, create an implication that there has not been any change in the facts set forth in this Prospectus or in the affairs of the Company since the date hereof.

TABLE OF CONTENTS
                                                                                         Page
Prospectus Summary.....................................................................    2
Risk Factors...........................................................................   16
The Exchange Offer.....................................................................   25
Reorganization of the Company..........................................................   34
Use of Proceeds........................................................................   34
Capitalization.........................................................................   35
Selected Combined Financial and Other Data.............................................   36
Management's Discussion and Analysis of Financial Condition and Results of Operations..   39
Business.............................................................................. .  48
Management.............................................................................   61
Certain Transactions...................................................................   63
Principal Stockholders.................................................................   65
Description of New Credit Facility and Other Indebtedness..............................   66
Description of the Exchange Notes......................................................   68
Description of Outstanding Notes.......................................................   99
Registration Rights; Liquidated Damages................................................   99
Certain U.S. Federal Income Tax Considerations.........................................  101
Plan of Distribution...................................................................  105
Legal Matters..........................................................................  105
Change in Independent Auditors.........................................................  106
Experts................................................................................  106
Additional Information.................................................................  106
Index to Combined Financial Statements.................................................  F-1

         Until _______, 1999 (forty days after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this Offering, may be required to deliver a Prospectus. This is in addition to the dealers' obligations to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

[LOGO]


NATIONAL WINE & SPIRITS, INC.


Exchange Offer for

$110,000,000 10 1/8% Senior Notes

Due 2009

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  Indemnification of Directors and Officers

         The following summary is qualified in its entirety be reference to the complete text of the statute and the amended articles of incorporation referred to below.

         National Wine & Spirits, Inc. ("NWS") is empowered by Chapter 37 of the Indiana Business Corporation Law (the "IBCL"), subject to the procedures and limitations therein, to indemnify any person against expenses (including attorneys' fees) and the obligation to pay a judgment, settlement, penalty, fine or reasonable expenses incurred with respect to a threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, in which such person is made a party by reason of such person's being or having been a director, officer, employee or agent of NWS if his or her conduct was in good faith and he or she reasonably believed that, if acting in the individual's official capacity, the conduct was in the best interests of the corporation and in all other cases, the conduct was not opposed to the corporation's best interests. In the case of any criminal proceeding, NWS is empowered to indemnify a person if he or she had reasonable cause to believe the conduct was lawful or had no reasonable cause to believe the conduct was unlawful. The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under a corporation's articles of incorporation or bylaws, vote of directors or stockholders, or otherwise. In addition, unless limited by its articles of incorporation, a corporation shall indemnify a person who was wholly successful in the defense of any proceeding to which the person was a party because the person is or was a director, officer, employee or agent against reasonable expenses incurred by him or her in connection with the proceeding.

         Article VIII of NWS' articles of incorporation, dated December 18, 1998, obligates NWS to indemnify any person in connection with any liability arising by reason of such person's status as a past or present director, officer, employee or agent of NWS or of any other enterprise which he or she is serving or served in any capacity at the request of NWS if such person acted in good faith and in a manner he or she reasonably believed, in the case of conduct in his or her official capacity, was in the best interest of NWS, and in all other cases, was not opposed to the best interests of NWS, and, with respect to any criminal action or proceeding, he or she either had reasonable cause to believe his or her conduct was lawful or no reasonable cause to believe his or her conduct was unlawful.



ITEM 21.  Exhibits and Financial Statement Schedules

(a)     Exhibits

        Exhibit No.            Description

           3(a)                Articles of Incorporation of National Wine &
                               Spirits, Inc.

           3(b)                Bylaws of National Wine & Spirits, Inc.

           4(a)                Indenture  relating to the  Exchange  Notes,
                               dated as of January 25, 1999 among  National
                               Wine  &  Spirits,   Inc.,   the   Subsidiary
                               Guarantors and Norwest Bank Minnesota, N.A.,
                               as trustee (including  cross-reference sheet
                               regarding sections 310 through 318(a) of the
                               Trust Indenture Act)

           4(b)                A/B Exchange  Registration Rights Agreement,
                               dated as of January 25, 1999, among National
                               Wine  &  Spirits,   Inc.,   the   Subsidiary
                               Guarantors and the Initial Purchasers

           4(c)                Form of Exchange Notes (including related Subsidiary Guarantors)

           4(d)                Guaranty entered into as of January 25, 1999 by all Subsidiary Guarantors

             5                 Opinion and Consent of Ice Miller, Donadio & Ryan (to be filed by amendment)

           10(a)               Purchase  Agreement,  dated January 20,  1999, among National Wine & Spirits,  Inc., the Subsidiary Guarantors and the Initial Purchasers

           10(b)               Credit Agreement,  dated January 25, 1999, among National Wine & Spirits,  Inc., the
                                    Subsidiary Guarantors and NBD, as agent.

            12                 Statement regarding computation of ratios

            16                 Letter regarding change in certifying accountants

            21                 List of subsidiaries

           23(a)               Consent of Ernst & Young LLP

           23(b)               Consent of Katz, Sapper & Miller, LLP

           23(c)               Consent of Ice Miller Donadio & Ryan (contained in Exhibit 5)

            24                 Powers of Attorney (contained in signature pages of this Registration Statement)

            25                 Statement of eligibility of trustee

            27                 Financial Data Schedule

           99.1                Form of Letter of Transmittal with respect to the Exchange Offer

           99.2                Form of Notice of Guaranteed Delivery with respect to the Exchange Offer


(b)     Financial Statement Schedules

        II.      Valuation and qualifying accounts

     All other schedules for which provision is made in the applicable accounting regulation of the Securities and Exchange Commission are not required under the related instructions or are inapplicable and therefore have been omitted.


ITEM 22. Undertakings.

The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement.

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To  reflect  in the  prospectus  any  facts or  events arising after the effective date of the registration statement (or the most recent post-effective amendment thereto), which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

             (iii)To include any material information with respect to  the  plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the Registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed to be underwriters, in addition to the information called for by the other Items of the applicable form.

         The Registrant undertakes that every prospectus: (i) that is filed pursuant to the immediately preceding undertaking or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

         The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

         Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, on March ____, 1999.

               NATIONAL WINE & SPIRITS, INC.

               By:
                   ----------------------------------------
                      James E. LaCrosse,
                      Chairman, President and Chief
                      Executive Officer

         Pursuant to the requirements of the Securities Act, this Registration Statement has been signed on the ______ day of March, 1999 by the following persons in the capacities indicated:

SIGNATURE                                TITLE

________________________                 Chairman, President and Chief Executive Officer
 James E. LaCrosse                       (Principal Executive Officer)
________________________                 Executive Vice President, Chief Financial Officer and
  J. Smoke Wallin                        Secretary (Principal Financial and Accounting Officer)

/s/ MARTIN H. BART*                      Director
    Martin H. Bart

/s/ JAMES BECK*                          Director
    James Beck

/s/ MITCHELL STOLTZ*                     Director
    Mitchell Stoltz

/s/ RICHARD P. PALADINO*                 Director
    Richard P. Paladino
/s/ RICHARD QUINN*                       Director
    Richard Quinn

/s/ NORMA M. JOHNSTON*                   Director
    Norms M. Johnston

/s/ PATRICIA J. LACROSSE*                Director
    Patricia J. LaCrosse

/s/ CATHERINE LACROSSE WALLENTINE*       Director
    Catherine LaCrosse Wallentine

*By: /s/ James E. LaCrosse
      ATTORNEY-IN-FACT

POWER OF ATTORNEY

     We, the undersigned directors and officers of National Wine & Spirits, Inc., do hereby constitute and appoint James E. LaCrosse and J. Smoke Wallin our true and lawful attorney and agent, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorney and agent may deem necessary or advisable to enable said corporation to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto and we do hereby ratify and confirm all that said attorney and agent shall do or cause to be done by virtue hereof.

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed on the _______ day of March, 1999 by the following persons in the capacities indicated:

SIGNATURE                                TITLE

/s/ JAMES E. LACROSSE                    Chairman, President and Chief Executive Officer
    James E. LaCrosse

/s/ J. SMOKE WALLIN                      Executive Vice President, Chief Financial Officer and
    J. Smoke Wallin                      Secretary

/s/ MARTIN H. BART                       Director
    Martin H. Bart

/s/ JAMES BECK                           Director
    James Beck

/s/ MITCHELL STOLTZ                      Director
    Mitchell Stoltz

/s/ RICHARD P. PALADINO                  Director
    Richard P. Paladino

/s/ RICHARD QUINN                        Director
    Richard Quinn

/s/ NORMA M. JOHNSTON                    Director
    Norma M. Johnston

/s/ PATRICIA J. LACROSSE                 Director
    Patricia J. LaCrosse

/s/ CATHERINE LACROSSE WALLENTINE        Director
    Catherine LaCrosse Wallentine



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